UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMGEN INC.

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AMGEN®

2020

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Robert A. Bradway Chairman of the Board, Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799

April 7, 2020

Dear Fellow Stockholder:

You are invited to attend the 2020 Annual Meeting of Stockholders, or Annual Meeting, of Amgen Inc. to be held on Tuesday, May 19, 2020, at 11:00 A.M., Pacific Time.

Our Mission: We seek to develop innovative medicines that address important unmet medical needs in the fight against serious illness. This mission is the central underpinning of our strategy, inherently long-term, and in service of patients and their families.

Our Heritage: This month, we are celebrating our fortieth anniversary. Entrepreneurs started Amgen 40 years ago knowing that biotechnology could change lives. Today, our innovative medicines can be found in approximately 100 countries. We are proud of what Amgen has accomplished in the past four decades, and excited for what the future holds.

Execution of Our Strategy: In 2019, we advanced key facets of our long-term growth strategy in a year of transition. We have reshaped our portfolio of innovative medicines in recent years, focusing on products that can grow primarily through volume increases, rather than price increases, including Repatha®, Aimovig®, Prolia®, EVENITY® and, most recently, Otezla®. Leveraging our industry-leading biologics manufacturing skills, we have delivered our first biosimilars to the U.S. market, MVASI® (biosimilar bevacizumab (Avastin®)) and KANJINTI® (biosimilar trastuzumab (Herceptin®)), in 2019 (adding to our two successful biosimilar launches outside of the U.S. last year). We progressed our early oncology programs, including AMG 510, our KRASG12C small molecule inhibitor, that has enrolled a potentially pivotal Phase 2 monotherapy study in advanced non-small cell lung cancer, began enrollment of colorectal cancer patients in a Phase 2 monotherapy study, and is also being investigated as a treatment for a variety of other solid tumors. Outside of oncology, we have also advanced our pipeline in our other therapeutic areas and await data from tezepelumab for allergic and non-allergic asthma, omecamtiv mecarbil for heart failure, and Otezla for mild to moderate psoriasis. And we are increasingly well-positioned to take advantage of the growing demand for innovative healthcare globally, with our expanding presence in markets around the world, including China, where we have entered into a strategic oncology collaboration with BeiGene Ltd., and Japan. In 2019, we also continued to work on the construction of our second next-generation manufacturing facility in Rhode Island, building on the success we have had with our first next-generation facility in Singapore; delivering the same output as a traditional plant, but with a much smaller environmental footprint. We continue to maintain a disciplined approach to capital allocation through which we invest in our future while also returning capital to stockholders. In the Compensation Discussion and Analysis section of this proxy, we further discuss our progress against our strategy in 2019.

Our Commitment to Society: As we strive to bring to market first-in-class or best-in-class medicines to treat serious illness and deliver a large effect size, we believe that we are bringing the type of innovation that can address the challenges of our increasingly older and more urban global population. How we achieve this aspiration is equally important since making a positive difference in the world is at the heart of what we do. As part of our mission to serve patients, we take our responsibilities seriously with respect to the areas of environmental sustainability, social responsibility, and corporate governance (ESG). In addition to a commitment to ethical business practices, our ESG efforts include integrating environmentally sustainable practices throughout our business, improving patient access to our medicines, supporting science education for the next generation of innovators, and enhancing the diversity and inclusiveness of our workforce.

Stockholder Engagement: We are also guided by the perspectives of our stockholders as expressed through their direct engagement with us throughout the year and at our Annual Meeting. Since our 2019 annual meeting of stockholders, in addition to outreach by our executives and Investor Relations department to investors owning approximately 58% of our outstanding shares, we have engaged in governance-focused outreach activities and discussions with the governance teams for stockholders comprising approximately 51% of our outstanding shares. Topics discussed included our business performance, our ESG programs, and executive compensation (including its direct link to our strategy). Feedback received during these meetings is shared with the full Board of Directors and informs Board and committee decisions. We are eager to continue this valuable dialogue with our investors in the coming year.

We are grateful to our former Executive Vice President and Chief Financial Officer, David W. Meline, who retired as CFO at the end of 2019 for his significant and lasting contributions to Amgen. Peter H. Griffith joined us as our new CFO this year and his extensive financial and operational experience will benefit Amgen as we continue our efforts to serve more patients and drive long-term growth and stockholder value.

I look forward to sharing more about our Company at the Annual Meeting. In addition to the business to be transacted and described in the accompanying Notice of Annual Meeting of Stockholders, I will discuss recent developments during the past year, the substantial progress we made on our strategic priorities for 2019, and respond to comments and questions.

On behalf of our Board of Directors, I thank you for your participation and investment in Amgen. We look forward to the Annual Meeting on May 19. As a final note, and also on behalf of our Board of Directors, I would like to thank Rebecca M. Henderson, who is not standing for re-election this year, for her decade of wise counsel to and guidance of Amgen.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Notice of Annual Meeting of Stockholders

To be Held on May 19, 2020

To the Stockholders of Amgen Inc.:

Date and Time:	Tuesday, May 19, 2020, at 11:00 A.M., Pacific Time

Location:

After careful consideration, in light of the on-going developments related to the COVID-19 pandemic and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, Board of Directors, and employees, our 2020 Annual Meeting of Stockholders, or Annual Meeting, will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2020. You will not be able to attend the Annual Meeting in person.

Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AMGN2020 and using your control number.

Record Date:

March 20, 2020. Amgen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting and any continuation, postponement, or adjournment thereof.

Mail Date:

We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 7, 2020, to our stockholders of record on the record date.

Items of Business:

1.

To elect 11 directors to the Board of Directors of Amgen for a term of office expiring at the 2021 annual meeting of stockholders. The nominees for election to the Board of Directors are Dr. Wanda M. Austin, Mr. Robert A. Bradway, Dr. Brian J. Druker, Mr. Robert A. Eckert, Mr. Greg C. Garland, Mr. Fred Hassan, Mr. Charles M. Holley, Jr., Dr. Tyler Jacks, Ms. Ellen J. Kullman, Dr. Ronald D. Sugar, and Dr. R. Sanders Williams;

	2.	To hold an advisory vote to approve our executive compensation;

	3.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2020;

	4.	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

	5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

Attendance: The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. To participate in the virtual meeting, you will need the control number included on your Notice, proxy card, or voting instruction form. We encourage you to access the meeting prior to the start time. Please read “INFORMATION CONCERNING VOTING AND SOLICITATION—Attendance at the Annual Meeting” in the accompanying proxy statement.

Voting: Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please read the Notice of Annual Meeting of Stockholders and proxy statement with care and follow the voting instructions to ensure that your shares are represented. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. We encourage you to submit your proxy as soon as possible by Internet, by telephone, or by signing, dating, and returning all proxy cards or instruction forms provided to you.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

Thousand Oaks, California

April 7, 2020

  ï 2020 Proxy Statement

Proxy Statement Summary

Proxy Statement Summary

This summary contains highlights about our Company and the upcoming 2020 Annual Meeting of Stockholders, or Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

2020 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 19, 2020, at 11:00 A.M., Pacific Time

Location:

After careful consideration, in light of the on-going developments related to the COVID-19 pandemic and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, Board of Directors, and employees, our 2020 Annual Meeting of Stockholders will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2020. You will not be able to attend the Annual Meeting in person.

Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AMGN2020 and using your control number.

Record Date:	March 20, 2020

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 7, 2020, to our stockholders.

Voting Matters and Board Recommendations

Matter		Our Board Vote Recommendation
Management Proposals:

Item 1:	Election of the 11 Nominees to the Board of Directors Named in This Proxy Statement (page 9)	FOR each Director Nominee

Item 2:	Advisory Vote to Approve Our Executive Compensation (page 34)	FOR

Item 3:	Ratification of Selection of Independent Registered Public Accountants (page 90)	FOR

Stockholder Proposal:

Item 4:	Stockholder Proposal to Require an Independent Board Chair, if properly presented (page 93)	AGAINST

  ï 2020 Proxy Statement    1

Proxy Statement Summary

How to Vote

•   By Internet: You may submit a proxy over the Internet by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

•   By Telephone: You may submit a proxy by telephone by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

•   By Mail: If you received a full paper set of materials, date and sign your proxy card or voting instruction form and mail it in the enclosed, postage-paid envelope. If you received a Notice, you may request a proxy card by following the instructions on your Notice. You do not need to mail the proxy card if you are submitting your proxy by Internet or telephone.

•   At the Meeting: To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2020. You will need the control number that appears on your Notice, proxy card, or voting instruction form. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Please read “INFORMATION CONCERNING VOTING AND SOLICITATION—Attendance at the Annual Meeting.” Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

2          2020 Proxy Statement

Proxy Statement Summary

Item 1: Election of 11 Nominees to the Board of Directors (Page 9)

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	65	2017	M			M

Robert A. Bradway		57	2011			C		M

Brian J. Druker	✓	64	2018				M		M

Robert A. Eckert	✓	65	2012		M	M	C

Greg C. Garland	✓	62	2013		C	M	M

Fred Hassan	✓	74	2015	M			M

Charles M. Holley, Jr.	✓	63	2017	C	M	M

Tyler Jacks	✓	59	2012				M		M

Ellen J. Kullman	✓	64	2016	M	M

Ronald D. Sugar	✓	71	2010		M	M			C

R. Sanders Williams	✓	71	2014		M				M

“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

Director* and Corporate Governance Highlights

*	For our director nominees.

  ï 2020 Proxy Statement    3

Proxy Statement Summary

We Have Implemented Governance Best Practices

We continuously monitor developments and best practices in corporate governance and consider stockholder feedback when enhancing our governance structures. Below are highlights of our key governance practices:

Effective Board Leadership and Independent Oversight

✓ Highly Independent Board – 10 of our 11 director nominees (page 25)

✓ Strong Refreshment Practices With 5 New Directors Since 2015 – Average Board tenure of approximately 5.5 years for our director nominees (pages 10 and 17)

✓ Annual Anonymous Board and Committee Evaluation Process (pages 17 and 24)

✓ All Directors Meet Our Board of Directors Guidelines for Director Qualifications and Evaluations (Appendix A)

✓ Robust Lead Independent Director Role (pages 18-19)

✓ Corporate Responsibility and Compliance Committee (page 27)

✓ Enterprise Risk Management Program and Annual Detailed Compensation Risk Analysis – overseen by Board and Compensation and Management Development Committee, respectively (pages 20  and 29-30)

Focus on Stockholder Rights

✓ Proxy Access (pages 18 and 101) – up to 20 eligible stockholders that own 3% of shares for 3 years who meet the requirements set forth in our Bylaws may have their director nominees constituting up to the greater of 20% of the total directors or two nominees included in our proxy materials

✓ Majority Voting Standard for Director Elections (pages 17 and 99)

✓ Stockholders* May Act By Written Consent (page 18)

✓ Stockholders* Have a Right to Call Special Meetings (15% threshold requirement) (page 18)

✓ No Supermajority Vote Provisions in Certificate of Incorporation or Bylaws (page 18)

✓ No Poison Pill (page 18)

History of Transparency and Accountability

✓ Significant Stock Ownership Requirements for Officers and Directors (pages 61-62 and 83)

✓ Regular Engagement With Stockholders to Seek Feedback (page 46)

✓ We Continue to Seek Mechanisms to Lower the Cost Burden on Society of Serious Diseases

✓ We Have Demonstrated our Commitment to Environmentally Responsible Operations, Improving Patient Access to Medicines, Science Education, and our Community (pages 31-33)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 11 NAMED NOMINEES.

*	Who meet the requirements set forth in our Restated Certificate of Incorporation or our Amended and Restated Bylaws, as applicable.

4       ï 2020 Proxy Statement

Proxy Statement Summary

Item 2: Advisory Vote to Approve Our Executive

Compensation (Page 34)

We Have Implemented Compensation Best Practices

What we do

✓	A substantial majority of Named Executive Officer compensation is performance based and at-risk

✓	Recoupment in the case of misconduct causing serious financial or reputational damage

✓	Clawback policy tied to financial restatement

✓	Robust stock ownership and retention guidelines

✓	Minimum vesting periods for equity compensation

✓	Long-term performance-based equity awards (80% of total target equity)

✓	Independent compensation consultant

What we don’t do

⨯	No hedging or pledging

⨯	No re-pricing or backdating

⨯	No tax gross-ups (except in connection with relocation)

⨯	No single-trigger for stock options and restricted stock units in the event of a change of control

⨯	No excessive perks

⨯	No employment agreements

⨯	No dividends paid on unvested equity

⨯	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

NEO Compensation is Dependent on Our Performance

•   A significant amount of each Named Executive Officer’s, or NEOs, compensation is at-risk and dependent on our performance and execution of our strategic priorities.

•   We use median values as the reference point for each element of compensation at all levels, including our NEOs. We consider performance, job scope, and contribution in our final pay decisions.

2019 Total Target Direct Compensation Mix

  ï 2020 Proxy Statement    5

Proxy Statement Summary

2019 Annual and Long-Term Awards Reflect Performance Against Pre-Established Goals and Measures

2019 Annual Cash Incentive Program			2017-2019 Long-Term Incentive Performance Award Payout

Our annual cash incentive program is designed to focus our staff on delivering financial and operational objectives to drive annual performance, advance strategic priorities, and position us for long-term success.

80% of our annual long-term incentive, or LTI, equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Three-year performance units comprise 50% of our LTI equity award grants, with the goal design and all measurement targets established at the beginning of the three-year performance period.

Goal	Weighting	% of Target Earned
Financial Performance
Revenues	30%	177%
Non-GAAP Net Income(1)	30%	168%
Progress Innovative Pipeline
Advance Early Pipeline	10%	100%
Execute Key Clinical Studies and Regulatory Filings	20%	80%
Deliver Annual Priorities
Execute Critical Launches and Long-Term Commercial Objectives	5%	77%
Achieve Productivity Objectives	5%	107%
Final Score	Achieved 138.9%

(1)	Non-GAAP net income for purposes of the 2019 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.
(2)

The operating measures of the 2017-2019 performance goals were based on non-GAAP financial results for 2017, 2018, and 2019 as reported and reconciled in Appendix B, except that operating measures were further adjusted for the impacts of Hurricane Maria as prescribed by the terms of the 2017-2019 performance goals document as follows: operating expense was reduced by $147 million ($0.16 in EPS) for 2017, increased by $21 million ($0.03 in EPS) for 2018, and increased by $49 million ($0.07 in EPS) for 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION INDICATING THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

6       ï 2020 Proxy Statement

Proxy Statement Summary

Item 3: Ratification of Selection of Independent Registered

Public Accountants (Page 90)

•	The Audit Committee of the Board has selected Ernst & Young LLP, or EY, as our independent registered public accountants for the fiscal year ending December 31, 2020.

•	EY has served as our independent registered public accounting firm since the Company’s inception in 1980.

•

Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants.

•	Based on this evaluation, the Audit Committee believes that the continued retention of EY is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Item 4: Stockholder Proposal (Page 93)

Stockholder proposal to require an independent Board Chair, if properly presented.

•

Independent Oversight. Our Company has numerous mechanisms that ensure independent oversight of the Company’s affairs and that facilitate communication with, and independent evaluation of, senior management, including:

-	An active lead independent director elected annually by and from the independent directors with a robust set of duties and authority outlined below;

-	Strong Board and committee involvement to provide sound and robust oversight of management;

-

Regular communication between the lead independent director, the independent directors, and Robert A. Bradway, keeping Mr. Bradway apprised of any concerns, issues, or determinations made during the independent sessions, and consulting with Mr. Bradway on other matters pertinent to the Company and the Board;

-

Diverse, experienced, and skilled directors, with ten of our eleven director nominees independent as defined by The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission;

-	All members of the Board’s key committees are independent; and

-

A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in executive session without Mr. Bradway to review Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items.

•

Leadership Structure. Our governance documents give the Board discretion in determining whether to separate or combine the roles of the Chairman and Chief Executive Officer. This flexibility permits the Board to choose a leadership structure that can be tailored to the strengths of the Company’s officers and directors and to best address our evolving and highly complex business.

  ï 2020 Proxy Statement    7

Proxy Statement Summary

•

Annual Evaluation of Leadership Structure. The Board conducts annual evaluations of the Company’s leadership structure and determined that the Company and its stockholders are best served at this time by having Mr. Bradway serve as both Chairman and Chief Executive Officer, coupled by a separate active lead independent director, currently served by Robert A. Eckert.

Our Lead Independent Director Responsibilities

The lead independent director’s responsibilities outlined in the Amgen Board of Directors Corporate Governance Principles include:

- Approving meeting agendas for the Board;

- Assuring that there is sufficient time for discussion of all meeting agenda items;

- Previewing the information to be provided to the Board;

- Having the authority to call meetings of the independent directors;

- Organizing and leading the Board’s evaluation of the CEO;

- Serving as a liaison between the Chairman and the independent directors;

- Leading the Board’s annual self-assessment;

- Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

- Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

In addition to the responsibilities outlined above, the lead independent director:

- Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;

- With the Chairman, determines presenters for attendance at Board meetings;

- Has one-on-one discussions with each independent director, including as part of the Board’s annual evaluation process;

- Attends all committee meetings, including those committees for which he is not a member (at his discretion) and is provided with access to all committee materials;

- Has the authority to engage independent consultants;

- Is regularly apprised of inquiries from stockholders;

- Interviews Board candidates; and

- Has an increased role in crisis management, as appropriate.

Please see “Leadership Structure” in the Corporate Governance section for a full discussion of our current leadership structure and lead independent director responsibilities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

8       ï 2020 Proxy Statement

Item 1 — Election of Directors

Item 1

Election of Directors

Under our governance documents, the Board of Directors, or Board, has the power to set the number of directors from time to time by resolution. We currently have 12 authorized directors serving on our Board. Based upon the recommendation of our Governance and Nominating Committee, the Board has nominated each of the director nominees set forth below to stand for re-election as a director, in each case for a one-year term expiring at our 2021 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal, or death. Rebecca M. Henderson is not standing for re-election at the 2020 Annual Meeting of Stockholders, or Annual Meeting, after ten years of valuable service to the Company.

The Board has fixed the authorized number of directors at 11 to be effective as of the close of the Annual Meeting and the election by stockholders of the nominees standing for election. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the Annual Meeting, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board. Vacancies on the Board (including any vacancy created by an increase in the size of the Board) may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal, or death.

The independent members of the Board have elected Robert A. Eckert to continue to serve as our lead independent director, subject to his re-election to the Board by our stockholders at the Annual Meeting. As lead independent director, Mr. Eckert will continue to have the specific and significant duties as discussed under “Corporate Governance.”

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	65	2017	M			M

Robert A. Bradway		57	2011			C		M

Brian J. Druker	✓	64	2018				M		M

Robert A. Eckert	✓	65	2012		M	M	C

Greg C. Garland	✓	62	2013		C	M	M

Fred Hassan	✓	74	2015	M			M

Charles M. Holley, Jr.	✓	63	2017	C	M	M

Tyler Jacks	✓	59	2012				M		M

Ellen J. Kullman	✓	64	2016	M	M

Ronald D. Sugar	✓	71	2010		M	M			C

R. Sanders Williams	✓	71	2014		M				M

“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

  ï 2020 Proxy Statement    9

Item 1 — Election of Directors

Summary of Director Nominee Core Experiences and Skills

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director nominee to be represented on our Board. The details of each director’s competencies are included in each director’s profile.

Experience / Skills Austin Bradway Druker Eckert Garland Hassan Henderson Holley Jacks Kullman Sugar Williams Healthcare Industry, Providers and Payers Science/Technology Public Company CEO/COO/CFO Regulatory Compliance Financial/Accounting Government/Public Policy International

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director has particular strength in that area.

*	For our director nominees.

10       ï 2020 Proxy Statement

Item 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills, and experiences which led our Board to conclude that each nominee should serve on the Board at this time. All of our directors meet the qualifications and skills of our Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations included in this proxy statement as Appendix A. There are no family relationships among any of our directors or among any of our directors and our executive officers.

Wanda M. Austin Director since: 2017 Age: 65 Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Chevron Corporation • Virgin Galactic Holdings, Inc.

Wanda M. Austin is the retired President and Chief Executive Officer of The Aerospace Corporation, a leading architect of the United States’ national security space programs, where she served from 2008 until her retirement in 2016. From 2004 to 2007, Dr. Austin was Senior Vice President, National Systems Group of The Aerospace Corporation. Dr. Austin joined The Aerospace Corporation in 1979 and served in various positions from 1979 until 2004.

Dr. Austin served as Interim President of the University of Southern California from August 2018 until June 2019. She has served as an Adjunct Research Professor at the University of Southern California’s Viterbi School of Engineering since 2007. She is the co-founder of MakingSpace, Inc., where she serves as a motivational speaker on STEM education. Dr. Austin has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2016, serving on its Board Nominating and Governance Committee and chairing its Public Policy Committee. Dr. Austin has been a director of Virgin Galactic Holdings, Inc., a commercial space flight company, since October 2019 and is a member of its Audit Committee and Safety Committee, and chair of its Compensation Committee. Dr. Austin is a trustee of the University of Southern California and previously served on the boards of directors of the National Geographic Society and the Space Foundation. Dr. Austin received an undergraduate degree from Franklin & Marshall College, a master’s degree from the University of Pittsburgh, and a doctorate from the University of Southern California. She is a member of the National Academy of Engineering.

Qualifications

The Board concluded that Dr. Austin should serve on the Board based on her leadership and management experience as a chief executive officer, her extensive background in science, technology, and government affairs in a highly regulated industry, and her public board experience.

Robert A. Bradway Director since: 2011 Age: 57 Committees: • Equity Award • Executive (Chair) Other Public Company Boards: • The Boeing Company

Robert A. Bradway has served as our director since 2011 and Chairman of the Board since 2013. Mr. Bradway has been our President since 2010 and Chief Executive Officer since 2012. From 2010 to 2012, Mr. Bradway served as our Chief Operating Officer. Mr. Bradway joined Amgen in 2006 as Vice President, Operations Strategy and served as Executive Vice President and Chief Financial Officer from 2007 to 2010. Prior to joining Amgen, he was a Managing Director at Morgan Stanley in London where, beginning in 2001, he had responsibility for the firm’s banking department and corporate finance activities in Europe.

Mr. Bradway has been a director of The Boeing Company, an aerospace company and manufacturer of commercial airplanes, defense, space and securities systems, since 2016, serving on its Audit and Finance Committees. From 2011 to 2017, Mr. Bradway was a director of Norfolk Southern Corporation, a transportation company. He has served on the board of trustees of the University of Southern California since 2014 and on the advisory board of the Leonard D. Schaeffer Center for Health Policy and Economics at that university since 2012. Mr. Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard Business School.

Qualifications

The Board concluded that Mr. Bradway should serve on the Board based on his thorough knowledge of all aspects of our business, combined with his leadership and management skills having previously served as our President and Chief Operating Officer and as our Chief Financial Officer.

  ï 2020 Proxy Statement    11

Item 1 — Election of Directors

Brian J. Druker Director since: 2018 Age: 64 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance

Brian J. Druker joined Oregon Health & Science University, or OHSU, in 1993 and is currently a physician-scientist and professor of medicine. Dr. Druker has served as the director of the OHSU Knight Cancer Institute since 2007, associate dean for oncology of the OHSU School of Medicine since 2010, and the JELD-WEN chair of leukemia research at OHSU since 2001. He was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 2002 to 2019.

Dr. Druker has served on the scientific advisory board of Aptose Biosciences Inc., a biotechnology company, since 2013. Dr. Druker was on the scientific advisory board of Grail, Inc., a biotechnology company, from 2016 to 2019. In 2011, he founded Blueprint Medicines Corporation, a biopharmaceutical company, and remains as a scientific advisor to this company. In 2006, he founded MolecularMD, a privately-held molecular diagnostics company that was acquired by ICON plc in 2019.

Dr. Druker has received numerous awards, including the Lasker-DeBakey Clinical Research Award in 2009, the Japan Prize in Healthcare and Medical Technology in 2012, the Albany Medical Center Prize in 2013, and the Sjöberg Prize in 2019, for influential work in the development of STI571 (Gleevec®) for the treatment of chronic myeloid leukemia. He was elected to the National Academy of Sciences in 2012 as well as the National Academy of Medicine in 2007. Dr. Druker received both an undergraduate degree and his doctorate from the University of California, San Diego.

Qualifications

The Board concluded that Dr. Druker should serve on the Board based on his extensive scientific research and expertise leading an important academic institution, conducting highly significant research in the area of oncology, and directly managing the care of cancer patients.

Robert A. Eckert

Lead Independent Director

Director since: 2012

Age: 65

Committees:

•  Compensation and Management Development (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Levi Strauss & Co.

•  McDonald’s Corporation

•  Uber Technologies, Inc.

Robert A. Eckert is our lead independent director. Mr. Eckert has been an Operating Partner at Friedman Fleischer & Lowe, a private equity firm, since 2014. Mr. Eckert was the Chief Executive Officer of Mattel, Inc., a toy design, manufacture and marketing company, having held this position from 2000 through 2011, and its Chairman of the Board from 2000 through 2012. He was President and Chief Executive Officer of Kraft Foods Inc., a consumer packaged food and beverage company, from 1997 to 2000, Group Vice President from 1995 to 1997, President of the Oscar Mayer Foods Division from 1993 to 1995 and held various other senior executive and other positions from 1977 to 1992.

Mr. Eckert has been a director of McDonald’s Corporation, a company which franchises and operates McDonald’s restaurants in the global restaurant industry, since 2003, serving as the Chair of the Public Policy and Strategy Committee and a member of the Executive and Governance Committees. Mr. Eckert also has served as a director of Levi Strauss & Co., a jeans and casual wear manufacturer, since 2010, serving as Chair of the Compensation Committee and a member of the Nominating, Governance and Corporate Citizenship Committee. Levi Strauss & Co. was a privately-held company until March 2019 when it became publicly traded. In March 2020, Mr. Eckert was appointed a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, serving on its Compensation and Nominating and Governance Committees. Mr. Eckert was a director of Smart & Final Stores, Inc., a warehouse store, from 2013 until 2014 prior to it becoming a publicly-traded company. He was appointed director of Eyemart Express Holdings LLC, a privately-held eyewear retailer and portfolio company of Friedman Fleischer & Lowe, in 2015. Mr. Eckert is on the Global Advisory Board of the Kellogg School of Management at Northwestern University and serves on the Eller College National Board of Advisors at the University of Arizona. Mr. Eckert received an undergraduate degree from the University of Arizona and a master’s degree in business administration from the Kellogg School of Management at Northwestern University.

Qualifications

The Board concluded that Mr. Eckert should serve on our Board because of Mr. Eckert’s long-tenured experience as a chief executive officer and director of large public companies, his broad international experience in marketing and business development, and his valuable leadership experience.

12       ï 2020 Proxy Statement

Item 1 — Election of Directors

Greg C. Garland Director since: 2013 Age: 62 Committees: • Compensation and Management Development • Executive • Governance and Nominating (Chair) Other Public Company Boards: • Phillips 66(1)

Greg C. Garland is the Chairman and Chief Executive Officer of Phillips 66, a diversified energy manufacturing and logistics company created through the repositioning of ConocoPhillips, having held this position since 2012. Mr. Garland chairs the Executive Committee of Phillips 66.[1] Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is a member of the Engineering Advisory Council for Texas A&M University. Mr. Garland received an undergraduate degree from Texas A&M University.

Qualifications

The Board concluded that Mr. Garland should serve on our Board because of Mr. Garland’s experience as a chief executive officer and his over 30 years of international experience in a highly regulated industry.

(1)	Mr. Garland also serves as Chairman and Chief Executive Officer of Phillips 66 Partners LP, a master limited partnership and wholly-owned subsidiary of Phillips 66 without any employees.

Fred Hassan Director since: 2015 Age: 74 Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Intrexon Corporation Audit Committee financial expert

Fred Hassan is Director at Warburg Pincus LLC, a global private equity investment institution, since 2018. Mr. Hassan was Special Limited Partner at Warburg Pincus LLC from 2017 to 2018 and Partner and Managing Director from 2011 to 2017 and, prior to that, served as Senior Advisor from 2009 to 2010. Mr. Hassan was Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation from 2003 to 2009. Prior to this, Mr. Hassan was Chairman, President and Chief Executive Officer of Pharmacia Corporation, from 2001 to 2003. Before assuming these roles, he had served as President and Chief Executive Officer of Pharmacia Corporation from its creation in 2000 as a result of the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. He was President and Chief Executive Officer of Pharmacia & Upjohn, Inc. beginning in 1997. Mr. Hassan previously held senior positions with Wyeth (formerly known as American Home Products), including that of Executive Vice President with responsibility for its pharmaceutical and medical products businesses, and served as a member of the board from 1995 to 1997. Prior to that, Mr. Hassan held various roles at Sandoz Pharmaceuticals and headed its U.S. pharmaceuticals businesses.

Mr. Hassan has been a director of Intrexon Corporation, a synthetic biology company, since 2016, serving on its Compensation Committee. Mr. Hassan was a director of Time Warner Inc., a media company, from 2009 until its acquisition by AT&T Inc., a provider of communications and digital entertainment services, in 2018. Mr. Hassan was a director of Avon Products, Inc., a manufacturer and marketer of beauty and related products, from 1999 until 2013 and served on its Compensation and Management Development, Nominating and Corporate Governance and Audit Committees, as lead independent director from 2009 to 2012, and Chairman of the Board between January and April 2013. Mr. Hassan was Chairman of the Board of Bausch & Lomb, from 2010 until its acquisition by Valeant Pharmaceuticals International, Inc., a pharmaceutical company, in 2013. Mr. Hassan served on the board of directors and the Compensation and Audit Committees of Valeant Pharmaceuticals International, Inc. from 2013 to 2014. Mr. Hassan received an undergraduate degree from Imperial College of Science and Technology, University of London and a master’s degree in business administration from Harvard Business School.

Qualifications

The Board concluded that Mr. Hassan should serve on the Board based on his global experience as a public company chief executive officer, his particular knowledge and experience in the healthcare and pharmaceutical industries, including overseeing businesses with significant research and development operations, his diversified financial and business expertise, as well as prior public company board experience. Given his financial and leadership experience, Mr. Hassan has been determined to be an Audit Committee financial expert by our Board.

  ï 2020 Proxy Statement    13

Item 1 — Election of Directors

Charles M. Holley, Jr.

Director since: 2017

Age: 63

Committees:

•  Audit (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Carrier Global Corporation

•  Phillips 66

Audit Committee financial expert

Charles M. Holley, Jr. is the former Executive Vice President and Chief Financial Officer for Wal-Mart Stores, Inc., or Walmart, where he served from 2010 to 2015 and as Executive Vice President in January 2016. Prior to this, Mr. Holley served as Executive Vice President, Finance and Treasurer of Walmart from 2007 to 2010. From 2005 to 2006, he served as Senior Vice President. Prior to that, Mr. Holley was Senior Vice President and Controller from 2003 to 2005. Mr. Holley served various roles in Wal-Mart International from 1994 through 2002. Prior to this, Mr. Holley served in various roles at Tandy Corporation. He spent more than ten years with Ernst & Young LLP. Mr. Holley was an Independent Senior Advisor, U.S. CFO Program, at Deloitte LLP, a privately-held provider of audit, consulting, tax, and advisory services, from 2016 to 2019.

Mr. Holley has been a director of Phillips 66, an energy manufacturing and logistics company, since October 2019 and serves on the Audit and Finance, and Public Policy Committees. In connection with the 2020 spin-off from United Technologies Corporation of Carrier Global Corporation, a provider of heating, ventilating, air conditioning (HVAC), refrigeration, fire, and security solutions, Mr. Holley has been appointed as a director of Carrier. He serves on the Advisory Council for the McCombs School of Business at the University of Texas at Austin and the University of Texas Presidents’ Development.

Qualifications

The Board concluded that Mr. Holley should serve on the Board based on his experience as a chief financial officer of a global public company, his financial acumen, and his management and leadership skills. Given his financial and leadership experience, Mr. Holley has been determined to be an Audit Committee financial expert by our Board.

Tyler Jacks Director since: 2012 Age: 59 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: • Thermo Fisher Scientific, Inc.

Tyler Jacks joined the faculty of Massachusetts Institute of Technology, or MIT, in 1992 and is currently the David H. Koch Professor of Biology and director of the David H. Koch Institute for Integrative Cancer Research, which brings together biologists and engineers to improve detection, diagnosis and treatment of cancer, a position he has held since 2007. Dr. Jacks has been an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, since 1994.

Dr. Jacks has been a director of Thermo Fisher Scientific, Inc., a life sciences supply company, since 2009, serving on its Strategy and Finance Committee and scientific advisory board and chairing its Science and Technology Committee. In 2006, he co-founded T2 Biosystems, Inc., a biotechnology company, and served on its scientific advisory board until 2013. Dr. Jacks has served on the scientific advisory board of SQZ Biotech, a privately-held biotechnology company, since 2015. Dr. Jacks served on the scientific advisory board of Aveo Pharmaceuticals Inc., a biopharmaceutical company, from 2001 until 2013. In 2015, Dr. Jacks founded Dragonfly Therapeutics, Inc., a privately-held biopharmaceutical company, and serves as Chair of its scientific advisory board. He was appointed to the National Cancer Advisory Board, which advises and assists the Director of the National Cancer Institute with respect to the National Cancer Program, in 2011 and served as Chair until 2016. In 2016, Dr. Jacks was named to a blue ribbon panel of scientists and advisors established as a working group of the National Cancer Advisory Board and served as co-Chair advising the Cancer MoonshotSM Task Force. Dr. Jacks was a director of MIT’s Center for Cancer Research from 2001 to 2007 and received numerous awards including the Paul Marks Prize for Cancer Research and the American Association for Cancer Research Award for Outstanding Achievement. He was elected to the National Academy of Sciences as well as the National Academy of Medicine in 2009 and received the MIT Killian Faculty Achievement Award in 2015. Dr. Jacks received an undergraduate degree from Harvard University and his doctorate from the University of California, San Francisco.

Qualifications

The Board concluded that Dr. Jacks should serve on the Board based on his extensive scientific expertise relevant to our industry, including his broad experience as a cancer researcher, pioneering uses of technology to study cancer-associated genes, and service on several scientific advisory boards and membership in the National Cancer Advisory Board.

14       ï 2020 Proxy Statement

Item 1 — Election of Directors

Ellen J. Kullman

Director since: 2016

Age: 64

Committees:

•  Audit

•  Governance and Nominating

Other Public Company Boards:

•  Dell Technologies Inc.

•  Goldman Sachs Group, Inc.

Audit Committee financial expert

Ellen J. Kullman was appointed President and Chief Executive Officer of Carbon, Inc., or Carbon, a privately-held 3D printing company, in November 2019, and has served as a director of Carbon since 2016. She is the former President, Chair and Chief Executive Officer of E.I. du Pont de Nemours and Company, or DuPont, a science and technology-based company, where she served from 2009 to 2015. Prior to this, Ms. Kullman served as President of DuPont from 2008 to 2009. From 2006 through 2008, she served as Executive Vice President of DuPont. Prior to that, Ms. Kullman was Group Vice President, DuPont Safety and Protection. Ms. Kullman has been a director of Goldman Sachs Group, Inc., an investment banking firm, since 2016, serving on its Compensation, Corporate Governance and Nominating, and Risk Committees. Ms. Kullman has been a director of Dell Technologies, a technology company, since 2016, serving on its Audit and Capital Stock Committees. Ms. Kullman served as a director of United Technologies Corporation, a technology products and services company, from 2011 (and as lead director from 2018) until April 2020, serving on its Compensation, Finance and Executive Committees. Ms. Kullman served as a director of General Motors, from 2004 to 2008, serving on its Audit Committee.

Ms. Kullman has served on the Board of Trustees of Northwestern University since 2016 and on the Board of Overseers of Tufts University School of Engineering since 2006. She served as Chair of the US-China Business Council from 2013 to 2015. In 2016, Ms. Kullman joined the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts University and a master’s degree from the Kellogg School of Management at Northwestern University.

Qualifications

The Board concluded that Ms. Kullman should serve on the Board based on her lengthy global experience as chief executive officer and board chair at both public and private companies, her management and leadership skills, and her experience with scientific operations, all of which provide valuable insight into the operations of our Company. Given her leadership and financial experience, Ms. Kullman has been determined to be an Audit Committee financial expert by our Board.

Ronald D. Sugar

Director since: 2010

Age: 71

Committees:

•  Corporate Responsibility and Compliance (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Air Lease Corporation (will not be standing for re-election)

•  Apple Inc.

•  Chevron Corporation

•  Uber Technologies, Inc.

Ronald D. Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, having held these posts from 2003 through 2009.

Dr. Sugar has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2005, serving as the lead director and on the Management Compensation Committee and chairing the Board Nominating and Governance Committee. Dr. Sugar has been a director of Apple Inc., a manufacturer and seller of, among other things, personal computers, mobile communication and media devices, since 2010, chairing the Audit and Finance Committee. Dr. Sugar has been a director of Air Lease Corporation, an aircraft leasing company, since 2010, chairing the Compensation Committee and serving on the Nominating and Corporate Governance Committee, and will not be standing for election to the board of Air Lease Corporation at the next annual meeting of stockholders expected to occur in May 2020. Dr. Sugar has been a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, since 2018, serving as the Chair of the board of directors and chairing the Nominating and Governance Committee and serving on the Compensation Committee. Since 2010, he has been a senior advisor to Ares Management LLC, a privately-held asset manager and registered investment advisor. In 2014, Dr. Sugar joined the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, member of the UCLA Anderson School of Management Board of Advisors, and director of the Los Angeles Philharmonic Association.

Qualifications

The Board concluded that Dr. Sugar should serve on our Board because Dr. Sugar’s board and senior executive-level expertise, including his experience as chief executive officer and board chair of a large, highly regulated, public company and his insight in the areas of operations, government affairs, science, technology and finance.

  ï 2020 Proxy Statement    15

Item 1 — Election of Directors

R. Sanders Williams

Director since: 2014

Age: 71

Committees:

•  Corporate Responsibility and Compliance

•  Governance and Nominating

Other Public Company Boards:

•  Laboratory Corporation of America Holdings

R. Sanders Williams is the President Emeritus of Gladstone Institutes, a non-profit biomedical research enterprise, having served in this position since 2018, and was the Chief Executive Officer of Gladstone Foundation, a not-for-profit organization supporting the Gladstone Institutes during 2018. Dr. Williams has been a Professor of Medicine at the University of California, San Francisco since 2010, and Professor of Medicine at Duke University since 2018. Dr. Williams was both President of Gladstone Institutes and its Robert W. and Linda L. Mahley Distinguished Professor of Medicine, from 2010 to 2017. Prior to this, Dr. Williams served as Senior Vice Chancellor of the Duke University School of Medicine from 2008 to 2010 and Dean of the Duke University School of Medicine from 2001 to 2008. He was the founding Dean of the Duke-NUS Graduate Medical School, Singapore, from 2003 to 2008 and served on its Governing Board from 2003 to 2010. From 1990 to 2001, Dr. Williams was Chief of Cardiology and Director of the Ryburn Center for Molecular Cardiology at the University of Texas, Southwestern Medical Center.

Dr. Williams has been a director of the Laboratory Corporation of America Holdings, a diagnostic technologies company, since 2007, serving on the Audit and Compensation Committees and chairing the Quality and Compliance Committee. Dr. Williams was a director of Bristol-Myers Squibb Company, a pharmaceutical company, from 2006 until 2013. Dr. Williams has served on the board of directors of the Gladstone Foundation, a non-profit institution that is distinct from Gladstone Institutes, since 2012 and on the board of directors of Exploratorium, a non-profit science museum and learning center located in San Francisco, from 2011 until 2018. Dr. Williams was elected to the National Academy of Medicine in 2002. Dr. Williams received his undergraduate degree from Princeton University and his doctorate from Duke University.

Qualifications

The Board concluded that Dr. Williams should serve on the Board because of his broad medical and scientific background, including his leadership roles in domestic and academic science settings, his deep experience in cardiology, oversight of governance of multi-hospital healthcare provider systems, leadership and development of international medical programs in Asia, and prior industry board experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE 11 NAMED NOMINEES.

16       ï 2020 Proxy Statement

Corporate Governance

Corporate Governance

Board of Directors Corporate Governance Highlights

Our Board of Directors, or Board, is governed by our Amgen Board of Directors Corporate Governance Principles which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Principles may be found on our website at www.amgen.com and are available in print upon written request to the Company’s Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. The Board’s corporate governance practices and stockholder rights include the following:

Board Governance Practices

•

Lead Independent Director. The independent members of the Board elect a lead independent director on an annual basis. The lead independent director has robust responsibilities and authorities as discussed below. Robert A. Eckert currently serves as our lead independent director.

•	Regular Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis. Our lead independent director presides at such meetings.

•

Board Access to Management. We afford our directors ready access to our management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations, and results. The Corporate Responsibility and Compliance Committee, or Compliance Committee, members also have regular meetings in executive session with our Chief Compliance Officer, and the Audit Committee members have regular meetings in executive session with our internal and external auditors and separate meetings in executive session with our head of Corporate Audit.

•

Board Authority to Retain Outside Advisors. Our Board committees have the authority to retain outside advisors. The Audit Committee has the sole authority to appoint, compensate, retain, and oversee the independent registered public accountants. The Compensation and Management Development Committee, or Compensation Committee, has the sole authority to appoint, compensate, retain, and oversee compensation advisors for senior management compensation review. The Governance and Nominating Committee, or Governance Committee, has the sole authority to appoint, retain, and replace search firms to identify director candidates and compensation advisors for our directors’ compensation review.

•

Regular Board and Committee Evaluations. The Board and the Audit, Compensation, Compliance, and Governance Committees each have an annual evaluation process. We provide more information regarding the Board and committee evaluations on page 24.

•

Management Succession Oversight. Our Board oversees Chief Executive Officer, or CEO, and senior management succession planning. Directors engage with potential CEO, executive, and senior management successors at Board and committee meetings. Our Board also establishes steps to address succession to respond to unexpected vacancies in the event of an emergency.

•

Solicitation of Stockholder Perspectives. The Board believes that engagement with stockholders is a source of valuable information and perspectives on the Company. The Board has requested that management solicit input from investors on behalf of the Board and the lead independent director has also met directly with stockholders when appropriate. We provide more information regarding the stockholder engagement program on page 46.

•

Majority Approval Required for Director Elections. If an incumbent director up for re-election at a meeting of stockholders fails to receive a majority of the votes cast in favor for his or her election in an uncontested election, the Board will adhere to the director resignation policy as provided in our Amended and Restated Bylaws of Amgen Inc., or Bylaws.

•

Director Limitation on Number of Boards. A director who is currently serving as our CEO should not serve on more than two outside public company boards. No director should serve on more than five outside public company boards.

•	Board Refreshment and Tenure. Our average Board tenure is approximately five and a half years for our director nominees.

•

Director Retirement Age. The Board has established a retirement age of 75. A director is expected to retire from the Board on the day of the annual meeting of stockholders following his or her 75th birthday.

•

Director Changes in Circumstances Evaluated. If a director has a substantial change in principal business or professional affiliation or responsibility, including a change in principal occupation, he or she shall offer his or her resignation to the chairman of the Governance Committee. The Governance Committee determines whether to accept the resignation based on what it believes to be in the best interests of the Company and our stockholders.

•

Director Outside Relationships Require Pre-Approval. Without the prior approval of disinterested members of the Board, directors should not enter into any transaction or relationship with the Company in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

•

Director Conflicts of Interest. If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the director must promptly inform the Chairman of the Board or the chairman of the Governance Committee. All directors are expected to recuse

  ï 2020 Proxy Statement    17

Corporate Governance

themselves from any discussion or decision found to affect their personal, business, or professional interests.

Stockholder Rights

•

Proxy Access. Our Bylaws permit proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least 3 years and who otherwise meet the requirements set forth in our Bylaws may have their nominees up to the number of directors constituting the greater of 20% of the total number of directors or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold. In the course of designing our proxy access provisions, we carefully considered each element in the interest of our stockholders as a whole, including that the number of stockholders who may group together (20) would afford those stockholders likely to utilize proxy access with the opportunity to do so.

•

Written Consent. Our Amgen Inc. Restated Certificate of Incorporation permits stockholders to act by written consent in lieu of a meeting upon the request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements of our Certificate of Incorporation.

•

Special Meetings. Our Bylaws permit stockholders to request that the Company call a special meeting upon the written request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements set forth in our Bylaws.

•	No Supermajority Vote Provisions in Certificate of Incorporation or Bylaws. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws.

•	No Poison Pill. We do not have a shareholder rights plan, or poison pill.

Leadership Structure

Our current leadership structure and governing documents permit the roles of Chairman and CEO to be filled by the same or different individuals. The Board has currently determined that it is in the best interests of the Company and our stockholders to have Robert A. Bradway, our CEO and President, serve as Chairman, coupled with an active lead independent director. As such, Mr. Bradway holds the position of Chairman, CEO, and President, and Mr. Eckert serves as the lead independent director.

Corporate Governance Structure. The Board believes our corporate governance structure, with its strong emphasis on Board independence, an active lead independent director, and strong Board and committee involvement, provides sound and robust oversight of management.

Annual Evaluation of Leadership Structure and Annual Election of Lead Independent Director. The Board considers and discusses the leadership structure every year. As part of this annual evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders. The Board also considers:

•	The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight;

•	The Company’s performance and the effect the leadership structure could have on its performance;

•	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

•	The Chairman’s performance in the role;

•	The views of the Company’s stockholders; and
•	The practices at other companies and trends in governance.

If the Board determines that it remains in the best interests of the Company and its stockholders that the CEO serve as chairman, the lead independent director is considered and elected by the independent members of the Board.

Overview of Lead Independent Director Responsibilities. The lead independent director engages in regular communication between the independent directors and Mr. Bradway, keeping Mr. Bradway apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board. The lead independent director’s responsibilities outlined in our Corporate Governance Principles include:

•	Approving meeting agendas for the Board;

•	Assuring that there is sufficient time for discussion of all meeting agenda items;

•	Previewing the information to be provided to the Board;

•	Having the authority to call meetings of the independent directors;

•	Organizing and leading the Board’s evaluation of the CEO;

•	Serving as a liaison between the Chairman and the independent directors;

•	Leading the Board’s annual self-assessment;

•	Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

18       ï 2020 Proxy Statement

Corporate Governance

In addition to the responsibilities outlined above, the lead independent director:

•	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;

•	With the Chairman, determines presenters for attendance at Board meetings;

•	Has one-on-one discussions with each independent director, including as part of the Board’s annual evaluation process;

•	Attends all committee meetings, including those committees for which he is not a member (at his discretion) and is provided with access to all committee materials;

•	Has the authority to engage independent consultants;

•	Is regularly apprised of inquiries from stockholders;

•	Interviews Board candidates; and

•	Has an increased role in crisis management, as appropriate.

Independent Directors Sessions. A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session without Mr. Bradway to review Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director and our lead independent director provides direct feedback to Mr. Bradway after these executive sessions.

Independent Committee Leadership. The Audit, Compensation, Compliance, and Governance Committees are each led by independent directors and provide independent oversight of management. In addition:

•	Each committee chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee;

•	Every independent director has access to all committee materials;

•	Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board;

•

Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee); and

•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chairman and members of management.

Furthermore, the Compensation Committee has an effective process for monitoring and evaluating Mr. Bradway’s compensation and performance.

Lead Independent Director. Mr. Eckert has been elected annually as the lead independent director since the May 2016 annual meeting of stockholders and was re-elected by our Board on March 4, 2020 to continue to serve as lead independent director subject to his re-election to the Board by our stockholders at the 2020 Annual Meeting.

Benefits of Combined Leadership Structure. The Board believes that the Company and our stockholders have been best served by having Mr. Bradway in the role of Chairman and CEO for the following reasons:

•

Mr. Bradway is most familiar with our business and the unique challenges we face. Mr. Bradway’s day-to-day insight into our challenges facilitates a timely deliberation by the Board of important matters.

•

Mr. Bradway has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Bradway’s knowledge and extensive experience regarding our operations and the highly-regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in comprehensive Board oversight of the issues, plans, and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Flexibility of the Leadership Structure. The Board is committed to high standards of corporate governance. The Board values its flexibility to select, from time to time, a leadership structure that is most able to serve the Company’s and stockholders’ best interests based on the qualifications of individuals available and circumstances existing at the time. As such, the Board annually evaluates whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders.

  ï 2020 Proxy Statement    19

Corporate Governance

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of the Company’s objectives, including its strategic priorities to improve long-term operational and financial performance and enhance stockholder value. Our Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risks. We believe that the risk management areas that are fundamental to the success of our enterprise include the areas of product development, safety and surveillance, supply and quality, value and access, sales and promotion, business development, as well as protecting our assets (financial, intellectual property, and information (including cybersecurity)), all of which are managed by senior executive management reporting directly to our CEO.

We have implemented an Enterprise Risk Management, or ERM, program, which is a Company-wide effort to identify, assess, manage, report, and monitor enterprise risks that may affect our ability to achieve the Company’s objectives. The ERM program involves our Board and management and is overseen by one of our senior executive officers. Enterprise risks are identified and managed by management and the business functions and, as discussed below, are overseen by the Board or the appropriate Board committee. Our Board has ultimate oversight responsibility for the risk management process. The Board discusses enterprise risks with our senior management on a regular basis, including as a part of its annual strategic planning process, annual budget review and approval, capital plan review and approval, and through reviews of compliance issues in the applicable committees of our Board, as appropriate. For example, the potential risk associated with our pricing and access strategy and approach is an area of enterprise risk with respect to which our Board and Compliance Committee receive regular updates. All risk areas are appropriately monitored by management and all risk areas that could lead to business disruption, including the potential to cause severe financial or reputational harm, report to the Board regularly or as-needed, and are subject to appropriate Board oversight.

Each Board Committee has primary risk oversight responsibility that is aligned with its areas of focus. At each regular meeting, or more frequently as needed, the Board receives and considers committee reports, which reports may provide additional detail on risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility

Governance and Nominating

•   Oversees the assessment of each member of the Board’s independence, as well as the compliance with our Corporate Governance Principles and Board of Directors’ Code of Conduct. Also oversees Board and committee evaluations and Board succession.

Audit

•   Oversees internal controls over financial reporting, and oversees internal audit and independent registered public accountants, as well as financial risk, such as capital risk, tax risk, and financial compliance risk.

Compensation and Management Development

•   Oversees human capital management, as well as executive talent management, development, and succession planning. Also oversees our compensation policies and practices and incentive program administration and design, including whether such policies, practices, and incentive programs balance risk-taking and rewards in an appropriate manner (as discussed further below), align with stockholders’ interests, and are consistent with emerging best practices.

Corporate Responsibility and Compliance

•   Oversees non-financial compliance risk, such as regulatory risks associated with the requirements of the Federal health care program, Food and Drug Administration, and risks associated with privacy, antitrust and competition, anti-corruption, information systems and security (including cybersecurity), pricing and access, government affairs, labor and employment (including diversity and inclusion), and our reputation. Also oversees staff member compliance with the Code of Conduct.

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Corporate Governance

Codes of Ethics and Business Conduct

Our Board has adopted two codes of business conduct and ethics, one that applies to our Board and a second that applies to our Board, all our staff, and others conducting business on our behalf. Annual training on the global code of conduct is required and our Board participates in such training. We also have a code of ethics for senior financial officers. To view our codes of business conduct and ethics, please visit our website at www.amgen.com. We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers on our website. There were no waivers of any of our codes of business conduct or code of ethics in 2019.

Board Meetings

The Board held 6 meetings in 2019 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Each of our directors were present at our 2019 Annual Meeting.

Communication With the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our lead independent director and other members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business, or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the chairman of the Governance Committee. For information on our engagement with our stockholders since the 2019 Annual Meeting, please see page 46 of our Compensation Discussion and Analysis.

Board Committees and Charters

The Board has four key standing committees: Governance Committee; Audit Committee; Compliance Committee; and Compensation Committee. The Compensation Committee has delegated certain responsibilities to an Equity Award Committee. In addition, an Executive Committee of the Board has all of the powers and authority of the Board in the management of our business and affairs, except with respect to certain enumerated matters, including Board composition and compensation, changes to our Certificate of Incorporation, or any other matter expressly prohibited by law or our Certificate of

Incorporation. The Executive Committee did not meet in 2019. The Board maintains charters for each of these standing committees and these charters are evaluated annually. In addition, the Board has adopted a written set of Corporate Governance Principles and a Board of Directors’ Code of Conduct that generally formalize practices we have in place. To view the charters of our standing Board committees, our Corporate Governance Principles, and the Board of Directors’ code of conduct, please visit our website at www.amgen.com.

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Corporate Governance

Governance and Nominating Committee

Current Members:

Greg C. Garland (Chair)

Robert A. Eckert

Rebecca M. Henderson

Charles M. Holley, Jr.

Ellen J. Kullman

Ronald D. Sugar

R. Sanders Williams

Others Who Served in 2019:

Frank C. Herringer (until retirement at 2019 Annual Meeting)

Number of Meetings Held in 2019: 4

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, or SEC.

Description and Key Responsibilities:

•   Determines Board membership qualifications and maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. Such guidelines are included in this proxy statement as Appendix A.

•   Selects, evaluates, and recommends to the Board nominees to stand for election at the annual meeting of stockholders and to fill vacancies as they arise as more fully described in “Process for Selecting Directors, Director Qualifications, and Board Diversity” below.

•   Reviews the performance of the Board and its committees and is responsible for director education.

•   Recommends to the Board nominees for appointment as executive officers and certain other officers.

•   Evaluates and makes recommendations to our Board regarding compensation for non-employee Board members. (Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.)

•   Oversees the Board’s Corporate Governance Principles and a code of conduct applicable to members of the Board and monitors the independence of the Board.

Process for Selecting Directors, Director Qualifications, and Board Diversity

Board Composition. Board composition is one of the most critical areas of focus for the Board. Reflecting our Board’s commitment to refreshment, the Board has appointed five new directors since 2015, including two additional women, adding critical skills and experience to our Board in furtherance of our strategic priorities.

Our Governance Committee regularly screens and recommends candidates for nomination by the full Board and, among other things, considers feedback received during the annual Board and Committee evaluation process, investor feedback, our qualification guidelines and skills matrix, and diversity. The Governance Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as for other candidates.

Director Qualifications and Board Diversity. Our Governance Committee is responsible for determining Board membership qualifications and for selecting, evaluating, and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. The Governance Committee reviews regularly and reports to the Board on the composition and size of the Board, and makes recommendations, as necessary, so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity advisable for the Board as a whole and maintains at least the minimum number of independent directors required by applicable laws and regulations.

The Governance Committee determines and oversees guidelines for selecting nominees to serve on the Board and for considering stockholder recommendations for nominees. The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A. Among other things, Board members should possess:

•	a demonstrated breadth and depth of management and leadership experience;

•	financial and/or business acumen or relevant industry or scientific experience;

•	integrity and high ethical standards;

•	sufficient time to devote to the Company’s business;

•	the ability to oversee, as a director, the Company’s business and affairs for the benefit of our stockholders;

•	the ability to comply with the Amgen Board of Directors Code of Conduct; and

•	a demonstrated ability to think independently and work collaboratively.

In addition, although the Governance Committee does not maintain a diversity policy, the Governance Committee considers diversity in its determinations. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, scientific and academic expertise, geography, and personal backgrounds.

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Corporate Governance

Continuous Board Refreshment

Our Board is committed to strong refreshment practices to continuously align the composition of the Board and its leadership structure with our long-term strategic needs. The Board, led by the Governance Committee, has an ongoing process for identifying, evaluating, and selecting directors, and these decisions are also informed by the annual Board and committee evaluation process described below. Our Governance Committee uses a variety of methods to help identify potential Board candidates and considers an assessment of current Board skills, background, diversity, independence, experience, tenure, and anticipated retirements to identify gaps that may need to be filled through the Board refreshment process.

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Corporate Governance

Regular Board and Committee Evaluations

Board and committee evaluations play a critical role in supporting the effective functioning of our Board. Through evaluations, our directors review where they believe our Board functions effectively and, importantly, areas where our Board thinks there may be opportunities for improvement, including through Board refreshment.

Annual Governance Review. Our Governance Committee leads an annual evaluation process of the Board and its committees. Directors provide feedback regarding Board and committee composition and structure, role and effectiveness, fulfillment of fiduciary duties, meetings and materials, and interaction with management.

Evaluation Results. The Audit, Compensation, Compliance, and Governance Committees each completed their assessments in October 2019 for further evaluation by the Governance Committee in December 2019. The Board completed its evaluation in December 2019. Each committee and the Board was satisfied with its performance and each was considered to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters.

Ongoing Feedback. Our directors provide real-time feedback throughout the year outside of the formal evaluation process and have open access to management and third-party advisors. Additionally,

executive sessions of directors (without management) are scheduled for every regular Board and committee meeting to identify any issues and assess whether meeting objectives were satisfied.

Changes Implemented. Based on the annual Board and committee evaluation process, ongoing feedback provided by directors, and one-on-one discussions between our lead independent director and each director, changes to Board practices have included enhancements to our committee structure and composition, additional presentations on various topics, and the addition of new directors.

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Corporate Governance

Director Independence

At least annually, the Governance Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Governance Committee fully and promptly informed as to any development that may affect the director’s independence.

The Board has determined that each of our non-employee directors is and Frank C. Herringer, who served as a director during part of 2019, was independent during 2019 under The NASDAQ Stock Market listing standards and the requirements of the SEC. Mr. Bradway is not independent based on his service as our CEO and President. Mr. Bradway is the only director who also serves us in a management capacity. In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records, and publicly available information.

All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations, or grants involved an amount that (i) exceeded the greater of 5% of the recipient entity’s revenues or $200,000 with respect to transactions where a director or any member of his or her immediate family or spouse served as an employee, officer, partner, or director, or (ii) exceeded $10,000 with respect to professional or consulting services provided by entities at which directors serve as professors or employees.

The following types and categories of transactions, relationships, and arrangements were considered by our Board in making its independence determinations:

•	Each of the independent directors (or their immediate family members), except for Fred Hassan, currently serves or has previously served within the last three years as a professor, trustee,

director, or member of a board, advisory board, council, or committee for one or more colleges, universities, or non-profit charitable organizations, including research or scientific institutions, to which The Amgen Foundation, Inc. has made matching donations under our Amgen matching gift program that is available to all of our employees and directors, or has made grants.

•

Each of the independent directors (or their immediate family members) currently serves or has previously served within the last three years as a member of the board of directors or the board of trustees or an advisory board for an entity with which Amgen has business transactions or to which Amgen makes donations or grants. The business transactions include, among other things, purchasing supplies, equipment and software licenses, payment of fees or memberships, and expenses relating to repair and maintenance, utilities, clinical trials, research and development and training, sponsorship of healthcare programs and conferences, financial management, investment advisory and consulting services, and reimbursement of business-related expenses incurred by our staff members (such as for transportation, gas, and food purchases).

•

Wanda M. Austin, Brian J. Druker, Rebecca M. Henderson, Tyler Jacks, and R. Sanders Williams currently serve as professors for universities to which Amgen has made payments for certain business transactions such as symposiums, conferences and exhibits, postdoctoral research programs, clinical trials, training and research and development, software licenses and maintenance, as well as for grants.

None of the directors directly or indirectly provides any professional or consulting services to us and none of the directors currently has or has had any direct or indirect material interest in any of the above transactions and arrangements. The Board determined that these transactions and arrangements did not warrant a determination that the director was not independent.

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Corporate Governance

Governance Committee Processes and Procedures for Considering and Determining Director Compensation

The Governance Committee has the authority to evaluate and make recommendations to our Board regarding director compensation.

•

The Governance Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group and the Governance Committee may determine to make recommendations to our Board regarding possible changes to director compensation. The Governance Committee conducted such an assessment in 2017 and no changes were made to director compensation. The Governance Committee has the authority to retain consultants to advise on director compensation matters. During 2017, the Governance Committee engaged Frederic W. Cook and Co., or FW Cook, to provide advice regarding director compensation. FW Cook reported directly to the Governance Committee and attended the Governance Committee meeting to evaluate director compensation. No executive officer has any role in determining or recommending the form or amount of director compensation.

•	The Governance Committee has authority to delegate any of these functions to a subcommittee of its members.

Audit Committee

Current Members:

Charles M. Holley, Jr.* (Chair)

Wanda M. Austin

Fred Hassan*

Ellen J. Kullman*

*Audit Committee financial expert

Others Who Served in 2019:

Frank C. Herringer (until retirement at 2019 Annual Meeting)

Brian J. Druker

Rebecca M. Henderson

Tyler Jacks

Number of Meetings Held in 2019: 10

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC, including the requirements regarding financial literacy and sophistication.

Description and Key Responsibilities:

•   Oversees our accounting and financial reporting process and the audits of the financial statements, as required by NASDAQ.

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of our financial accounting and reporting, the underlying internal controls and procedures over financial reporting, and the audits of the financial statements.

•   Has sole authority for the appointment, compensation, and oversight of the work of the independent registered public accountants.

•   Reviews and discusses, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) our audited consolidated financial statements to be included in our Annual Report on Form 10-K and earnings press releases.

•   Approves all related party transactions, as required by NASDAQ.

Audit Committee Oversight of the Independent Registered Public Accountants

•   Auditor Selection. Evaluates the qualifications and performance of our independent registered public accountants each year and appoints the independent registered public accountants annually.

•   Audit Partner Selection. Participates directly in the selection of the lead engagement partner through an interview process.

•   Audit Firm Evaluation. Considers the quality and efficiency of the services provided, the independent registered public accountants’ technical expertise and knowledge of our operations and industry.

•   Audit Services. Pre-approves services.

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Corporate Governance

Corporate Responsibility and Compliance Committee

Current Members:

Ronald D. Sugar (Chair)

Brian J. Druker

Rebecca M. Henderson

Tyler Jacks

R. Sanders Williams

Others Who Served in 2019:

Wanda M. Austin

Charles M. Holley, Jr

Number of Meetings Held in 2019: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Oversees our compliance program and reviews our programs in a number of areas governing ethical conduct including:

-  U.S. federal health care program requirements;

-  U.S. Food and Drug Administration requirements and other regulatory agency requirements, including good manufacturing, clinical and laboratory practices, drug safety and pharmacovigilance activities;

-  interactions with members of the healthcare community;

-  the Company’s Corporate Integrity Agreement;

-  anti-bribery/anti-corruption activities;

-  environment, health, and safety;

-  information security, including cybersecurity; and

-  human resources and government affairs.

•   Receives regular updates on pricing and access, political, social, and environmental trends, and public policy issues that may affect our reputation, including our business or public image, and reviews our corporate responsibility (including sustainability), political, and philanthropic activities.

About Our Compliance Program

Amgen’s Compliance Program is designed to promote ethical business conduct and ensure compliance with applicable laws and regulations. The key objectives of our compliance program operations include:

•	developing policies and procedures;

•	providing ongoing compliance training and education;

•	auditing and monitoring compliance risks;

•	maintaining and promoting avenues for staff to raise concerns, including anonymously through a business conduct hotline;
•	conducting investigations;

•	responding appropriately to any compliance violations; and

•	taking appropriate steps to detect and prevent recurrence.

Our Chief Compliance Officer, who reports to the CEO and the Compliance Committee, oversees the ongoing operations of the compliance program.

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Corporate Governance

Compensation and Management Development Committee

Current Members:

Robert A. Eckert (Chair)

Wanda M. Austin (since August 2019)

Brian J. Druker (since August 2019)

Greg C. Garland

Fred Hassan

Tyler Jacks

Number of Meetings Held in 2019: 6

Independent Compensation

Consultant: FW Cook

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s compensation plans, policies, and programs with a focus on encouraging high performance, promoting accountability and adherence to Company values, and aligning with the interests of the Company’s stockholders.

•   Approves all executive officer compensation.

•   Oversees human capital management and succession planning for senior management, including that our approaches to management development are effective in attracting, developing, and retaining talented leadership.

•   Oversees the Board’s relationship with stockholders on executive compensation matters, including stockholder outreach efforts, stockholder proposals, advisory votes, communications with proxy advisory firms, and related matters.

Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executive compensation, which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices.

Equity Award Committee – 4 Meetings Held

Determines equity-based awards to non-Section 16 officers, employees at the level of vice presidents and below consistent with the equity grant guidelines established by the Compensation Committee.

Current Member:

Robert A. Bradway

Others Who Served in 2019:

Robert A. Eckert, Greg C. Garland

Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2019

Compensation Committee Determination of Compensation. By the first calendar quarter of each year, the Compensation Committee reviews and approves Company performance goals and objectives for the current year and evaluates the CEO’s performance for the previous year in light of the Company performance goals and objectives established for the prior year. The Compensation Committee evaluates the performance of the CEO within the context of the financial and operational performance of the Company, considers competitive market data, and establishes the CEO’s compensation based on this evaluation as well as the compensation for each executive officer.

Values and Components. The values of each component of total compensation (base salary, target annual cash incentive awards, and equity awards) for the current year, as well as total annual compensation for the prior year (including the value of equity holdings, potential change of control payments, and vested benefits under our Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan as of the end of the last fiscal year) are considered at this time. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and are reported to and reviewed by the Board in an independent directors’ session.

Executive Officers. Our Compensation Committee determines compensation for the executive officers (other than the CEO) based, in part, on the recommendations of our CEO regarding base salary, annual cash incentive awards, and equity awards. In determining compensation recommendations for each NEO, our CEO reviews comparative peer group data, as well as the performance of the executive. The Compensation Committee has typically followed these recommendations.

Executive Sessions. Each Compensation Committee meeting includes adequate time for executive session and the Compensation Committee meets in executive session on a regular basis with no members of management present (unless otherwise requested by the Compensation Committee).

Delegation of Authority. The Compensation Committee has authority to delegate any of its functions to a subcommittee of its members.

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Corporate Governance

Independent Compensation Consultant. The Compensation Committee continued to engage FW Cook, an independent compensation consultant, to provide advice regarding executive compensation and executive compensation trends and developments, compensation designs, and equity compensation practices, market data as requested, and opinions on the appropriateness and competitiveness of our executive compensation programs relative to market practice. FW Cook reported directly to the Compensation Committee and attended regularly scheduled meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee, as requested). Each year the Compensation Committee reviews the independence of FW Cook and whether any conflicts of interest exist.

After review and consultation with FW Cook, the Compensation Committee has determined that FW Cook is independent and there is no conflict of interest resulting from retaining FW Cook currently or during the year ended December 31, 2019. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and The NASDAQ Stock Market listing standards.

Peer Group Review. In setting executive compensation, the Compensation Committee compares the Company’s pay levels and programs to those of the Company’s competitors for executive talent and uses this comparative data as a guide in its review and determination of compensation. Our Compensation Committee considers and selects an appropriate peer group (consisting of biotechnology and pharmaceutical companies), based, in part, on the recommendations of FW Cook, and, for each Named Executive Officer, or NEO, the Compensation Committee reviews the compensation levels and practices of our peer group, which for our NEOs, other than the CEO, are based on reports prepared by management from information contained in compensation surveys and proxy statements. FW Cook provides the Compensation Committee with market data, an annual report on the compensation levels and practices of our peer group, and recommendations for the CEO position.

Compensation Risk Management. In cooperation with management, FW Cook assesses the potential risks arising from our compensation policies and practices as discussed more fully below.

Compensation Risk Management

Annual Risk Management Assessment. On an annual basis, management, working with the Compensation Committee’s independent compensation consultant, conducts an assessment of the Company’s compensation policies and practices for all staff members generally, and for our staff members who participate in our sales incentive compensation program, for material risk to the Company.

Results of Risk Management Assessment. The results of this assessment are reviewed and discussed with the Compensation Committee. Based on this assessment, review and discussion, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and our Company performance goals, our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us.

Factors That Discourage Excessive Risk-Taking. In evaluating our compensation policies and practices, a number of factors were identified which the Company, the Compensation Committee, and its independent consultant believe discourage excessive risk-taking, including:

•

Mix of Incentives. Our compensation programs consist of a mix of incentives that are tied to varying performance periods and are designed to balance our need to drive our current performance with the need to position the Company for long-term success.

•	Company-wide Results. Company-wide results are the most important factor in determining the amount of an annual cash incentive award, one of our mix of incentives, for each of our staff members.

•

Emphasis on Long-Term Performance. We cap short-term incentives and make long-term incentive, or LTI, equity awards a component of compensation for nearly all of our full-time staff members. In particular, the CEO and the other executive officers participate in compensation plans that are designed so that the largest component of their compensation is in the form of LTI equity awards to ensure that a significant portion of their compensation is associated with long-term, rather than short-term, outcomes, which aligns these individuals’ interests with those of our stockholders.

•

Equity Award Grant Practices. We employ appropriate practices with respect to equity awards: we do not award mega-grants, discounted stock options, or immediately vested equity to staff members; and we have grant guidelines that generally limit the grant date for our equity grants to the third business day after our announcement of quarterly earnings.

•

Robust Stock Ownership and Retention Guidelines. We have robust stock ownership guidelines for vice presidents and above that require significant investment by these individuals in our Common Stock. We require that each officer who has not met his or her required ownership guidelines hold shares of our Common Stock acquired through the vesting of restricted stock units, the payout of performance units, and the exercise of stock options (net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level.

•

Comprehensive Performance Evaluations. Our Company values and leadership behaviors are an integral part of the performance assessments of our staff members and are particularly emphasized in our assessment tools at higher positions. These evaluations serve as an important information tool and basis for compensation decisions.

•	Discretion to Reduce Awards. The Compensation Committee retains full discretion to reduce or eliminate annual cash incentive awards to our executive officers and can and has modified awards downwards.

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Corporate Governance

•

Recoupment Provisions. We have recoupment provisions that expressly allow the Compensation Committee or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

•

Clawback Policy. We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.

•

Disclosure. Subject to our recoupment and clawback policy statement, we intend to disclose the general circumstances of any application of our recoupment provisions or clawback policy against any executive officer (current or former) and the aggregate amount of compensation recovered. Our policy statement is available on our website at www.amgen.com.

•	No Hedging or Pledging. Our Insider Trading Policy prohibits pledging or purchasing of our Common Stock on margin and hedging the economic risk of our Common Stock (as discussed more fully below).

Prohibition on Hedging

Under our global Insider Trading Policy, all of our Board members and staff members, including our NEOs, consultants, contract workers, secondees, and temporary staff worldwide are considered “Covered Persons.” It is against the Insider Trading Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative, or may give rise to an appearance of impropriety. Covered Persons may not:

•	Engage in short sales (sales of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities;

•	Engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Amgen stock;
•	Purchase or pledge Amgen stock on margin or as collateral to secure a loan or other obligation(1); or

•	Enter into any derivative or similar transactions with respect to our securities.

Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements, or any similar agreements or arrangements however denominated, in our securities.

Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other staff members, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The Company determined our median employee based on total direct compensation paid to all of our staff members worldwide recorded in our global human resources systems as of December 31, 2019. Total direct compensation included base salary (wages recorded in our payroll records as of December 31, 2019), annual cash incentive awards earned for the period (and target sales incentive awards for our sales force), and the annual grant value of LTI equity awards during 2019. Earnings of our staff members outside of the U.S. were converted to U.S. dollars using the currency exchange rate as of December 31, 2019. No cost-of-living adjustments were made. We then determined the annual total compensation of our median employee for 2019 which was $130,904. As disclosed in the “Summary Compensation Table” appearing on page 66, our CEO’s annual total compensation for 2019 was $19,612,793. Based on the foregoing, the ratio of the annual total compensation of our CEO to that of the median staff member was 150 to 1. For information on the determination of executive compensation, please see “Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2019” above and our Compensation Discussion and Analysis beginning on page 38.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

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Corporate Governance

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the

Company’s 2020 Annual Meeting proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee of the Board of Directors

Robert A. Eckert, Chairman

Wanda M. Austin

Brian J. Druker

Greg C. Garland

Fred Hassan

Tyler Jacks

Our Commitment to Environmental Sustainability, Social Responsibility, and Human Capital Management

Corporate responsibility is important to Amgen since making a positive difference in the world is at the heart of what we do. As part of our mission to serve patients, we take our responsibilities seriously with respect to the areas of environmental sustainability, social responsibility and corporate governance (ESG).

ESG matters at Amgen are governed at the highest levels. Our executive leadership reports our progress to the Compliance Committee of the Board. An executive-level governance council, chaired by the Senior Vice President of Corporate Affairs, oversees the continuing evolution and enhancement of our approach to corporate responsibility and ESG. With the oversight of executive leadership, individual programmatic elements are managed at a functional level.

In addition to a commitment to ethical business practices, our ESG efforts include integrating environmentally sustainable practices throughout our business, improving patient access to medicines, promoting supplier sustainability and diversity, supporting science education for the next generation of innovators, and enhancing the diversity and inclusiveness of our workplace.

Environmental Sustainability

We have a long-standing commitment to reducing our impact on the environment and regularly set targets to challenge ourselves to deliver further improvements.

Progress Toward Targets. We are in the last year of our 2012-2020 conservation targets, which are set in areas where we can make the most progress in reducing our environmental impact and deliver value, including targets for reductions in fleet and facilities carbon, waste, and water use. In addition to being on-track to deliver on all of our targets, we are well-head of our targets to reduce our carbon and water consumption.

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Corporate Governance

Reducing Carbon Emissions Through Energy Conservation. Our carbon reduction strategy focuses on eliminating energy use, increasing energy efficiency, and increasing the proportion of energy used from renewable and alternative sources. We have exceeded our 2020 carbon targets and are continuing to work through our portfolio of identified carbon reduction opportunities as we finalize our next generation of environmental targets. Amgen also participates in the CDP (formerly Carbon Disclosure Project).

Sustainable by Design. Amgen helped invent the processes and tools that created the global biotech industry. As we continue to grow and innovate, we are pioneering advanced technologies for research and development and manufacturing to increase operational efficiency, improve access to our medicines, and reduce our environmental footprint.

Our next-generation biomanufacturing facility in Singapore is an example of our innovative capability at work. This redesign of our approach to biomanufacturing dramatically reduces the scale and costs of making biologics, vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines. In 2019, we continued to work on the construction of our second next-generation biomanufacturing plant in Rhode Island. This new plant is expected to be the first of its kind in the U.S. and will use our next-generation biomanufacturing capabilities.

United Nations Global Compact. We are a signatory to the United Nations Global Compact, a voluntary initiative based on commitments to implement universal sustainability principles and take steps to support United Nations goals.

Climate-Related Risks and Opportunities. We have processes to evaluate and quantify risk from climatic events to our operations and take steps to avoid the associated consequences. Additionally, Amgen has had a carbon and energy reduction strategy since 2008 and, as described above, considerable progress has been made in reducing our carbon footprint as a result.

Social Responsibility

Improving Patient Access to Medicines. Amgen is committed to assisting patients with no or limited drug coverage to access the medicines they need. We provide patient support and education programs and help patients in financial need access our medicines. Amgen Safety Net Foundation (ASNF), a separate legal entity entirely funded by Amgen, supports qualifying patients in the U.S. who might go without important medicines because of financial barriers, by providing our medicines at no cost. In 2019, the commercial value of Amgen’s medicines provided at no cost to uninsured or underinsured patients by ASNF was approximately $1.5 billion(1). In 2018, Amgen donated over $93 million worth of Amgen cancer treatment and supportive care medicines(1) for distribution to patients in 18 developing countries through Direct Relief, a leading non-governmental organization, and we recently completed a second donation of medicine through Direct Relief in 2019.

We also partner with payers to share risk and accountability for health outcomes, and help patients access the medicines they need without significant financial burden. We continue to spearhead implementation of innovative contracting, including outcomes-based and risk-sharing approaches, to improve patient access to medicines while providing budget predictability to payers, in addition to value based partnerships designed to create mutually beneficial opportunities, improve patient outcomes, experience, and satisfaction in the context of the healthcare system and overall total costs to society.

Supplier Sustainability and Diversity. All staff members are responsible for upholding the Amgen Values and Code of Conduct and, similarly, we require our suppliers to conduct their businesses in alignment with our mission and values. We focus not only on commitment to quality, cost, and reliability but also on a wide range of sustainability and social responsibility considerations, such as business ethics, labor and human rights, and environmental impacts.

We also have a supplier diversity program designed to identify, develop, and utilize small, disadvantaged, veteran, service-disabled veteran, minority, and women-owned business enterprises, as well as companies located in historically underutilized business zones, in our procurement of goods and services.

Science Education. The Amgen Foundation, Inc. (Amgen Foundation), a separate legal entity entirely funded by Amgen, seeks to advance excellence in science education to inspire the next generation of innovators, and invest in strengthening communities where our staff members live and work.

Since its inception almost 30 years ago, the Amgen Foundation has contributed more than $325 million to non-profit organizations across the world that reflect our core values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways.

•

Through what is now a sixteen-year commitment from the Amgen Foundation, the Amgen Scholars Program makes it possible for young scientists across the globe to engage in cutting-edge research experiences and learn more about biotechnology and drug discovery.

•

LabXchange, developed at Harvard University with the financial sponsorship of the Amgen Foundation, is a free online science education platform which launched in January 2020 providing students around the world with access to personalized instruction, next-generation virtual lab experiences, and networking opportunities across the global, scientific community.

•	The Amgen Foundation is the biology partner of the Khan Academy, a leading online learning educational platform with over 89 million registered users across the globe.

•

Additionally, the Amgen Foundation supports the Amgen Biotech Experience, an innovative science education program that empowers high school teachers to bring biotechnology education into their classrooms.

(1)	Valued at wholesale acquisition cost.

32       ï 2020 Proxy Statement

Corporate Governance

Our Community. The Amgen Foundation has provided support following devastating disasters, including immediate relief for victims of the wildfires in Australia and Southern California, and continues to provide support for reconstruction efforts in Puerto Rico following Hurricane Maria. Moreover, the Amgen Foundation provides programs and resources to empower individual Amgen staff in their charitable giving, including through a matching gift program and by providing service grants to non-profit organizations where staff members regularly volunteer.

Amgen’s Response to the COVID-19 Pandemic

As a leading global healthcare company and responsible corporate citizen, Amgen is committed to help address the COVID-19 outbreak. We have prioritized the safety of our employees, supply of our medicines to patients, and health of the communities where we live and work. For information on our response to this unprecedented situation, please visit www.amgen.com/COVID-19(1).

Human Capital Management

Our Board has a key role in the oversight of our culture, setting the tone at the top, and holding management accountable for maintaining high ethical standards. The Board believes that human capital management, including diversity and inclusion initiatives, are important to our success. We conduct staff member engagement surveys on a regular basis and the results of these surveys are discussed with the Board.

Amgen places significant value on fostering and enabling growth for staff, both personally and professionally, and we are committed to providing a safe, healthy, innovative, and diverse work environment for our staff.

Our Social Architecture. Since Amgen’s founding in 1980, our staff members have directed their intelligence and enthusiasm toward a simple, yet powerful mission to serve patients. This clearly articulated mission, our aspiration to be the world’s best human therapeutics company, a carefully considered strategy informed by our mission and aspiration, a well-defined set of Amgen Values that define how we behave, and clear leadership attributes that we expect from our staff members, together form the “social architecture” that defines our unique culture. This social architecture is deeply rooted in our culture and has enabled Amgen’s growth over the past forty years from an early pioneer in the biotech industry to a leading innovator and world-class biologics manufacturer.

The Amgen Values were formalized in 1996 and continue to serve as the principles that guide the way we conduct business

Amgen Values

Be Science-Based	Trust and Respect Each Other
Compete Intensely and Win	Ensure Quality
Create Value for Patients, Staff, and Stockholders	Work in Teams
Be Ethical	Collaborate, Communicate, and Be Accountable

Diverse and Inclusive Workforce. We believe that an environment of inclusion and belonging fosters innovation, which drives our ability to serve patients. Our global presence is strengthened by having a workforce that reflects the diversity of the patients we serve. To that end, we established a new executive diversity, inclusion, and belonging council chaired by our CEO. With endorsement from executive management and engagement with senior leaders across the organization, we have implemented a global strategy designed to leverage our diversity and create a more inclusive workspace.

This strategy is designed to help us successfully navigate a global, complex marketplace as we bring more medicines to patients around the world. In addition, we are setting goals to improve our focus around diversity, inclusion, and belonging and Amgen is positioned to amplify our program reach across the globe and measure our progress towards creating a more inclusive workplace. Additionally, we currently have global Employee Resource Groups at our Company, all with executive sponsorship, that are organized around primary diversity attributes, including:

Amgen Asian Association (AAA)	Amgen Black Employee Network (ABEN)
Ability Bettered through Leadership and Education (ABLE), a resource group for the physically or cognitively disabled
Amgen Early Career Professionals (AECP)	Amgen Indian Subcontinent Network (AISN)
Amgen Latino Employee Network (ALEN)	Amgen LGBTQ and Allies Network (PRIDE)
Amgen Veterans Employees Network (AVEN)	Women Empowered to be Exceptional (WE2)

Attracting and Developing Talent. Our success depends on our ability to attract and retain talent and skilled staff members. We compensate our staff members based on their roles, experience, and performance, provide wellness resources, as well as support employees in giving back and volunteering in their local communities. Amgen has added transgender benefits and continues to pride itself on industry-leading, family-friendly offerings for families of all compositions.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Item 2 — Advisory Vote to Approve Our Executive Compensation

Item 2

Advisory Vote to Approve Our Executive Compensation

This advisory stockholder vote, commonly known as “Say on Pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program and policies. Accordingly, you are being asked to cast an advisory vote on the compensation of our Named Executive Officers, or NEOs, as disclosed in the Compensation Discussion and Analysis (pages 38 through 65) and related compensation tables and the narrative in this proxy statement (pages 66 through 82).

Our executive compensation program is designed to achieve the following objectives:

•	Pay for performance in a manner that strongly aligns with stockholder interests by rewarding both our short- and long-term measurable performance.
•	Drive our business strategy by positioning our staff to execute on our strategic priorities in the near- and longer-term.

•	Attract, motivate, and retain the highest level of talent by providing competitive compensation, consistent with their roles and responsibilities, our success, and their contributions to this success.

•	Mitigate compensation risk by maintaining pay practices that reward actions and outcomes consistent with the sound operation of our Company and with the creation of long-term stockholder value.

•	Consider all Amgen staff members in the design of our executive compensation programs, to ensure a consistent approach that encourages and rewards all staff members who contribute to our success.

We Have Implemented Compensation Best Practices

What we do

✓	A substantial majority of NEO compensation is performance based and at-risk

✓	Recoupment in the case of misconduct causing serious financial or reputational damage

✓	Clawback policy tied to financial restatement

✓	Robust stock ownership and retention guidelines

✓	Minimum vesting periods for equity compensation

✓	Long-term performance-based equity awards (80% of total target equity)

✓	Independent compensation consultant

What we don’t do

⨯	No hedging or pledging

⨯	No re-pricing or backdating

⨯	No tax gross-ups (except in connection with relocation)

⨯	No single-trigger for stock options and restricted stock units in the event of a change of control

⨯	No excessive perks

⨯	No employment agreements

⨯	No dividends paid on unvested equity

⨯	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

34       ï 2020 Proxy Statement

Item 2 — Advisory Vote to Approve Our Executive Compensation

2019 Executive Compensation Was Aligned With Our Strategy and Performance

As discussed more fully in our Compensation Discussion and Analysis starting on page 38, a significant majority of each NEO’s compensation is at-risk and dependent on our performance and execution of our strategic priorities.

LTI Equity Award Allocation	2019 Total Target Direct Compensation Mix

2019 Performance Against Pre-Established Goals and Measures

2019 Annual Cash Incentive Program			2017-2019 Long-Term Incentive Performance Award Payout
Goal	Weighting	% of Target Earned
Financial Performance
Revenues	30%	177%
Non-GAAP Net Income(1)	30%	168%
Progress Innovative Pipeline
Advance Early Pipeline	10%	100%
Execute Key Clinical Studies and Regulatory Filings	20%	80%
Deliver Annual Priorities
Execute Critical Launches and Long-Term Commercial Objectives	5%	77%
Achieve Productivity Objectives	5%	107%
Final Score	Achieved 138.9%

(1)	Non-GAAP net income for purposes of the 2019 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.
(2)

The operating measures of the 2017-2019 performance goals were based on non-GAAP financial results for 2017, 2018, and 2019 as reported and reconciled in Appendix B, except that operating measures were further adjusted for the impacts of Hurricane Maria as prescribed by the terms of the 2017-2019 performance goals document. For this purpose, operating expense was reduced by $147 million ($0.16 in EPS) for 2017, increased by $21 million ($0.03 in EPS) for 2018, and increased by $49 million ($0.07 in EPS) for 2019.

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Item 2 — Advisory Vote to Approve Our Executive Compensation

2019 Alignment of Pay with Performance

Our strategy includes a series of integrated activities to strengthen our long-term competitive position in the industry. Key 2019 activities that align our NEO pay with performance and support the execution of our strategic priorities are summarized below.

Our financial performance was strong in a year of transition.

•

We delivered a one-year total shareholder return, or TSR, of 28%. We outperformed our peer group average for the one-, three-, and five-year TSRs and significantly outperformed the Standard & Poor’s 500 Index for the three-year period.

•

In March 2019, when we established our 2019 performance goals, we expected to drive volume growth in our newer products, but we also anticipated substantial competition against our legacy products due to patent expiries that would more than offset newer product sales growth. Our early 2019 investor guidance also reflected this anticipated competitive intensity.

•

In 2019, we grew product volumes by 3% globally. And, despite the anticipated competitive headwinds, we outperformed our budgeted financial targets and exceeded our original guidance as we retained more of our legacy product sales than expected, drove our newer product volume growth, and added Otezla® to our product portfolio.

•

Our strong cash flows and balance sheet allowed continued investment for long-term growth in 2019 through internal research and development, capital expenditures, and external business development transactions.

•	Our quarterly 2019 dividend of $1.45 per share represented a 10% increase from the quarterly dividend for 2018.

•	In 2019, we returned $11.2 billion to our stockholders in the form of repurchases of our Common Stock ($7.7 billion) and dividends paid ($3.5 billion).

We progressed our pipeline.

We develop innovative and biosimilar medicines that address unmet medical needs to treat serious illnesses.

•

In 2019, we launched EVENITY®(1), an innovative product for the treatment of osteoporosis in postmenopausal women at high risk of fracture, and two oncology biosimilars, MVASI®(2) (biosimilar bevacizumab (Avastin®)) and KANJINTI®(2) (biosimilar trastuzumab (Herceptin®)) in the U.S.

•	We advanced our early pipeline and executed key clinical studies and regulatory filings.

We delivered on our annual priorities.

•	We executed critical launches and long-term commercial objectives. Our revenues benefited from volume-driven growth from a number of innovative medicines, including Prolia®, Aimovig®(3), and Repatha®.

•

We achieved our productivity objectives. We realized gross savings of approximately $286 million as a result of our focus on productivity to support continued reinvestment opportunities (such as our early pipeline).

We continued to deliver on our other strategic priorities.

•	We launched our first product in China and made significant progress in expanding our presence in China and Japan, the second and third largest pharmaceutical markets, respectively.

•	We successfully operated our next-generation manufacturing facility in Singapore and continued to work on the construction of our U.S facility in Rhode Island.

Positive 2019 Say on Pay Vote Outcome and Engagement With Our Stockholders

In 2019, we received approximately 93% stockholder support on our say on pay advisory vote. In addition to our outreach by our executives and our Investor Relations department to our investors owning approximately 58% of our outstanding shares, since our 2019 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 51% of our outstanding shares. The compensation-related feedback is reviewed by our Compensation and Management Development Committee, or Compensation Committee. In 2019, the predominant feedback from investors with respect to our compensation and governance practices was that they are satisfied with our compensation program and governance practices. For more detail regarding our stockholder engagement, see page 46.

(1)	Jointly developed in collaboration with UCB. Developed in Japan by Amgen Astellas BioPharma K.K., our joint venture with Astellas Pharma Inc.
(2)	Jointly developed in collaboration with Allergan plc.
(3)	Jointly developed in collaboration with Novartis AG.

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Item 2 — Advisory Vote to Approve Our Executive Compensation

Board Recommends a Vote “FOR” Our Executive Compensation

Our Board of Directors, or Board, believes that our current executive compensation program aligns the interests of our executives with those of our stockholders and compensation outcomes are primarily based on the performance of our Company. We intend that our compensation programs reward actions and outcomes that are consistent with the sound operation of our Company, advance our strategy, and are aligned with the creation of long-term stockholder value.

For the reasons discussed above and more fully in the Compensation Discussion and Analysis, the Board recommends that stockholders vote “FOR” the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure of this proxy statement.”

Although this vote is advisory and is not binding on the Board, our Compensation Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2021 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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Compensation Discussion and Analysis

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, philosophy, policies, programs, and practices for our Named Executive Officers, or NEOs, and the positions they held in 2019 below.

Our Named Executive Officers

Name	Title

Robert A. Bradway	Chairman of the Board, Chief Executive Officer and President

Murdo Gordon	Executive Vice President, Global Commercial Operations

David W. Meline	Executive Vice President and Chief Financial Officer(1)

David M. Reese	Executive Vice President, Research and Development

Jonathan P. Graham	Executive Vice President, General Counsel and Secretary

(1)

Mr. Meline retired as Chief Financial Officer on December 31, 2019. Peter H. Griffith became Executive Vice President and Chief Financial Officer effective January 1, 2020. As he was not an executive officer in 2019, Mr. Griffith is not considered a Named Executive Officer in this proxy statement.

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Compensation Discussion and Analysis

Our Strategy

Our strategy includes a series of integrated activities to strengthen our long-term competitive position in the industry. Select 2019 activity that supports the execution of our strategic priorities and delivery of performance are summarized below and discussed further in the following pages.

Strategic Priorities

Innovative Medicines	Branded Biosimilars	Transforming Amgen for the Future

Capital Allocation and Investing for Long-Term Growth	Global Geographic Reach	Next-Generation Biomanufacturing

	Description	Selected 2019 Activity

Innovative Medicines

Innovation is at the core of our strategy. Our focus on developing innovative, “breakaway” medicines to address important unmet needs guides how we allocate resources across internal and external program possibilities. This results in a productive balance of internal development and external programs and collaborations reflected in our current product portfolio and pipeline.

•  Launched EVENITY®(1) (osteoporosis)

•  Acquired Otezla® (apremilast)

•  Progressed innovative pipeline:

– 8 product teams formed(2)

– 7 first-in-human studies initiated

– 4 programs advanced through early-to-late stage portal(3)

Branded Biosimilars

We believe our deep experience in biologics development and biotechnology manufacturing position us for leadership in the emerging biosimilars market. Our branded biosimilar medicines have the potential to expand access to important medicines for patients while delivering volume-based sales growth in our therapeutic areas.

•  Launched our first biosimilars in the U.S.:

– MVASI®(4) (biosimilar bevacizumab (Avastin®))

– KANJINTI®(4) (biosimilar trastuzumab (Herceptin®))

•  AVSOLA™ (biosimilar infliximab (Remicade®)) approved in U.S.

•  ABP 798(4) (biosimilar rituximab (Rituxan®)) Biologics License Application submitted to U.S. Food and Drug Administration

Transforming Amgen for the Future

In 2019, we began realizing the benefit of productivity initiatives embedded in our business. The savings from the productivity initiatives have contributed, and we expect will continue to contribute, to funding strategic growth investments, such as investment in research and development.

• Realized gross productivity savings which we reinvested in our business, including in our early oncology research and development programs

Capital Allocation and Investing for Long-Term Growth

Our strong cash flows and balance sheet also allows us to make substantial investments for long-term growth. We also recognize that stockholders who support investment in developing innovative medicines require an appropriate return on the capital they commit to Amgen.

•  Invested $16B for long-term growth:

– Acquired Otezla and Nuevolution AB

– 20.5% equity stake in BeiGene Ltd.(5)

•  Returned capital to stockholders:

– $7.7B in stock repurchases

– $3.5B of dividends paid

◾ $1.45 per share per quarter, a 10% per share dividend increase over 2018

Global Geographic Reach

We are leveraging our global presence to deliver the potential of our products to patients globally. Amgen medicines are now available to patients in approximately 100 countries worldwide (up from 50 in 2011).

• Launched Repatha® in China • Launched EVENITY in Japan • Expanded oncology presence in China through strategic collaboration with BeiGene Ltd.

Next-Generation Biomanufacturing

Next-generation biomanufacturing plants have a smaller manufacturing footprint and reduce environmental impact, including reducing consumption of water and energy and lower levels of carbon emissions. Next-generation biomanufacturing plants can be built in less time than traditional plants and have lower operating costs.

•  Singapore next-generation biomanufacturing facility operating and delivering cost and environmental efficiencies

•  Continued work on the construction of our first U.S. next-generation biomanufacturing plant

(1)	Jointly developed in collaboration with UCB. Developed in Japan by Amgen Astellas BioPhrama K.K., our joint venture with Astellas Pharma Inc.
(2)	Formed when a molecule has been judged to have the potential to be safe and effective in humans.
(3)	The period covering Phase 2 through Phase 3.
(4)	Jointly developed in collaboration with Allergan plc.
(5)	Entered into strategic collaboration with BeiGene Ltd. in October 2019; closed in January 2020.

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Compensation Discussion and Analysis

Our Compensation and Governance Best Practices

  What we do

✓	Majority of compensation is performance based: A substantial majority of NEO compensation is performance based and at-risk.

✓

Recoupment: Our incentive compensation plans contain recoupment provisions applicable to all staff members that expressly allow the Compensation and Management Development Committee, or Compensation Committee, to determine that annual cash incentive awards are not earned fully or in part where such employee has engaged in misconduct that causes serious financial or reputational damage to the Company.

✓

Clawback policy: Our Board of Directors, or Board, is required to consider the recapture of past cash or long-term incentive, or LTI, equity award payouts to our NEOs if the amounts were determined based on financial results that are later restated and the NEOs’ misconduct is determined by the Board to have caused the restatement.

✓

Robust stock ownership and retention guidelines: We have a six times base salary ownership requirement for our Chief Executive Officer, or CEO. Our Executive Vice Presidents and Senior Vice Presidents have three times and two times base salary ownership requirements, respectively. Officers are required to hold shares of our Common Stock acquired through the vesting of restricted stock units, or RSUs, the payout of performance units, or the exercise of stock options until they have reached the required stock ownership level. Compliance with this policy is assessed annually and all executive officers, including our NEOs, who were expected to meet such guidelines by December 31, 2019, were in compliance.

✓

Minimum vesting periods: Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year on 95% of equity awards granted and our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date.

✓	Performance-based equity: Our LTI equity award grants are primarily (80%) performance-based, with 50% in the form of three-year performance units.

✓

Independent compensation consultant: The Compensation Committee retained and sought advice from Frederic W. Cook & Co., or FW Cook, to assist the Compensation Committee in its review and determination of executive compensation.

✓

Amgen Values: The Amgen Values overlay our Company performance goals and the Compensation Committee assesses each NEO’s annual compensation, including the annual incentive award, based on compliance with these internal standards.

  What we don’t do

⨯

No hedging or pledging: With respect to our Common Stock, all of our staff members and Board members are prohibited from engaging in short sales, purchasing or pledging our Common Stock on margin, or entering into any hedging, derivative, or similar transactions.

⨯	No re-pricing or backdating: We have strong LTI equity award plans and policies that prohibit re-pricing or backdating of equity awards.
⨯

No tax gross-ups: We do not provide tax gross-ups, except for business-related payments such as reimbursement of certain relocation expenses on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf.

⨯

No single-trigger and no gross-ups in the event of a change of control: We do not have “single-trigger” equity vesting acceleration upon a change of control for RSUs and stock options and do not provide tax gross-ups on change of control payments.

⨯	No excessive perks: Our perquisites are limited to those with a clear business-related rationale.
⨯	No employment agreements: We do not have employment contracts or guaranteed bonuses, other than in countries where they are required by law.
⨯

No dividends paid on unvested equity: Dividends equivalents accrue on our performance units and RSUs, but are paid out in shares of our Common Stock only when and to the extent the underlying award is earned and vested. Stock options do not have dividend equivalent rights.

⨯	No defined benefit pension or supplemental executive retirement plan (SERP) benefits or “above market” interest on deferred compensation.

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Compensation Discussion and Analysis

Aligning Pay With Performance and Execution of Our Strategic Priorities

A substantial majority of each NEO’s compensation is “at risk” and earned based on our execution of our strategy and performance. Our annual cash and long-term equity incentive programs promote focus on activities supporting the execution of our strategic priorities as well as near- and long-term stockholder value creation. This incentive compensation is earned based on our financial, operating, and stock price performance. In 2019, we made significant progress on our performance goals and advancing our strategic priorities, facilitating execution of our strategy and mission to serve patients.

We delivered a one year total shareholder return, or TSR, of 28%. As depicted below, we outperformed our peer group average TSR for each of the one-, three-, and five-year periods, and strongly outperformed the Standard and Poor’s 500 Index, or S&P 500, TSR for the three-year period.

Our strong cash flows and balance sheet allowed continued investment for long-term growth in 2019 through internal research and development and capital expenditures, and external business development transactions (including the acquisition of Otezla and our equity stake in BeiGene), while simultaneously providing substantial returns to stockholders.

•	Otezla Acquisition. The acquisition of Otezla, the only oral non-biologic treatment for psoriasis and psoriatic arthritis, offers many benefits, including:

-	A strong strategic fit with our long-standing expertise in psoriasis and inflammation;

-	A differentiated, oral therapy complementary to our existing inflammation franchise of innovative biologics and biosimilar products; and

-	Worldwide rights enhancing our global geographic expansion objectives.
•

BeiGene Ltd. Equity Stake. To support the development of our early oncology pipeline and our global geographic expansion objectives, we entered into a collaboration with BeiGene, a research-based, oncology-focused biotechnology company with an established, experienced team in China, the world’s second-largest pharmaceutical market. BeiGene will commercialize three of our products in China (XGEVA®, KYPROLIS®, and BLINCYTO®) and we and BeiGene will collaborate to advance 20 medicines from our innovative oncology pipeline in China and globally. In support of this collaboration, we took a 20.5% equity stake in BeiGene.

In 2019, while investing $4.1 billion in research and development, $618 million in capital expenditures, and $13.6 billion in acquisitions, we also allocated $11.2 billion of capital for return to our stockholders ($7.7 billion in stock repurchases and $3.5 billion of dividends)

•	We increased our quarterly dividend per share 10% over 2018 (to $1.45 per share per quarter for 2019). Our dividend per share increased 418% since the inception of our dividend in 2011.

Annual Dividend Increases

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Compensation Discussion and Analysis

Earned amounts from our 2019 annual cash incentive compensation program are tied directly to our performance based on pre-established financial and operating performance goals designed to drive execution of our strategic priorities.

Goal	Weighting	% of Target Earned

1. Financial Performance
Revenues Target $22.1B Results $23.4B	30%	177%
Non-GAAP Net Income(1) Target $8.2B Results $9.0B	30%	168%

2. Progress Innovative Pipeline
Advance Early Pipeline	10%	100%
Execute Key Clinical Studies and Regulatory Filings	20%	80%

3. Deliver Annual Priorities
Execute Critical Launches and Long-Term Commercial Objectives	5%	77%
Achieve Productivity Objectives	5%	107%

Final Score	Achieved 138.9%

1. Our financial performance was strong in a year of transition.

In March 2019, when we established our 2019 performance goals, we expected to drive volume growth in our newer products, but we also anticipated substantial competition against our legacy products due to patent expiries that would more than offset newer product sales growth. Our early 2019 investor guidance also reflected this anticipated competitive intensity.

In 2019, we grew product volumes by 3% globally. And, despite the anticipated competitive headwinds, we outperformed our budgeted financial targets and exceeded our original guidance as we retained more of our legacy product sales than expected, drove our newer product volume growth, and added Otezla to our product portfolio.

Our 2019 revenues benefited from volume-driven growth from a number of our newer innovative medicines that grew units double digit or better, including Repatha®, Parsabiv®, BLINCYTO, Aimovig®(2), and Prolia®. Overall 2019 revenues decreased 2% to $23.4 billion reflecting the impact of biosimilar and generic competition against our mature products. Lower product sales were affected by lower net selling price, offset partially by higher unit demand.

Our non-GAAP net income performance also benefited from our success in retaining more of our mature product sales, driving unit growth of our newer products, and the favorable productivity savings resulting from our strong performance of our “Achieve Productivity Objectives” annual goal discussed further below.

2. We progressed our pipeline(3).

2019 Pipeline Launches.

• We launched EVENITY, an innovative product for the treatment of osteoporosis in postmenopausal women at high risk of fracture, in the U.S., Canada, Japan, South Korea, and Australia(4).

•   We also launched two oncology biosimilars in the U.S.:

-  MVASI (biosimilar bevacizumab (Avastin®)), the first oncology therapeutic biosimilar approved by the U.S. Food and Drug Administration, or FDA, was approved for all approved indications of Avastin.

- KANJINTI (biosimilar trastuzumab (Herceptin®)) was approved for all approved indications of Herceptin.

In 2019, we advanced our early pipeline and executed key clinical studies and regulatory filings.

•	We generated eight new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans).

•	We initiated seven first-in-human studies.

•	We advanced four programs through the early-to-late stage portal (the period covering Phase 2 through Phase 3).

Oncology:

•	We advanced our early oncology programs with approximately 17 individual therapeutics in development. Early data readouts from this pipeline have been promising, including for AMG 510

(1)

Non-Generally Accepted Accounting Principles, or non-GAAP, net income for purposes of the 2019 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

(2)	Jointly developed in collaboration with Novartis AG.
(3)	For complete information regarding our significant pipeline advancements, please refer to our Form 10-K for the year ended December 31, 2019.
(4)	EVENITY is also approved in Japan and South Korea for men at high risk for fracture and in Australia as a treatment to increase bone mass in men with osteoporosis at high risk of fracture.

42       ï 2020 Proxy Statement

Compensation Discussion and Analysis

(our KRASG12C small molecule inhibitor being investigated as a treatment for a variety of solid tumors):

-

The FDA granted Orphan Drug Designation for previously treated metastatic non-small cell lung cancer, or NSCLC, and colorectal cancer with KRASG12C mutation and Fast Track Designation for previously treated metastatic NSCLC with KRASG12C mutation.

-	We enrolled a potentially pivotal Phase 2 monotherapy study in advanced NSCLC, and began enrollment of colorectal cancer patients in a Phase 2 monotherapy study.

•	We submitted an FDA Biologics License Application for ABP 798 (biosimilar rituximab (Rituxan®)).

•	In our marketed oncology therapeutics, we invested in studies that expanded treatment options for patients:

-

For KYPROLIS (our medicine for patients with relapsed or refractory multiple myeloma), the Phase 3 CANDOR(1) study (evaluating KYPROLIS in combination with dexamethasone and DARZALEX® compared to KYPROLIS and dexamethasone alone) met its primary endpoint of progression-free survival.

-	Nplate® (our medicine to treat low blood platelet count) was approved for earlier use in adults with immune thrombocytopenia; and

-

BLINCYTO (our medicine for patients with acute lymphoblastic leukemia) was approved for patients with Philadelphia chromosome negative minimal residual disease-positive B-cell precursor acute lymphoblastic leukemia in the European Union.

Cardiovascular Disease:

We launched Repatha® in China as the first PCSK9 inhibitor for adults with established atherosclerotic cardiovascular disease to reduce the risk of myocardial infarction, stroke, and coronary revascularization.

Inflammatory Disease:

•	Received a Breakthrough Therapy designation for Tezepelumab(2) (our medicine in Phase 3 development for asthma) in patients with severe asthma without an eosinophilic phenotype.

•	The FDA approved AVSOLA (biosimilar infliximab (Remicade®)) for all approved indications of Remicade.

Bone Health:

Received approval for EVENITY in the European Union for the treatment of severe osteoporosis in postmenopausal women at high risk of fracture.

3. We delivered on our annual priorities.

We executed on our critical launches and long-term commercial objectives.

As discussed above, our revenues benefited from volume-driven growth from a number of our newer innovative medicines, including those medicines that were the focus of our annual priorities to execute critical launches:

•	Prolia (our medicine for patients with osteoporosis) worldwide sales increased 17% in 2019.

•	Aimovig worldwide sales increased 157% in 2019.

•

Repatha worldwide sales increased 20% in 2019. Given the gravity of the impact of cardiovascular disease, we took significant actions to address access challenges for patients who would benefit from Repatha, including:

-	Efforts to Improve Access. To address access challenges, we have offered payers significant rebates on Repatha in exchange for improved patient access.

-

Action to Increase Affordability. In the U.S. we established a 60% lower list price to address affordability for patients, particularly those on Medicare. Beginning January 2020, Repatha is available exclusively at this 60% lower list price.

We achieved our productivity objectives.

We began realizing the benefit of the productivity initiatives embedded in our business. In 2019, as a result of our focus on productivity to support continued reinvestment opportunities, we achieved gross savings of approximately $286 million. Part of these savings have been invested into our research and development activities. We expect savings from these productivity initiatives will continue to contribute to funding strategic growth investments, such as investment in our early oncology programs.

We delivered on additional strategic priorities.

In 2019, in addition to launching Repatha as our first product in China, we made significant progress in expanding our presence in China and Japan, the second and third largest pharmaceutical markets, respectively.

(1)	Carfilzomib, Daratumumab and Dexamethasone for Patients With Relapsed and/or Refractory Multiple Myeloma.
(2)	Jointly developed in collaboration with AstraZeneca plc.

  ï 2020 Proxy Statement    43

Compensation Discussion and Analysis

•

We entered into a strategic collaboration with BeiGene Ltd. to collaborate on the commercialization of XGEVA, KYPROLIS, and BLINCYTO in China and the global development and commercialization of 20 Amgen oncology pipeline products.

•	With EVENITY, we realized our third product approval in three years in Japan through our Amgen Astellas BioPharma K.K. joint venture.

•	We executed our first biosimilar launch in the Asia-Pacific region with the launch of MVASI in Thailand. This was also the fourth biosimilar launch for Amgen globally.

•	We acquired Otezla, with approvals around the world, providing an attractive international growth opportunity.

In 2019, we successfully operated our next-generation manufacturing facility in Singapore and continued to work on the construction of our U.S. facility in Rhode Island.

•

Rhode Island Facility. In 2019, to support expected product volume growth, we continued construction on our first U.S. next-generation biomanufacturing plant in Rhode Island. This new plant will be the first of its kind in the U.S., is anticipated to create a substantial number of additional highly skilled manufacturing positions in the U.S., and will employ our next-generation biomanufacturing capabilities.

Performance Under Our Long-Term Incentive Program

Pay delivery from our LTI compensation plan is tied directly to our stock performance and aligns with long-term value creation for our stockholders.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Three-year performance units comprise 50% of our annual LTI equity award grants. The goal design and all measurement targets are established at the beginning of the three-year performance period and, for the 2017-2019 performance period, were earned based on our performance as measured against these pre-established annual targets for the three equally weighted non-GAAP operating measures of earnings per share, or EPS, growth, operating margin, and operating expense (in 2017 and 2018) and EPS growth, operating margin, and return on invested capital, or ROIC (for 2019). These non-GAAP operating measures were chosen to drive performance in alignment with, and focus our executives on, our 2014-2018 investor commitments, which included EPS growth, operating margin improvement, and operating expense reduction through significant transformation improvement efforts. For the third year of the 2017-2019 performance period (2019), the Compensation Committee replaced non-GAAP operating expense with non-GAAP ROIC in response to stockholder feedback, as well as our goal of delivering an efficient disciplined business model beyond 2018. At the end of the 2017-2019 performance period, our performance under the three annual operating measure percentages was averaged, resulting in a total operating measures score of 103.7% driven by our strong non-GAAP EPS growth over the period.

The total operating measures score was then increased or decreased based on our relative TSR performance as compared to the companies in the S&P 500 over the three-year performance period. Our strong TSR performance ranking (77.8th percentile) relative to the TSRs of the companies in the S&P 500 for the three-year performance period resulted in a TSR modifier for the 2017-2019 performance period of +50 percentage points and a payout of 153.7% of performance units granted. A detailed depiction of this calculation is on the next page.

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Compensation Discussion and Analysis

2017-2019 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the

beginning of the three-year performance period

2019 Operating Measures and Performance

Non-GAAP(1) Operating Measures	Minimum (50%)	Target (100%)	Intermediate (125%)	Maximum (150%)	2019 Performance
EPS Growth ($)					136.8% $14.75
	≤$11.60	$12.75	$14.35	≥$15.20

Operating Margin (%)					75.3% 50.0%
	≤48%	52%	54%	≥58%

ROIC (%)					66.6% 30.7%
	≤30%	32%	–	≥36%

					92.9%

2017-2019 Operating Measures Score (Operating Measure Percentages 50 – 150% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1) Operating Measures	2017(2)	2018(2)	2019	2017-2019 Average Operating Measures
EPS Growth ($)	133.8% ($12.74)	142.9% ($14.37)	136.8% ($14.75)	137.8%
Operating Margin (%)	114.5% (54.2%)	106.6% (52.5%)	75.3% (50.0%)	98.8%
Operating Expense Years 1 & 2 (in billions)	107.0% ($11.04)	50.0% ($11.91)		74.5%
ROIC (%) Year 3			66.6% (30.7%)
	118.4%	99.8%	92.9%	103.7%

2017-2019 S&P 500 Relative TSR(3) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥ 75th percentile = 50% (Maximum)	Actual Amgen percentile ranking 77.8th percentile resulting in a +50% score

Amgen TSR = 50th percentile = 0% (Target)

Amgen TSR ≤ 25th percentile = -50% (Minimum)

If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

(1)

The operating measures of the 2017-2019 performance units were based on Non-GAAP financial results for 2017, 2018, and 2019 as reported and reconciled in Appendix B, except that operating measures were further adjusted for the impacts of Hurricane Maria as prescribed by the terms of the 2017-2019 performance goals document. For this purpose, operating expense was reduced by $147 million ($0.16 in EPS) for 2017 and increased by $21 million ($0.03 in EPS) for 2018, and increased by $49 million ($0.07 in EPS) for 2019.

(2)

Our targets for our 2017 and 2018 performance were disclosed under the 2017-2019 performance goals in our 2018 and 2019 proxy statement, respectively, filed with the Securities and Exchange Commission on April 11, 2018 and April 8, 2019, respectively.

(3)

TSR Measurement Points = Average daily closing price of stock for the first 20 trading days beginning on the grant date (May 1, 2017) and the last 20 trading days of the performance period (December 31, 2019).

  ï 2020 Proxy Statement    45

Compensation Discussion and Analysis

Positive 2019 Say on Pay Vote Outcome and Engagement With Our Stockholders

In 2019, we received approximately 93% stockholder support on our say on pay advisory vote. We have engaged consistently in broad direct governance-focused stockholder outreach since 2011. Since our 2019 annual meeting of stockholders, in addition to outreach by our executives and Investor Relations department to our investors owning approximately 58% of our outstanding shares, we have engaged in governance-focused outreach activities and discussions with stockholders owning approximately 51% of our outstanding shares. These discussions have been valuable and informative and we will continue to engage with our stockholders to further enhance our understanding of the perspectives of our investors.

In 2019, the predominant feedback from investors with respect to our compensation and governance practices was that they are satisfied with our compensation program and governance practices. We are pleased with our say on pay results and stockholder feedback, and will continue to engage with our stockholders to be sure we understand and address any concerns.

Long-Term Incentive Equity Award Design in 2019

In December 2018 and March 2019, the Compensation Committee evaluated and established a performance award goal design for the 2019-2021 performance period (January 1, 2019 to December 31, 2021) with input from management and FW Cook, to take into account discussions with our stockholders, and to continue to drive operating performance and financial discipline. For the 2019-2021 performance period, the Compensation Committee retained the same general performance award goal design as for the 2018-2020 performance period, including the requirement that the TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero. This feature provides a greater tie to stockholders’ interests and investment experience. The Compensation Committee moved to using two operating measures, retaining the two non-GAAP operating measures of EPS growth and ROIC used for the last two years of the 2018-2020 performance period for the entire 2019-2021 performance period to continue to incentivize focus on delivering stockholder value and to emphasize our goal of remaining disciplined in our management of the business and use of capital, respectively. These operating measures are weighted equally (one-half per measure). A depiction of the 2019-2021 performance period goal design can be found in “Performance Award Goal Design for the 2019-2021 Performance Period—2019-2021 Performance Period Goal Design and Award Calculation.”

46       ï 2020 Proxy Statement

Compensation Discussion and Analysis

Our 2019 Compensation Program Highlights and Objectives

Total Target Direct Compensation Focuses on “At Risk” Compensation (91% for our CEO and 82% for our other NEOs)

  ï 2020 Proxy Statement    47

Compensation Discussion and Analysis

How Compensation Decisions Are Made For Our Named Executive Officers

  Roles and Responsibilities

Compensation Committee Composed solely of independent directors and reports to the Board

•   Evaluates the performance of our CEO within the context of the financial and operational performance of the Company.

•   Determines and approves compensation packages for our CEO, other NEOs, Executive Vice Presidents, Senior Vice Presidents, and Section 16 officers (collectively, “Senior Management”).

•   Reviews and approves all compensation programs in which our NEOs participate.

•   Oversees the development and effective succession planning of our CEO and other members of Senior Management annually.

•   Exercises the sole authority to select, retain, replace, and/or obtain advice from compensation consultants, legal counsel, and other outside advisors and assesses the independence of each such advisor, taking into consideration the factors set forth in the Securities and Exchange Commission, or SEC, rules and The NASDAQ Stock Market listing standards.

•   Oversees the Board’s relationship with and response to stockholders on executive compensation matters and the Compensation Discussion and Analysis.

Consultant to the Compensation Committee Frederic W. Cook & Co., Inc., Independent consultant retained directly by the Compensation Committee

•   Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee.

•   Provides advice and studies on the appropriateness and competitiveness of our compensation program relative to market practice for our NEO compensation.

•   Provides advice and studies on our equity programs.

•   Provides advice on the selection of our peer group.

•   Consults on executive compensation trends and developments.

•   Consults and makes recommendations, when requested, on various compensation matters and compensation program designs and practices to support our business strategy and objectives.

•   Coordinates and reviews the appropriateness of market data compiled by management.

•   Works with management to assess the potential risks arising from our compensation policies and practices.

CEO Assisted by the Executive Vice President, Human Resources and other Company staff members

•   Conducts performance reviews of the other NEOs and makes recommendations to the Compensation Committee with respect to compensation of Senior Management other than himself.

•   Provides recommendations on the development of and succession planning for the members of Senior Management other than himself.

Annual performance reviews for each staff member (including NEOs) include an assessment of delivery of performance in alignment with our Amgen Values, a set of principles established in 1996 that guide the way we conduct business:

Amgen Values:
• Be science-based;	• Trust and respect each other;
• Compete intensely and win;	• Ensure quality;
• Create value for patients, staff, and stockholders;	• Work in teams; and
• Be ethical;	• Collaborate, communicate, and be accountable.

48       ï 2020 Proxy Statement

Compensation Discussion and Analysis

Use of Independent Compensation Committee Consultant

To assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and sought advice from FW Cook, an independent consultant. George B. Paulin, the Chairman of FW Cook, worked directly with the Compensation Committee in the roles and undertaking the responsibilities previously described in “How Compensation Decisions Are Made For Our Named Executive Officers” and specifically in 2019 provided consultation regarding regulatory updates, selection of our peer group, consultation on market competitiveness for our LTI equity award practices, competitive practice for CEO compensation, and general market practices for NEO compensation.

During 2019, the Compensation Committee, as in past years, had responsibility for engaging FW Cook and directed the nature of the activity and interchange of data between FW Cook and management. The Company did not engage FW Cook for any other services to the Company.

The Compensation Committee recognizes the unique demands of our industry, including its complex regulatory and reimbursement environment, and the challenges of running an enterprise focused on the discovery, development, manufacture, and commercialization of innovative medicines to address serious illness. The Compensation Committee believes that these unique demands require executive talent that has significant industry experience as well as, for certain key functions, specific scientific expertise to oversee research and development activities and the complex manufacturing requirements for biologic products. Further, the Compensation Committee believes that these very particular skills and capabilities limit the pool of talent from which we can recruit and also cause our employees to be highly valued and sought after in our industry.

On an annual basis, FW Cook reviews our peer group with the Compensation Committee to determine whether the peer group remains appropriate. In 2019, FW Cook recommended continuing the objective criteria previously established and making no changes to the peer group. Based, in part, on these recommendations from FW Cook, as well as a review of the objective criteria, the Compensation Committee determined that the current peer group remained appropriate.

  ï 2020 Proxy Statement    49

Compensation Discussion and Analysis

How We Establish Our Peer Group

2019 Peer Group Companies Biotechnology and pharmaceutical companies with which we compete for executive talent.
Objective Criteria Considered	2019 Peer Group (Companies in blue also list Amgen as a peer)

•   GICS codes of biotechnology (352010) and pharmaceuticals (352020);

•   12-month average market capitalization between 0.25 and 4.0x that of Amgen’s average market capitalization for the same period(1);

•   Trailing four-quarter revenues between 0.25 and 4.0x that of Amgen’s revenues(1);

•   Non-U.S. peers limited to those commonly identified as a “peer of peers”;

•   Competitors for executive talent;

•   Companies of comparable scope and complexity;

•   Competitors for equity investor capital;

•   Companies that identify us as their direct peer; and

•   Companies with similar pay practices.

•   AbbVie Inc.

•   Allergan plc

•   AstraZeneca plc

•   Biogen Inc.

•   Bristol-Myers Squibb Company

•   Celgene Corporation

•   Eli Lilly and Company

•   Gilead Sciences, Inc.

•   GlaxoSmithKline plc

•   Johnson & Johnson

•   Merck & Co., Inc.

•   Novartis AG

•   Pfizer Inc.

•   Regeneron Pharmaceuticals, Inc.

•   Roche Holding AG

•   Sanofi S.A.

(1)	For purposes of the 2019 peer group analyses:

	Market Capitalization(a)	Revenues(b)
Amgen	$122 billion	$24 billion
Relative Peer Group Position	3rd Quartile (above median)	2nd Quartile

(a)	Represents the 12-month average market capitalization as of May 31, 2019.
(b)

Represents revenues for the trailing four quarters ended March 31, 2019. Revenues for GlaxoSmithKline plc, Roche Holding AG, and Sanofi S.A. were converted into U.S. dollars using Standard & Poor’s Capital IQ.

Peer Group Data Sources

Our primary data sources for evaluating all elements of compensation for our CEO is data compiled by FW Cook from SEC filings of our peer group, including for the 25th, 50th, and 75th percentiles of the specific compensation elements paid to CEOs in our peer group. For our other NEOs, our primary data sources for evaluating all elements of compensation are the Willis Towers Watson Pharmaceutical Human Resources Association Executive Compensation Survey, or PHRA Survey, which provides peer company data, augmented by the available data from proxy statements filed with the SEC for companies in our peer group. The Executive Vice President, Global Commercial Operations role is well-matched in the PHRA Survey. However, the role is not consistently well-represented in the peer group proxy statements and, as a result, to reflect the scope and criticality of the role, is instead benchmarked to the second highest paid named executive officers in such filings. Based on this data, the Compensation Committee is presented with a comparison of each NEO on a position or pay rank basis with an analysis of each element of direct compensation for such NEO at the 50th and 75th percentile of the peer group. Because PHRA Survey and proxy statement data is only available for the previous calendar year, consistent with generally accepted practice, base pay data is aged forward to the current year based on expected salary movement. Annual cash incentive award and LTI equity award market data are not adjusted for aging.

The “Market Median” is determined for our CEO and our other NEOs based on the prior year’s compensation and is reviewed by the Compensation Committee to inform compensation decisions made in March of each year as follows:

Market Median
CEO (compiled by FW Cook)	Other NEOs
• 50th percentile of each compensation element paid to CEOs in our peer group in the previous year from proxy statements.

•   Average of the 50th percentile of each compensation element of our peer group from the PHRA Survey and proxy statements in the previous year (with base pay data aged forward to the current year) except for the Executive Vice President, Global Commercial Operations role as described above.

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Compensation Discussion and Analysis

Elements of Compensation and Specific Compensation Decisions

Described below are our three primary elements of executive compensation in order of magnitude: LTI equity awards; annual cash incentive awards; and base salaries.

Long-Term Incentive Equity Awards

Our compensation program aims to achieve the appropriate balance of compensation elements relative to the responsibilities of our staff members, with the result that the largest proportion of compensation for our CEO and the other NEOs is in the form of LTI equity awards that are risk-based and closely aligned with the creation of long-term stockholder value. For 2019, equity-based compensation represents 78% of our CEO’s target compensation and 65% of target compensation for our other NEOs, and 50% of annual equity awards are in the form of long-term performance units. In addition, while being mindful of stockholder dilution (see below), we also grant LTI equity awards each year to nearly all of our staff members worldwide to increase staff awareness of how our performance impacts stockholder value. We believe that our practice of granting equity-based compensation broadly has been a significant factor in advancing our strategic priorities by aligning all of our staff members’ (including our NEOs’) interests with those of our stockholders, rewarding execution of our strategy, fostering long-term focus, and enhancing retention.

We Continue to Exercise Discipline in the Grant of Long-Term Incentive Equity Awards—Monitoring Dilution and Annual Equity Usage

Our Compensation Committee balances the use of equity to align staff members with our stockholders while striving to limit stockholder dilution to that amount which investors would expect to experience with members of our peer group. Annually, LTI equity award grant guidelines are established for each Company job level targeting the 50th percentile of our peer group for levels for which equity data is broadly available, setting an annual LTI equity award budget at approximately the 50th percentile of our peer group, and reviewing the Shareholder Value Transfer (SVT) associated with the proposed aggregate LTI equity award grants to ensure that our SVT is aligned with our peer group practices. (For certain lower job levels where data is not as comprehensive, we have developed guidelines that trend in-line with available data and consider internal equity.) As illustrated, the resulting dilutive effect has generally trended downward.

Long-Term Incentive Equity Award Mix

As part of its annual evaluation of our LTI equity award practices, the Compensation Committee reviewed our LTI equity award mix with FW Cook and elected to maintain the previous year’s LTI equity award allocation for 2019 given its pay-for-performance alignment. As such, 80% of our annual equity award value continued to be delivered as performance-based LTI equity awards consisting of performance units (50%) and stock options (30%). Time-vested RSUs, designed to foster retention, continued to comprise the remaining 20% of equity value. Both our stock options and RSUs generally vest over four years (with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date). The delay in the commencement of vesting furthers the longer-term performance emphasis of our LTI equity award program and enhances retention.

LTI Equity Award Allocation

  ï 2020 Proxy Statement    51

Compensation Discussion and Analysis

Value of 2019 Annual Long-Term Incentive Equity Awards

Based on a review of Company and executive performance and market data, the Compensation Committee determined to grant the following annual LTI equity award grant values to our CEO and the other NEOs in March 2019, with an effective grant date of May 3, 2019, the third business day after the announcement of our first quarter 2019 earnings results. (For more information regarding the determination of the Market Median, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously discussed.)

Named Executive Officer	Performance Units(1) ($)	Stock Options ($)	Restricted Stock Units ($)	Total Equity Value Granted ($)	2018 Market Median ($)	Difference vs. Market Median Over/ (Under) (%)

Robert A. Bradway	7,000,000	4,200,000	2,800,000	14,000,000	11,209,000	24.9

Murdo Gordon	2,000,000	1,200,000	800,000	4,000,000	3,918,612	2.1

David W. Meline	2,000,000	1,200,000	800,000	4,000,000	3,399,988	17.6

David M. Reese	2,000,000	1,200,000	800,000	4,000,000	4,010,465	(0.3)

Jonathan P. Graham(2)	1,400,000	840,000	560,000	2,800,000	2,594,725	7.9

(1)	The 2019-2021 performance period runs from January 1, 2019 through December 31, 2021.
(2)

Mr. Graham was promoted to Executive Vice President, General Counsel and Secretary, effective October 22, 2019. Prior to that date, and at the time that the 2019 annual LTI equity awards were granted, Mr. Graham served as Senior Vice President, General Counsel and Secretary and the grant amounts reflect his role prior to his promotion, and does not give effect to his promotion grant.

Based on the March 2019 Compensation Committee review of the market data, the Compensation Committee approved an increase in Mr. Bradway’s LTI equity award from $12.5 million to $14 million to reward Mr. Bradway for strong performance and excellent leadership of the Company since 2012, noting that, since 2012 Mr. Bradway’s base salary and/or total target annual cash compensation had been below the Market Median, and to differentiate his pay with equity that is substantially performance-based. In making its decision, the Compensation Committee noted that, while the Market Median for CEO pay had declined as a result of turnover in leadership at four of our peer group companies, among continuing incumbents at our peer group companies, the Market Median increased. The March 2019 Compensation Committee review of the market data also resulted in granting Mr. Meline the same LTI equity award value ($4 million) that he had received in 2018 in recognition of Mr. Meline’s lengthy tenure in the role of Chief Financial Officer of large public companies and the value of his expertise. The Compensation Committee also granted Mr. Gordon and Dr. Reese LTI equity award grant values of $4 million each to position their respective total target direct compensation closer to the Market Median for their respective roles. Further, in continued recognition of Mr. Graham’s tenure and diversity of experience in the role of General Counsel at other complex publicly traded companies, the Compensation Committee granted Mr. Graham the same LTI equity award value ($2.8 million) that he had received in 2018. The Compensation Committee concluded that the LTI equity award values granted were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially “at risk,” performance-based, and focused on the longer-term.

Promotion Equity Awards

Mr. Graham was promoted to Executive Vice President, General Counsel and Secretary effective October 22, 2019 to recognize the scope and impact of his service to the Company. In connection with Mr. Graham’s promotion, the Compensation Committee granted Mr. Graham a promotional RSU award on November 1, 2019 with a value of $2 million. This grant was intended to bring Mr. Graham’s 2019 annual LTI equity award grant more in-line with his role as Executive Vice President and will vest in accordance with our standard vesting schedule over four years, with no vesting in the first year and three approximately equal installments each year thereafter.

52       ï 2020 Proxy Statement

Compensation Discussion and Analysis

Performance Award Program 2017-2019 Performance Period Performance Units Earned

At the end of the 2017-2019 performance period, our performance for each of the three annual non-GAAP operating measures was averaged, resulting in 137.8% earned for EPS growth, 98.8% earned for operating margin, and 74.5% earned for operating expense and ROIC over the three-year period. These three non-GAAP operating measure percentages were then averaged for a total operating measures score of 103.7% for the three-year performance period. Based on our strong TSR ranking of 77.8th percentile relative to the TSRs of the companies in the S&P 500, the total operating measures score of 103.7% was increased by the maximum TSR adjustment of 50 percentage points to 153.7%. This actual earned performance of 153.7% for the 2017-2019 performance period resulted in the following number of shares of Common Stock being earned. Each earned performance unit converted to one share of Common Stock upon the payout date of March 20, 2020. See the detailed description of the 2017-2019 performance period previously discussed.

Named Executive Officer	Performance Units Value Granted (Target) ($)	Number of Performance Units Granted (#)	Number of Shares of our Common Stock Earned(1) (#)

Robert A. Bradway	6,000,000	33,543	56,106

Murdo Gordon(2)	n/a	n/a	n/a

David W. Meline	1,750,000	9,783	16,363

David M. Reese	400,000	2,236	3,740

Jonathan P. Graham	1,250,000	6,988	11,688

(1)	Includes dividend equivalents earned on these amounts rounded down to the nearest whole number of shares (excluding fractional shares paid in cash).
(2)

Mr. Gordon commenced employment with the Company in 2018 after the participants for the 2017-2019 performance period had been determined and did not receive any performance units for such performance period. For a description of the new-hire LTI equity awards granted to Mr. Gordon in connection with the commencement of his employment, see the subsection “Non-Direct Compensation and Payouts in Certain Circumstances—Change of Control Benefits and Offer Letter with Limited Severance Benefits—Offer Letter Mr. Gordon” below.

  ï 2020 Proxy Statement    53

Compensation Discussion and Analysis

2018-2020 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the

beginning of the three-year performance period

Based on review and deliberation in December 2017 and March 2018, the Compensation Committee with input from management and FW Cook constructed the 2018-2020 performance period (January 1, 2018 to December 31, 2020) design to be similar to that of the 2017-2019 performance period design. All operating measures and goals were established at the beginning of the 2018-2020 performance period. For 2018, the three annual non-GAAP operating measures established for 2018 under the 2017-2019 performance period were employed. For 2019 and 2020, non-GAAP EPS growth and ROIC, two measures included among the three operating measures established for 2019 under the 2017-2019 performance period, are the operating measures under the 2018-2020 performance period. The TSR modifier was rebalanced for the 2018-2020 performance period from 50 to 30 percentage points to shift the weighting of the TSR modifier to be in greater alignment with the value of each of the operating measures. For our 2019 operating performance measures (after weighting), we performed at 110.6%.

2019 Operating Measures and Performance

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (65%)	Target (100%)	High (135%)	Maximum (170%)	2019 Performance
EPS Growth ($)						131.8% ($14.82)
	≤$9.05	$10.05	$12.55	$15.05	≥$16.05

ROIC (%)						89.5% (30.8%)
	≤26%	28%	32%	36%	≥38%

						110.6%

2018-2020 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1) Operating Measures	2018(2)	2019	2020	2018-2020 Average Operating Measures
Operating Margin (%) Year 1	105.4% (52.6%)			TBD
Operating Expense Year 1 (in billions)	30.0% ($11.89)			TBD
EPS Growth ($) Years 1, 2, and 3	132.7% ($14.40)	131.8% ($14.82)	Pre-established and to be disclosed(3)	TBD
ROIC (%) Years 2 and 3		89.5% (30.8%)		TBD
	89.4%	110.6%	TBD	TBD

2018-2020 S&P 500 Relative TSR(4) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥75th percentile = 30% (Maximum)

Amgen TSR = 50th percentile = 0% (Target)

Amgen TSR ≤25th percentile = -30% (Minimum)

If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

Final 2018-2020 Performance Period Calculation 2018-2020 Non-GAAP(1) Operating Measures 2018 2019/2020 EPS Growth EPS Growth Operating Margin ROIC Operating Expense 2018-2020 Relative TSR Performance Final Payout Multiplier (0-200%) of target)

(1)

The 2018 non-GAAP operating measures (EPS growth, operating margin, and operating expense) and the 2019 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2018-2020 performance period are as reported and reconciled in Appendix B.

(2)	Our targets for our 2018 performance were disclosed under the 2018-2020 performance goals in our 2019 proxy statement filed with the Securities and Exchange Commission on April 8, 2019.
(3)	2020 targets are pre-established, but are not being disclosed at this time as they are competitively sensitive.
(4)	TSR Measurement Points = Average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

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Compensation Discussion and Analysis

2019-2021 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the

beginning of the three-year performance period

The Compensation Committee constructed the 2019-2021 performance period (January 1, 2019 to December 31, 2021) design with two non-GAAP operating measures of EPS growth and ROIC weighted equally in each year (one-half per measure). See the detailed description of the 2019-2021 performance period previously discussed.

2019 Operating Measures and Performance

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (90%)	Target (100%)	High (110%)	Maximum (170%)	2019 Performance
EPS Growth ($)						108.8% ($14.82)
	≤$10.00	$12.00	$13.45	$15.00	≥$17.00

ROIC (%)						92.2% (30.8%)
	≤25%	29%	37%	45%	≥49%

						100.5%

2019-2021 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1) Operating Measures	2019	2020	2021	2019-2021 Average Operating Measures
EPS Growth ($)	108.8% ($14.82)	Pre-established and to be disclosed(2)		TBD
ROIC(%)	92.2% (30.8%)			TBD
	100.5%	TBD	TBD	TBD

2019-2021 S&P 500 Relative TSR(3) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥75th percentile = 30% (Maximum)

Amgen TSR = 50th percentile = 0% (Target)

Amgen TSR ≤25th percentile = -30% (Minimum)

If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

Final 2019-2021 Performance Period Calculation 2019-2021 Non-GAAP(1) Operating Measures EPS Growth ROIC 2019-2021 Amgen Relative TSR Performance Final Payout Multiplier (0-200% of target)

(1)	The 2019 non-GAAP operating measures (EPS growth, and ROIC) with respect to the 2019-2021 performance period are as reported and reconciled in Appendix B.
(2)	2020 and 2021 targets are pre-established, but are not being disclosed at this time as they are competitively sensitive.
(3)	TSR Measurement Points = Average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

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Compensation Discussion and Analysis

Performance Award Goal Design for the 2020–2022 Performance Period

As part of its regular review and consideration of the performance award program, the Compensation Committee evaluated potential performance award goal designs for the 2020-2022 performance period (January 1, 2020 to December 31, 2022) with input from management and FW Cook at its December 2019 and March 2020 meetings. Based on such evaluations, the Compensation Committee retained the 2019-2021 performance period goals for the 2020-2022 performance period. The operating measures of non-GAAP EPS and ROIC remain weighted equally in each year (one-half per measure) and are measured against targets and goals pre-established for each year of the performance period at the beginning of the performance period. The Compensation Committee selected non-GAAP EPS to measure delivery of value to stockholders, including, among other things, the effectiveness of our execution of our strategic priority of “Capital Allocation and Investing for Long Term Growth” over an appropriate period. The Compensation Committee also retained the requirement that the TSR modifier could not effect a payout greater than target if our absolute TSR over the performance period was less than 0. The Compensation Committee revised the calculation of non-GAAP ROIC for the 2020-2022 performance period to include cash in invested capital.

Dividend Equivalents

RSUs and performance units have dividend equivalent rights. Such dividend equivalents are payable only when, and to the extent, the underlying RSUs and performance units are vested, earned, and converted to shares of Common Stock. The dividend equivalents may be paid in stock (with cash paid for fractional shares) or in cash at the Compensation Committee’s election. Stock options do not have dividend equivalent rights.

Plan Minimum Vesting Period of One Year; Actual Minimum of Two Years

Mindful of stockholder concerns and best practices, our equity incentive plan requires that at least 95% of all equity awards, including RSUs, restricted stock, stock options, performance awards, and dividend equivalents granted to staff members (including NEOs) will be subject to a minimum vesting period of no less than one year. Our annual stock option and RSU grants generally vest over four years in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date. This delayed vesting schedule further underscores the long-term focus of our LTI equity award program and enhances retention of staff members.

Long-Term Incentive Equity Awards Granted to Named Executive Officers in 2020

In March 2020, the Compensation Committee reviewed the LTI equity award grant values proposed to be granted to NEOs in 2020. The Compensation Committee approved an increase in Mr. Bradway’s LTI equity award from $14 million to $14.4 million to recognize his sustained and successful leadership of the Company through a period of transformation to meet the challenges of the evolving biopharmaceutical marketplace. The Compensation Committee approved an increase in the LTI equity award from $4 million to $4.1 million for Dr. Reese to bring Dr. Reese’s total direct compensation closer to the Market Median and to reflect the importance of his contributions to the Company since his promotion to Executive Vice President. The Compensation Committee also approved an increase in the LTI equity award from $4 million to $4.1 million for Mr. Gordon to recognize his leadership of our Commercial team through a period of transition and his positioning of our Commercial team for a period of growth. The Compensation Committee granted Mr. Graham an LTI equity award grant value of $3.9 million to position his 2020 annual LTI equity award grant in-line with his role as Executive Vice President and to reflect the value to Amgen stockholders of the work in which his team is engaged. As Mr. Meline remains with the Company to assist in the transition of our new Chief Financial Officer, he was granted an LTI equity award grant value equal to the same value as he received in 2019 ($4 million) which will be pro-rated according to the number of complete months of employment in 2020. The Compensation Committee concluded that the LTI equity award values granted were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially “at risk,” performance-based, and focused on the longer-term.

Annual Cash Incentive Awards

Executive Incentive Plan

Annual cash incentive awards to our NEOs are generally made under our stockholder-approved Executive Incentive Plan, or EIP, which employs a formula that establishes a maximum award possible for each participant based on our non-GAAP net income(1). For 2019, each of our NEOs was a participant in the EIP. This year, as in the past, actual awards under the EIP are determined by the Compensation Committee using its negative discretion under the EIP, with award determinations based on Company performance against the composite final score of the pre-established 2019 Company performance goals. In evaluating and confirming this approach, the Compensation Committee also considers the contributions of each participant’s role to our success during the year.

In March 2019, the Compensation Committee determined for the EIP participants, the definition of non-GAAP net income(1), the maximum award payable for each participant, the target annual cash incentive award opportunities. In addition, the Compensation Committee determined the plan design for the Global Management Incentive Plan, or GMIP, and Global Performance Incentive Plan, or GPIP, and the 2019 Company performance goals and weightings, and the percentages payable for threshold, target, and maximum performance.

Target Annual Cash Incentive Award Opportunity

After review of market data, the Compensation Committee determined that the target annual cash incentive award opportunities for our NEOs

(1)	Non-GAAP net income for purposes of the EIP is as reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

would remain the same as 2018 (150% of base salary for Mr. Bradway and 100% for each of the Executive Vice President NEOs). In connection with Mr. Graham’s promotion to Executive Vice President, General Counsel and Secretary effective October 22, 2019, Mr. Graham’s target annual cash incentive award opportunity was increased in alignment with other Executive Vice President NEOs to 100%, and his 2019 target opportunity was pro-rated based on the number of days before and after the effective date of his promotion.

The maximum award under the EIP continued to be expressed as the EIP non-GAAP net income(1) definition and, consistent with past years, was 0.125% for our CEO, 0.075% for each of the Executive Vice President NEOs, and 0.05% for Mr. Graham. As discussed previously, both historically and in 2019, the Compensation Committee has paid well below the maximum award permitted under the EIP based on a practice of exercising negative discretion by using the Company performance goals composite final score under our GMIP as applied to the participant’s target annual cash incentive award opportunity to determine actual awards.

2019 Company Performance Goals

While all of the goals measure single-year performance, taken as a whole, they are intended to positively position us for both near- and long-term success, support our strategic priorities, and create stockholder value. The 2019 Company performance goals approved by the Compensation Committee were based on our 2019 budget and forecast at the time of such approval and are discussed on the following page.

For the 2019 Company performance goals, management recommended, and the Compensation Committee concurred with, (i) an increase in the weighting for “Advance Early Pipeline” (from 5% to 10%) to focus on progressing programs in development, with a concurrent decreased weighting for “Execute Critical Launches and Long-Term Commercial Objectives” (from 10% to 5%); and (ii) replacing “Achieve Transformation Objectives” with “Achieve Productivity Objectives” to reflect the Company’s movement beyond its 2014-2018 investor commitments and its focus on productivity to support continued reinvestment in opportunities (such as the early pipeline) while striving to maintain appropriate expense discipline. The goals also reflected the wide range of revenue uncertainty for 2019 given patent expiries, with targets consistent with the budget and forecast at the time of such goal setting, and both the 2019 financial and non-financial goals continuing to increase the level of execution necessary to deliver the required performance.

(1)	Non-GAAP net income for purposes of the EIP is as reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2019 Company Performance Goals and Results

The table below illustrates the goals established, the weighting of each goal, and our actual performance for 2019. Payouts can range from 0% to a maximum of 225% of target annual cash incentive award opportunity for each metric and the final company performance goals score cannot exceed 225%. For additional discussion regarding our performance, please see “Aligning Pay With Performance and Execution of Our Strategic Priorities.”

Deliver Results (60% weighting)		Weighted Score Achieved 103.7%

($ In Millions)

Equally focused on top- and bottom-line growth and assigned the largest percentage, consistent with the fundamental importance of financial performance to us and our stockholders in both the near- and long-term. No amounts can be earned for below-threshold performance for our financial metrics.

Goals	Weighting	Threshold	Target	Maximum	Achieved
Revenues	30%	$20,453	$22,100	$23,747	$23,362 177.3%

Non-GAAP Net Income(1)	30%	$7,084	$8,213	$9,342	$9,028 168.3%

Certain measurements of performance for the non-financial metrics are subjective in nature and could result in a very small payout percentage (less than 1% of an annual cash incentive award).

Progress Innovative Pipeline (30% weighting)		Weighted Score Achieved 26.0%

Measures progress on both early- and later-stage product candidates to focus us on executing key clinical studies and delivering a robust product pipeline at all stages of the development continuum, which we believe is critical to our continued success over both the near- and long-term.

Goals	Weighting	Results	Achieved

Advance Early Pipeline	10%	• We generated a total of eight product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans).	100.0%

		• We initiated seven first-in-human studies, including with product candidates for prostate and other solid tumor cancers, multiple myeloma, cardiovascular disease, and respiratory diseases.

		• We advanced four programs through the early-to-late stage portal (the period entering Phase 2 through Phase 3).

Execute Key Clinical Studies and Regulatory Filings	20%	• We achieved key clinical study milestones for Omecamtiv Mecarbil, KYPROLIS, Nplate, and ABP 798 (biosimilar rituximab (Rituxan®)).	80.0%

		• We completed regulatory filings for EVENITY, Prolia, KYPROLIS, AVSOLA (biosimilar infliximab (Remicade®)), and ABP 215 (biosimilar bevacizumab).
Deliver Annual Priorities (10% weighting)		Weighted Score Achieved 9.2%
Goals	Weighting	Results	Achieved
Execute Critical Launches and Long-Term Commercial Objectives – Focuses on executing on our key product launches.	5%	• We set aspirational internal goals to focus our entire Company on delivering on the promise of three important medicines – Repatha, Prolia, and Aimovig. While all three products delivered significant volume-driven growth, we did not meet our aspirational goals for Repatha and Aimovig.	77.2%

Achieve Productivity Objectives – Focuses on productivity to support continued reinvestment in opportunities (such as the early pipeline).	5%	• We established a target $280 million of gross operating expense savings. We realized approximately $286 million of gross savings that we reinvested in the business.	106.8%

2019 Company Performance Goals Final Score	Achieved 138.9%

(1)	Non-GAAP net income for purposes of the 2019 Company performance goals of our annual cash incentive award program is reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2019 Annual Cash Incentive Awards

As shown in the table above, our performance against the 2019 Company performance goals yielded a composite final score of 138.9% and the Compensation Committee awarded actual annual cash incentive awards under the EIP to our NEOs based on this composite final score. No further discretion was employed.

Named Executive Officer	Target Opportunity (% of Base Salary)		Target 2019 Award($)	Actual 2019 Award($)(1)
Robert A. Bradway	150		2,390,769	3,321,000
Murdo Gordon	100		1,021,154	1,418,000
David W. Meline	100		994,646	1,382,000
David M. Reese	100		970,139	1,348,000
Jonathan P. Graham	92	(2)	878,494	1,220,000

(1)	Calculated in accordance with the 2019 Company performance goals composite final score based on actual 2019 earned base salary.
(2)

Mr. Graham’s target annual cash incentive award opportunity was increased from 90% to 100% of base salary in connection with his promotion to Executive Vice President, General Counsel and Secretary, effective as of October 22, 2019. The target opportunity is a pro-rated bonus target based on the number of days at each target level before and after the effective date of his promotion.

2020 Company Performance Goals

In March 2020, the Compensation Committee established Company performance goals for 2020 performance under our GMIP as follows:

2020 Company Performance Goals
60%	Deliver Results
• Revenues (30%) • Non-GAAP Net Income (30%)
30%	Progress Innovative Pipeline
• Execute Key Clinical Studies and Regulatory Filings (20%) • Advance Early Pipeline (10%)
10%	Deliver Annual Priorities
• Fund Innovation Through Productivity (5%) • Ensure Successful Integrations and Transitions (5%)

The Compensation Committee replaced “Execute Critical Launches and Long-Term Commercial Objectives” and “Achieve Productivity Objectives” with the new annual priorities of “Fund Innovation Through Productivity” and “Ensure Successful Integrations and Transitions” as goals that create productivity and add an emphasis on integration-related priorities given the Company’s 2019 acquisitions and the BeiGene collaboration.

In March 2020, the Compensation Committee reviewed the target incentive award opportunity for each NEO and determined that the existing target incentive award opportunity for each NEO remains appropriate. No changes were made to the target incentive award opportunity for any NEO.

Base Salaries

Generally, in March of each year, the Compensation Committee reviews the peer group data compared with the Market Median, considers our performance, market conditions, retention, and other such other factors deemed relevant, and receives management’s, including our CEO’s, assessment of the performance of each of the other NEOs, and recommendations regarding any base salary adjustments for them. The Compensation Committee uses our CEO’s evaluation of the performance of the NEOs (other than himself), the Compensation Committee’s own evaluation of our CEO’s performance, information with respect to each NEO’s experience and other qualifications, the Market Median for each position and market conditions to determine each NEO’s base salary. No increase in base salary is automatic or guaranteed. For more information on how decisions are made, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

In March 2019, the Compensation Committee reviewed the market competitiveness of each NEO’s base salary employed at the time based on Market Median data and such executive officer’s performance, experience and other qualifications, as well as the Company’s overall performance. In alignment with the base salary increases made to staff members generally, the Compensation Committee increased Mr. Bradway’s base salary by 2.6% and each of the other NEOs by 2.5%.

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Compensation Discussion and Analysis

2019 Base Salary Market Position

The 2019 base salaries as in effect at the end of 2019 and the Market Median position as reviewed by the Compensation Committee in March 2019 are shown in the table below:

Named Executive Officer	2018 Base Salary ($)	Increase (%)	2019 Base Salary ($)	2018 Market Median ($)	Difference vs. Market Median Over/(Under) (%)
Robert A. Bradway	1,560,000	2.6	1,600,000	1,586,000	0.9
Murdo Gordon	1,000,000	2.5	1,025,000	1,033,452	(0.8)
David W. Meline	974,000	2.5	998,400	1,033,767	(3.4)
David M. Reese	950,000	2.5	973,800	1,098,716	(11.4)
Jonathan P. Graham	935,000	2.5	958,500	953,708	0.5

2020 Base Salary Adjustments

In March 2020, the Compensation Committee reviewed the market competitiveness of each NEO’s base salary based on a review of market data and such executive officer’s performance, experience and other qualifications, as well as the Company’s overall performance. In alignment with the base salary increases made to staff members generally, the Compensation increased Messrs. Bradway, Gordon, Meline, and Graham’s respective base salaries by 2.5%. The Compensation Committee increased Dr. Reese’s base salary by 4% to bring his base salary closer to the Market Median for his position.

Total Target Annual Cash Compensation

Total target annual cash is the sum of the NEO’s base salary and target annual cash incentive award. The Compensation Committee believes that reviewing our NEOs’ total target annual cash compensation, in addition to the Market Median for each element of compensation, provides a useful check in making compensation decisions.

In March 2019, the Compensation Committee reviewed total target annual cash compensation for each NEO compared to the market data and historical total target annual cash compensation figures as depicted below. The Compensation Committee noted such total target annual cash compensation was generally below the Market Median with the exception of Messrs. Bradway and Graham. For Mr. Bradway, who was slightly above the Market Median, the Market Median for all peers declined as a result of turnover in leadership at four of our peer group companies where new incumbents were paid less than their predecessors, but among continuing incumbents, the Market Median increased. The Market Median for Mr. Graham’s position had declined in prior years causing Mr. Graham’s total target annual cash compensation to be above Market Median. The Compensation Committee took these metrics into account and decided to increase the value of LTI equity awards to Mr. Bradway for 2019 to bring his target total annual direct compensation (composed of base salary, target annual cash incentive award, and target LTI equity award) closer to the Market Median of continuing incumbents, in lieu of increasing total target annual cash compensation, resulting in compensation that is more “at risk” and performance-based. For more information regarding the determination of Market Median and the peer group data reviewed, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

Total Target Annual Cash Compensation

Total target annual cash compensation reviewed by the Compensation Committee in March 2019 prior to the compensation changes being made are shown in the table below:

Named Executive Officer	2019 Amgen Target Total Annual Cash ($)	2018 Market Median ($)	Difference vs. Market Median Over/(Under) (%)
Robert A. Bradway	4,000,000	3,966,000	0.9
Murdo Gordon	2,050,000	2,083,471	(1.6)
David W. Meline	1,996,800	2,026,322	(1.5)
David M. Reese	1,947,600	2,221,552	(12.3)
Jonathan P. Graham	1,821,150	1,659,523	9.7

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Compensation Discussion and Analysis

Perquisites

Perquisites are limited in both type and monetary value. The Compensation Committee believes, however, that certain perquisites facilitate the efficient operation of our business, allowing our NEOs to better focus their time, attention, and capabilities on our Company, permit them to be accessible to the business as required, alleviate safety and security concerns, and assist us in recruiting and retaining key executives. The perquisites provided to our NEOs generally include an allowance for personal financial planning services, including tax preparation services (not to exceed $15,000 annually in aggregate), annual physical examinations, Company-paid moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf and, in limited instances, personal expenses when on business travel such as guests accompanying NEOs. Certain of our NEOs also have access to a Company car and driver and, subject to the approval of our CEO, the Company aircraft for personal use. Our CEO is encouraged to use our Company aircraft for all of his travel (business and personal) because the Compensation Committee believes that the value to us of making the aircraft available to our CEO, in terms of safety, security, accessibility, and efficiency, is greater than the incremental cost that we incur. No tax gross-up reimbursements are provided to NEOs, except in connection with reimbursement of moving and relocation expenses consistent with our other staff members and our general relocation policy.

We believe that providing tax gross-up reimbursements on the applicable moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate on the Company’s behalf is appropriate because it treats these executives in a similar manner as non-executives under our Company-wide policy which is designed to incentivize optimal deployment of our human resources in support of the Company’s strategy. It also assists in the attraction and retention of the executive talent necessary to compete successfully.

We provide limited home sale loss assistance for Senior Vice Presidents and above in connection with relocations that benefit us and are at our request, and in certain new hire situations. We do not provide tax gross-ups for assistance with loss on sale of a home. Our limited home sale loss assistance serves as an important tool in inducing senior management to fully commit to their new role and relocation.

Our Company-wide policy includes a repayment provision applicable to all staff members (including our NEOs) that requires a new staff member hired from outside the Company or staff members who accept an assignment and relocate, to repay us for moving and relocation expenses and home loss assistance incurred by us in the event that the staff member does not complete the move, resigns, or is discharged for cause within two years of the employment start date or relocation date, as applicable (with a pro-rata refund in the second year).

Compensation Policies and Practices

Recoupment Provisions

Our cash incentive award programs (EIP, GMIP, and GPIP) expressly allow the Compensation Committee, or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award. This provision is not intended to limit any other action that the Company could take against an employee, including other disciplinary actions (up to termination), ordinary course performance considerations, disclosure of wrongdoing to the government, and pursuit of any other legal claims against such employees.

Clawback Policy

We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers, including our NEOs, if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.

Stock Ownership and Retention Guidelines

Our stock ownership guidelines require our executives to hold a meaningful amount of our Common Stock, promote a long-term perspective in managing the Company, further aligning the interests of our executives and stockholders and mitigating potential compensation-related risk. Our guidelines require that each officer who has not met their ownership requirements must retain shares of our Common Stock acquired through the vesting of RSUs, the payout of performance units, and the exercise of stock options awarded net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts, until such officer has reached his or her required stock ownership level.

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Compensation Discussion and Analysis

Stock Ownership Guidelines Requirements

The stock ownership guidelines for 2019 were:

Position	Stock Ownership Requirement	Compliance
Chief Executive Officer(1)	6x base salary	✓
Executive Vice President	3x base salary	✓
Senior Vice President	2x base salary	✓
Vice President	1x base salary	✓

(1)

Mr. Bradway exceeded his ownership requirement and holds approximately 53 times his base salary, or 9 times his stock ownership requirement as of October 18, 2019, the effective date of certifications.

The following holdings count towards satisfying these stock ownership requirements:

•	shares of our Common Stock beneficially held that are not subject to forfeiture restrictions;

•	shares of our Common Stock held through a 401(k) plan or other qualified pension or profit-sharing plan; and

•	shares purchasable with funds then allocated under our Employee Stock Purchase Plan.

Executives are generally given five years following their placement into a given job level to comply with these guidelines. Executives who are promoted to a status with a stock ownership level higher than the executive was previously required to satisfy, have three years to comply with the new ownership level if the executive has been subject to the stock ownership guidelines for five or more years. Once these ownership guidelines are met, executives are required to maintain such ownership until they change job levels or are no longer employed by us. As of October 18, 2019, the effective date of our executive certifications, all executive officers, including our NEOs, who were expected to meet such guidelines, were in compliance. Mr. Gordon commenced employment with our Company on September 3, 2018 and has until 2023 to meet his guidelines. Dr. Reese and Mr. Graham were promoted from Senior Vice President to Executive Vice President roles on July 26, 2018 and October 22, 2019, respectively, and, as a result, now have until 2021 and 2023 to comply with the new ownership level associated with the Executive Vice President role.

Insider Trading Policy and Practices

All staff members and our Board are prohibited from: (i) buying or selling our Common Stock while aware of any material nonpublic information; (ii) engaging in short sales with respect to our Common Stock; (iii) pledging or purchasing our Common Stock on margin; or (iv) entering into any derivative, hedging, or similar transactions with respect to our Common Stock, including any transactions that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Amgen stock. Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”),

“equity” or “performance” swap or exchange agreements or any similar agreements or arrangements, however denominated, in our securities.

Policies for Grants of Long-Term Incentive Equity Awards

In accordance with our equity awards policy, our regular annual LTI equity award grants are typically approved by the Compensation Committee (for grants of equity awards to Senior Management, including our NEOs) or the Equity Award Committee (for grants to all other staff members) with a grant date that is the third business day after the release of our next quarterly or annual earnings announcement after the date of determination by our Compensation Committee or Equity Award Committee, as applicable. Our NEOs may also receive special equity awards as determined by the Compensation Committee as new hires or for recognition and retention, promotions, or other purposes, but generally also only on the third business day after the release of our quarterly or annual earnings after the date of determination by our Compensation Committee and the relevant new hire, promotion, or other date.

Tally Sheets

The Compensation Committee annually reviews tally sheets for each NEO, setting forth all components of compensation, including compensation payable at termination, retirement, or a change of control. These tally sheets summarize the number of shares and the value at a given price of the LTI equity awards held by each NEO, as well as each NEO’s individual cumulative account balances in our benefit plans. These tools are employed by the Compensation Committee as a useful check on total annual compensation and the cumulative impact of our long-term programs and are considered important to understand both the overall and longer-term impact of compensation decisions.

The Compensation Committee may increase or decrease certain individual elements of compensation to align total compensation with peer group market data and to promote internal equity among our NEOs, other than our CEO, and use the information provided by these tally sheets to make such determination. No material adjustments to total compensation for any of our NEOs were made as a result of the review of these tally sheets by the Compensation Committee in 2019.

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Compensation Discussion and Analysis

Stockholder Outreach—Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executivecompensation, which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices. All input from our stockholders is valuable and the Compensation Committee appreciates your time and effort in completing the survey.

Approach to Pricing Our Products

We take a thoughtful approach to pricing our products and have internal processes and controls in place to ensure that pricing decisions are thoroughly and appropriately vetted prior to implementation with involvement from senior management. This process includes routine presentations to our Corporate Responsibility and Compliance Committee

and our Board on drug pricing practices. Our strategy includes a focus on innovative drugs that can deliver volume-driven growth, not simply price. And, in 2019, our revenues benefited from volume-driven growth from a number of our newer innovative medicines that grew units double digit or better, including Repatha, Parsabiv, BLINCYTO, Aimovig, and Prolia, rather than price increases. We have and continue to disclose in our annual report on Form 10-K and our quarterly reports on Form 10-Q, the pricing trends impacting our business, including, for 2019, that we continued to expect a lower net selling price in the aggregate compared with that of 2018. We believe that we have the appropriate governance mechanisms, oversight and processes in place to ensure that pricing decisions are made in-line with our values and our mission to serve patients. In addition, our Compensation Committee annually completes a thoughtful and rigorous evaluation of our executive compensation program for alignment with our mission to serve patients and deliver stockholder value without encouraging excessive or inappropriate risk-taking by our executives.

Non-Direct Compensation and Payouts in Certain Circumstances

Change of Control Benefits and Offer Letter With Limited Severance Benefits

Our CEO and other NEOs are participants in our double-trigger Change of Control Severance Plan discussed below. In connection with new hires, we typically enter into offer letters detailing their initial compensation and requirements to pay back certain elements of compensation. To attract talented executives from outside the Company, our offer letters generally include severance terms that apply to terminations initiated by us and occur for reasons other than for “cause” within three years from the date of hire. These benefits are generally provided to officer-level candidates to provide an incentive for them to join us by reducing the risks associated with making such a job change. Other than the foregoing, our CEO and NEOs are not covered by contractual arrangements that provide for severance or other benefits in the event of termination.

Offer Letter—Mr. Gordon

Mr. Gordon, who commenced employment as our Executive Vice President, Global Commercial Operations, effective September 3, 2018, is currently subject to an offer letter that was negotiated in connection with his hiring. The terms of the offer letter were approved by the Compensation Committee. Mr. Gordon’s offer letter included our standard relocation assistance to facilitate Mr. Gordon’s relocation from New Jersey to California. We also agreed to provide Mr. Gordon with RSUs valued at $6.4 million. To align with the value being replaced, this grant vests over three years beginning on the first anniversary of the grant date through the third anniversary at a rate of 35%, 35%, and 30% each year, respectively, contingent upon Mr. Gordon being actively employed with us through each vesting date. To further induce

Mr. Gordon to join our Company, we also agreed to provide Mr. Gordon with performance units valued at $3.5 million which vest at the end of the performance period (November 2, 2018 to December 31, 2020) contingent upon Mr. Gordon being actively employed through the vesting date. The Compensation Committee concluded that these LTI equity award values were appropriate because they provide compensation that is focused on the longer-term to compensate Mr. Gordon for equity forfeited as a result of his leaving his previous employer, to induce him to join the Company, and to provide long-term incentives that tie a significant portion of Mr. Gordon’s compensation to the value of our stock in alignment with our stockholders’ interests. To compensate for Mr. Gordon’s forfeiture of certain pension benefits at his previous employer, Mr. Gordon was also provided with a contribution to his Deferred Compensation Plan of $1 million which vests at a rate of 33%, 33%, and 34% each year through the third anniversary of his date of employment with us as long as Mr. Gordon remains actively and continuously employed by us. We also agreed to reimburse Mr. Gordon for any claim resulting from Mr. Gordon’s employment with us due to any recoupment from Mr. Gordon by his previous employer for previously earned compensation (up to $2 million). Mr. Gordon’s offer letter provides for cash severance protection for three years following his employment date equal to two year’s annual base salary and target annual cash incentive award, plus up to 18 months of COBRA(1) medical and dental coverage paid for by us. As discussed above, benefits of this type are often provided to officer-level candidates to provide an incentive to them to join our Company by reducing the risk of making such a job change. These severance benefits expire on September 3, 2021, and are payable only if Mr. Gordon is terminated other than for “cause.”

(1)	The Consolidated Omnibus Budget Reconciliation Act of 1985.

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Compensation Discussion and Analysis

Change of Control Benefits

Change of Control Severance Plan

In the event of a change of control and a qualifying termination, our Change of Control Severance Plan provides severance payments to 1,661 U.S. staff members (as of December 31, 2019), including each NEO. There are no tax gross-up payments provided under the plan. The plan is structured so that payments and benefits are provided only if there is both a change of control and a termination of employment, either by us other than for “cause” or “disability” or by the participant for “good reason” (as each is defined in the plan)—sometimes referred to as a “double-trigger”—because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The cash severance multiple for our CEO and all other NEOs is two times annual cash compensation. The payments and benefit levels under the Change of Control Severance Plan do not influence and were not influenced by other elements of compensation. The Change of Control Severance Plan was adopted, and is continued by the Compensation Committee:

•	To reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control;

•

To enable and encourage management to focus their attention on obtaining the best possible deal for our stockholders and making an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

•

To provide severance benefits to any participant who incurs a termination of employment under the circumstances described within a certain period following a change of control in recognition of their contributions to the Company.

Change of Control Treatment of Long-Term Incentive Equity Awards

Restricted Stock Units and Stock Options

All unvested RSUs and stock options have “double-trigger” acceleration of vesting that requires a qualifying termination in connection with a change of control. All RSUs and stock options vest in full only if the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” or, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason,” in each case within two years following a change of control.

Performance Units

The Compensation Committee has maintained change of control features for each of the performance periods under our performance award programs to ensure that these programs reward participants for our performance until the successful closing of any change of control. In general, the performance units are earned based on a truncated performance period and our performance through any change of control (or target performance for the operating measures if the change of control occurs in the first year of a performance period). If the change of control occurs within the first six months of a performance period, the amount earned is pro-rated based on the number of months of the performance period prior to the change of control. In the event of a termination of employment due to death, disability, or retirement, our performance units provide for potential earn-out at the end of the performance period based on actual results with the amount earned pro-rated based on the termination date. For additional information on the levels of payout, see “Potential Payments Upon Termination or Change of Control—Long-Term Incentive Equity Awards—Performance Units” in our Executive Compensation Tables.

Limited Retirement Benefits and Deferred Compensation Plan

Health, retirement, and other benefits programs are generally available to our U.S.-based staff members, including our NEOs, and are typically targeted to align in value with our peer group. The primary survey used to make this comparison is the Aon Hewitt Benefit Index®, last updated as of May 2018, using a comparator group of 14 companies chosen by Amgen as representative of its peer group. The data generated from this survey is used by the Compensation Committee and management in evaluating the competitive positioning and program design of these health, retirement, and other benefit programs.

Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan

Our Retirement and Savings Plan, or 401(k) Plan, is available to U.S.-based staff members of the Company and participating subsidiaries. All 401(k) Plan participants are eligible to receive the same proportionate level of matching and core contributions from us.

We credit to our Supplemental Retirement Plan, or SRP, which is available to all 401(k) Plan participants, Company core and matching contributions on eligible compensation that cannot be made to the 401(k) Plan because they relate to compensation that is in excess of the maximum amount of recognizable compensation allowed under the Internal Revenue Code’s qualified plan rules. We also credit staff members in the SRP for lost 401(k) Plan Company match and core contributions resulting from making a deferral into the Nonqualified Deferred Compensation Plan, or NDCP. Earnings under the SRP are market-based—there are no “above market” or guaranteed rates of returns offered in this plan and this plan enables us to provide the same percentage of base salary and annual cash incentive award as a retirement contribution to U.S.-based staff members at all levels. SRP and NDCP participants can direct notional account investments using the 401(k) Plan investing structure (excluding self-direct brokerage and our Company stock) as well as a variety of target date funds. Unlike a traditional pension plan, which provides a lifetime annuity that replaces a significant portion of a participant’s final pay, retirement benefits from our 401(k) Plan and SRP are based on the investment return on the staff member’s own investment elections, with the participant bearing the investment risk. The NDCP offers all U.S.-based staff

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members (including Puerto Rico) at director level and above the opportunity to defer eligible base salary and annual cash incentive awards, up to maximum amounts typical at our peer group. We also have the discretion to make contributions to this plan, but we do not make such contributions on a regular basis. We believe that offering the NDCP is appropriate because it provides executives the opportunity to save for retirement in a tax-effective fashion that is not readily available without our sponsorship.

Health Savings Account and Retiree Medical Savings Account Plan for all U.S.-based Staff Members

We offer a high deductible health plan and a health savings account that is generally available to U.S.-based (excluding Puerto Rico) staff members. We also maintain a Retiree Medical Savings Account Plan available to U.S.-based (excluding Puerto Rico) staff members that allows all staff members to make after-tax deferrals to be used post-termination to reimburse them for eligible medical expenses. Under the Retiree Medical Savings Account Plan, the Company credits all eligible staff members with an annual contribution ($1,000) and makes a matching contribution equal to 50% of a staff member’s deferrals (up to a match of $1,500 per year). Company credits can be accessed to reimburse eligible medical expenses of staff members who terminate having fulfilled the Company’s retirement criteria. We do not offer a traditional Company-paid retiree medical plan to our NEOs or other U.S.-based staff members.

Taxes and Accounting Standards

Tax Deductibility Under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for income tax purposes for any year with respect to compensation paid to “covered employees.” For tax years beginning after December 31, 2017, a covered employee includes an executive officer who holds the positions of either principal executive officer, or PEO, or principal financial officer, or PFO, at any time during the tax year, as well as an executive officer whose total compensation for the tax year is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for the taxable year (excluding the PEO and PFO), regardless of whether the executive officer is serving at year end. In addition, if an individual is a covered employee for a tax year beginning after December 31, 2016, the individual remains a covered employee for all future years. Because of this “once-a-covered-employee, always-a-covered-employee” rule, the total number of our covered employees in 2019 is higher than in 2018.

In 2017, The Tax Cuts and Jobs Act, or Tax Reform Act, was signed into law effective for taxable years beginning after December 31, 2017. Prior to the Tax Reform Act, the $1 million limit did not apply to performance-based compensation, as defined. While the Tax Reform Act eliminated the exception for performance-based compensation, a transition rule continues the exception of performance-based compensation provided pursuant to a written binding contract that was in effect on November 2, 2017 and not modified in any material respect on or after such date. Under the transition rule, compensation related to the exercise of stock options granted on or before November 2, 2017, and compensation earned with respect to performance units granted prior to November 2, 2017, is anticipated to qualify for the exception for performance-based compensation under the transition rules, provided that such contracts are not materially modified after that date. The cash tax impact for 2019 of compensation not being deductible due to the Section 162(m) limit is approximately $4.8 million, assuming the Company’s U.S. combined effective tax rate for 2019.

Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, RSUs, and performance units under our LTI equity award plans are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our LTI equity award plans and programs. For example, the Compensation Committee modified our Employee Stock Purchase Plan to make it non-compensatory under the “safe harbor” provisions of the accounting rules and, therefore, we no longer recognize compensation expense under this plan. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by each of our Named Executive Officers, or NEOs.

Name and Principal Position	Year	Salary ($)	(1)	Bonus ($)	Stock Awards ($)	(2)	Option Awards ($)	(3)	Non-Equity Incentive Plan Compensation ($)	(4)	All Other Compensation ($)	(5)	Total ($)
					Performance Units and Restricted Stock Units		Stock Options		EIP
Robert A. Bradway Chief Executive Officer and President	2019 2018 2017	1,600,923 1,566,000 1,555,962		0 0 0	9,799,716 8,749,818 8,399,812		4,199,985 3,749,994 3,599,974		3,321,000 3,898,000 2,683,000		691,169 591,454 661,041		19,612,793 18,555,266 16,899,789
Murdo Gordon Executive Vice President, Global Commercial Operations	2019 2018	1,025,673 330,769		0 2,000,000	2,799,711 9,899,861		1,199,970 0		1,418,000 513,000		212,482 1,336,604		6,655,836 14,080,234
David W. Meline Executive Vice President and Chief Financial Officer	2019 2018 2017	999,049 977,746 970,769		0 0 0	2,799,711 2,799,925 2,449,878		1,199,970 1,199,995 1,049,990		1,382,000 1,623,000 1,116,000		292,840 260,102 271,651		6,673,570 6,860,768 5,858,288
David M. Reese Executive Vice President, Research and Development	2019 2018	974,433 697,500		0 300,000	2,799,711 3,029,787		1,199,970 269,966		1,348,000 913,000		215,811 129,019		6,537,925 5,339,272
Jonathan P. Graham Executive Vice President, General Counsel and Secretary	2019 2018 2017	959,113 938,596 932,577		0 0 0	3,959,666 1,959,878 1,749,939		839,997 839,983 749,997		1,220,000 1,402,000 858,000		261,194 204,901 231,695		7,239,970 5,345,358 4,522,208

(1)

Reflects base salary earned in each bi-weekly pay period (or portion thereof) during each fiscal year before pre-tax contributions and, therefore, includes compensation deferred under our qualified deferred compensation plan and nonqualified deferred compensation plan, or NDCP. Under payroll practices for salaried staff members of our U.S. entities, including our NEOs, base salary earned in a pay period is computed by dividing the annual base salary then in effect by 26, which is the number of full bi-weekly pay periods in a year.

(2)

For 2019, reflects the grant date fair values of performance units for the 2019-2021 performance period and restricted stock units, or RSUs, granted during 2019 determined in accordance with Accounting Standards Codification, or ASC, Topic 718 (see footnotes 6 and 7 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

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Executive Compensation Tables

The number of units to be earned for the performance units granted during 2019 is based on the average of our performance against annual operating performance measures established at the commencement of the three year performance period, with the payout on such measures modified up or down by our total shareholder return, or TSR, relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, all computed over the performance period. These operating performance measures are performance conditions, as defined under ASC 718. The values shown in this table and the “Grants of Plan-Based Awards” table are based on probable outcomes of these performance conditions. The table below shows the grant date fair values of these performance unit awards: (1) if the maximum is achieved with regard to all of the operating performance measures which would result in an earnout of 170% based on the operating performance measures with the TSR market condition at target, with no increase or decrease based on the market condition; and (2) if the maximum is achieved with regard to all of the operating performance measures and maximum performance occurs under the TSR market condition which results in an additional 30% earnout, for total earned payout of 200% of performance units granted.

Fair Value of Performance Units for the 2019-2021 Performance Period

Name	Based on the Maximum Performance Regarding the 2019-2021 Operating Performance Measures	Based on the Maximum Performance Regarding the Operating Performance Measures and Maximum Payout for the TSR Modifier

Robert A. Bradway	$11,899,532	$13,999,627

Murdo Gordon	$3,399,678	$3,999,732

David W. Meline	$3,399,678	$3,999,732

David M. Reese	$3,399,678	$3,999,732

Jonathan P. Graham	$2,379,680	$2,799,624

(3)

For 2019, reflects the grant date fair values of non-qualified stock options granted during 2019 determined in accordance with ASC 718 (see footnote 8 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

(4)

Reflects amounts that were earned under our Executive Incentive Plan, or EIP, for 2019 performance which were determined and paid in March 2020. For a description of our EIP, see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

(5)	See the subsection “All Other Compensation—Perquisites and Other Compensation” immediately following these footnotes.

All Other Compensation—Perquisites and Other Compensation

Perquisites. The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to our NEOs and are included in the “All Other Compensation” column of the “Summary Compensation Table.” The following table sets forth the perquisites provided to our NEOs in 2019.

	Personal Use of Company Aircraft(1)	Personal Use of Company Car and Driver(2)	Personal Financial Planning Services	Moving and Relocation Expenses(3)		Other(4)
Name	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Tax Gross- Up($)	Aggregate Incremental Cost($)	Total($)

Robert A. Bradway	106,505	4,306	15,000	0	0	16,173	141,984

Murdo Gordon	209	47	15,000	4,347	34,879	10,354	64,836

David W. Meline	204	3,113	15,000	0	0	12,758	31,075

David M. Reese	0	0	15,000	0	0	12,497	27,497

Jonathan P. Graham	209	76	15,000	0	0	10,221	25,506

(1)

The aggregate incremental cost of use of our aircraft for personal travel by our NEOs is allocated entirely to the highest ranking NEO present on the flight (except for on-board catering costs which are allocated to each NEO present). If each NEO present on the flight is the same level, the aggregate incremental costs of use of our aircraft for personal travel is allocated to each NEO present. The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip-related maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied an estimate derived from our average costs. We believe that the use of this methodology for 2019 is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(2)

The aggregate incremental cost for personal use of the car and driver provided by us is determined as the sum of the cost of fuel, driver overtime costs allocable to personal usage, and maintenance costs for the total number of personal miles driven. Personal miles include travel to and from work from home. As the cars are used primarily for business travel, fixed costs that would be incurred by us to operate the company cars for business use such as car lease or rental costs and driver salaries are not included.

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Executive Compensation Tables

(3)

Mr. Gordon agreed to relocate from New Jersey to Thousand Oaks, California to serve as Executive Vice President, Global Commercial Operations commencing in September 2018. The incremental cost of certain relocation benefits that were provided to Mr. Gordon in 2019 in connection with his relocation in accordance with our relocation policies, include:

(a)	$4,347 for reimbursed relocation-related travel expenses and miscellaneous other relocation expenses; and
(b)	$34,879 for tax gross-up payments on moving and relocation benefits provided.
(4)	Other expenses also include:
(a)	Company contributions to non-profit charities designated by the executive in the amount of $9,984 for Mr. Bradway and $10,000 for Messrs. Gordon, Meline and Graham and Dr. Reese; and
(b)	Executive physicals, expenses related to guests accompanying the NEOs on business travel, gifts, and other expenses.

Other Compensation. The following table sets forth compensation for our NEOs in 2019 incurred in connection with our 401(k) Retirement and Savings Plan, or 401(k) Plan, our NDCP, and our Supplemental Retirement Plan, or SRP. These amounts, along with the perquisites and other compensation discussed above, are included in the “All Other Compensation” column of the “Summary Compensation Table.” See “Nonqualified Deferred Compensation” below for a description of these plans.

Name	Company Contributions to 401(k) Retirement and Savings Plan($)	Company Credits to Non-Qualified Deferred Compensation Plan	Company Credits to Supplemental Retirement Plan($)	Total($)

Robert A. Bradway	28,000	0	521,185	549,185

Murdo Gordon	22,231	0	125,415	147,646

David W. Meline	28,000	0	233,765	261,765

David M. Reese	28,000	0	160,314	188,314

Jonathan P. Graham	28,000	0	207,688	235,688

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Executive Compensation Tables

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2019. All of our equity based awards were granted under the Amgen Inc. 2009 Equity Incentive Plan, as amended.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)					Estimated Future Payouts Under Equity Incentive Plan Awards (# of units)(3)				All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Approval Date(1)	Threshold		Target		Maximum	Threshold		Target	Maximum
			EIP/GMIP					Performance Units				RSUs	Stock Options
Robert A. Bradway	3/6/19	3/6/19		(2)		(2)	11,285,000
	5/3/19	3/6/19							(3)	37,154	74,308				6,999,814	(6)
	5/3/19	3/6/19										15,791			2,799,902	(7)
	5/3/19	3/6/19											137,840	177.31	4,199,985	(8)
Murdo Gordon	3/6/19	3/6/19		(2)		(2)	6,771,000
	5/3/19	3/6/19							(3)	10,615	21,230				1,999,866	(6)
	5/3/19	3/6/19										4,511			799,845	(7)
	5/3/19	3/6/19											39,382	177.31	1,199,970	(8)
David W. Meline	3/6/19	3/6/19		(2)		(2)	6,771,000
	5/3/19	3/6/19							(3)	10,615	21,230				1,999,866	(6)
	5/3/19	3/6/19										4,511			799,845	(7)
	5/3/19	3/6/19											39,382	177.31	1,199,970	(8)
David M. Reese	3/6/19	3/6/19		(2)		(2)	6,771,000
	5/3/19	3/6/19							(3)	10,615	21,230				1,999,866	(6)
	5/3/19	3/6/19										4,511			799,845	(7)
	5/3/19	3/6/19											39,382	177.31	1,199,970	(8)
Jonathan P. Graham	3/6/19	3/6/19		(2)		(2)	4,514,000
	5/3/19	3/6/19							(3)	7,430	14,860				1,399,812	(6)
	5/3/19	3/6/19										3,158			559,945	(7)
	11/1/19	10/21/19										9,176			1,999,909	(7)
	5/3/19	3/6/19											27,568	177.31	839,997	(8)

(1)	Reflects the date on which the grants were approved by the Compensation Committee.
(2)

Represents awards to our NEOs made under our EIP. For our EIP participants, the “maximum” amounts shown in the table above reflect the largest possible payments under our EIP for the 2019 performance period, based on non-Generally Accepted Accounting Principles, or non-GAAP, net income, as defined for the EIP and reported and reconciled in Appendix B. There are no thresholds or targets under the EIP. The EIP provides that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the maximum. Consistent with its practice since the EIP was approved by our stockholders, the Compensation Committee employed the pre-established Company performance goals under our Global Management Incentive Plan, or GMIP, as illustrated in the table below, in determining the actual amounts awarded under the EIP in 2019.

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Executive Compensation Tables

Our 2019 Company performance goals under the GMIP were financial and operating performance goals weighted as follows: (1) Deliver Results (60%)—30% Revenues and 30% Non-GAAP Net Income (as reported and reconciled in Appendix B); (2) Progress Innovative Pipeline (30%); and (3) Deliver Annual Priorities (10%). There are no payouts for below-threshold performance on any of our Company financial performance goals. Threshold performance on our “Progress Innovative Pipeline” goals results in 50% earned for those metrics. Certain measurements of performance for the non-financial metrics are more subjective in nature and could result in a very small payout percentage (less than 1% of an annual cash incentive award) and, as such, no threshold amounts are shown in the table. The 2019 Company performance goals derived target and maximum payout levels, which are based on a multiple of salary, are shown in the table below. Maximum performance under all of the performance metrics results in 225% of target being earned. The actual amounts awarded under our Company performance goals are based on achievement of 138.9% performance against target and are reported as “Non-Equity Incentive Plan Compensation” in our “Summary Compensation Table” and are shown in the table below. For a description of our pre-established Company performance goals and the use of the GMIP in the Compensation Committee’s exercise of negative discretion see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Non-Equity Incentive Plan Compensation($)
Name	Threshold	Target	Maximum	Actual
Robert A. Bradway	—	2,390,769	5,379,230	3,321,000
Murdo Gordon	—	1,021,154	2,297,597	1,418,000
David W. Meline	—	994,646	2,237,954	1,382,000
David M. Reese	—	970,139	2,182,813	1,348,000
Jonathan P. Graham	—	878,494	1,976,612	1,220,000

(3)

Reflects estimated payouts regarding performance units granted during 2019 for the 2019-2021 performance period for NEOs. The number of units granted (which equals the target number of units of the award) will be multiplied by a payout percentage, which can range from 0% to 200%, to determine the number of units earned by the participant at the end of the performance period. Shares of our Common Stock will be issued on a one-for-one basis for each performance unit earned.

For all the NEOs, the payout percentage for the 2019-2021 performance period is earned based on two operating measures, with the total of such operating measures ranging from 30% to 170%, which is then modified up or down by up to 30 percentage points based on our relative TSR performance ranking. The non-GAAP operating measures are: (1) annual earnings per share for 2019, 2020 and 2021; and (2) annual return on invested capital, or ROIC, for 2019, 2020 and 2021. Each of the operating measures are measured against pre-established goals for every year in the 2019-2021 performance period, which runs from January 1, 2019 through December 31, 2021. All goals are set at the commencement of the three-year performance period. Each applicable operating measure is weighted equally (one-half per measure) to determine the total operating measure percentage for that year. At the end of the performance period, the final annual operating performance percentages for each of the three years are averaged to determine the score for the three-year performance period. The TSR modifier is based on how the TSR of our Common Stock ranks relative to the TSRs of the companies that are listed in the S&P 500, as defined (the Reference Group), over the period from the date of grant through the end of the performance period. If the rank of the TSR of our Common Stock equals or exceeds the 75th percentile or equals or is less than the 25th percentile, the TSR modifier increases or decreases the payout by 30 percentage points, respectively. If the TSR of our Common Stock is at the 50th percentile, the TSR modifier is zero. Linear interpolation is used to determine the TSR modifier if the rank of the TSR of our Common Stock falls between these percentiles. If our absolute TSR over the performance period is less than 0, then the modifier cannot be greater than 0.

All performance units accrue dividend equivalents deemed reinvested in shares and that are payable in shares only to the extent and when the underlying performance units are earned. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis. All 2019 operating measures with respect to the 2019-2021 performance period discussed above are reported and reconciled in Appendix B.

(4)

Reflects the RSUs granted during 2019, including the annual grant of RSUs to our NEOs and a grant to Mr. Graham in connection with his promotion to Executive Vice President, General Counsel and Secretary. RSUs accrue dividend equivalents that are deemed reinvested in shares and payable only to the extent and when the underlying RSUs vest and are issued to the recipient.

(5)	Reflects the 2019 annual grant of non-qualified stock options to our NEOs.
(6)

Reflects the grant date fair values of performance units granted to our NEOs for the 2019-2021 performance period determined in accordance with ASC 718, based on the number of performance units granted multiplied by: (i) 100% which is the operating measure percentage earnout based on the probable outcomes of financial performance measures over the three-year performance period as of the grant date; and (ii) the grant date fair value per unit of $188.40, which reflects the impact of the TSR modifier of $11.09 per share, which is a market condition. The grant date fair value per unit was calculated using a payout simulation model with the following key assumptions: risk-free interest rate of 2.3%; volatility of the price of our Common Stock of 22.1%; the closing price of our Common Stock on the grant date of $177.31 per share; volatilities of the prices of the stocks of the Reference Group; and the correlations of returns of our Common Stock and the stocks of the Reference Group to simulate TSRs and their resulting impact on the payout percentages based on the contractual terms of the performance units.

(7)

Reflects the grant date fair values of RSUs granted during 2019 determined in accordance with ASC 718 based on the number of RSUs granted multiplied by the grant date fair values per unit of $177.31 and $217.95 on May 3 and November 1, respectively. Because these RSUs accrue dividend equivalents during the vesting period, the grant date fair value per unit equals the closing price of our Common Stock on the grant date.

(8)

Reflects the grant date fair values of stock options granted during 2019 determined in accordance with ASC 718 based on the number of options granted multiplied by the grant date fair value per option of $30.47. The grant date fair value of an option was determined using a Black-Scholes option valuation model with the following key assumptions: risk-free interest rate of 2.4%; expected life of 5.8 years; expected volatility of the price of our Common Stock of 23.5%; expected dividend yield of 3.1%; and the exercise price of $177.31.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2019 granted to each of our NEOs.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Option)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Stock Options(1)				Restricted Stock Units and Dividend Equivalents		Performance Units and Dividend Equivalents

Robert A. Bradway	0	137,840	177.31	5/3/29	46,925	11,312,210	75,912	(4)	18,300,106
	0	108,444	177.46	4/27/28			69,613	(5)	16,781,606
	43,136	87,582	162.60	5/1/27			55,683	(6)	13,423,501
	79,056	40,726	156.35	5/3/26
	73,500	0	54.69	4/25/21
	127,000	0	58.43	4/26/20

Murdo Gordon	0	39,382	177.31	5/3/29	27,684	6,673,782	21,688	(4)	5,228,326
							36,703	(5)	8,847,992

David W. Meline	0	39,382	177.31	5/3/29	14,149	3,410,899	21,688	(4)	5,228,326
	0	34,702	177.46	4/27/28			22,275	(5)	5,369,834
	12,581	25,545	162.60	5/1/27			16,240	(6)	3,914,977
	25,153	12,959	156.35	5/3/26

David M. Reese	0	39,382	177.31	5/3/29	23,637	5,698,172	21,688	(4)	5,228,326
	0	7,807	177.46	4/27/28			5,010	(5)	1,207,761
	2,875	5,839	162.60	5/1/27			3,711	(6)	894,611
	5,749	2,962	156.35	5/3/26
	2,300	0	54.69	4/25/21
	1,480	0	58.43	4/26/20

Jonathan P. Graham	0	27,568	177.31	5/3/29	19,109	4,606,607	15,180	(4)	3,659,443
	0	24,291	177.46	4/27/28			15,593	(5)	3,759,005
	8,986	18,247	162.60	5/1/27			11,600	(6)	2,796,412
	16,529	8,516	156.35	5/3/26

(1)

In general, stock options expire on the tenth anniversary of their grant date. If a retirement-eligible staff member retires, their stock options continue to vest and expire on the earlier of: (i) the fifth anniversary of their retirement date; or (ii) the end of the grant term. No stock options were granted to NEOs during 2012 through 2015.

(2)

The following table shows the vesting of RSUs and related accrued dividend equivalents (rounded down to the nearest whole number of units) outstanding as of December 31, 2019. RSUs accrue dividends that are deemed reinvested in shares and payable only when and to the extent the underlying RSUs vest and are issued to the participant.

	Granted on

Name	November 1, 2019(a)	May 3, 2019(a)	November 2, 2018(b)	April 27, 2018(a)	May 1, 2017(c)	May 3, 2016(d)
Robert A. Bradway	0	16,132	0	14,810	10,681	5,302
Murdo Gordon	0	4,608	23,076	0	0	0
David W. Meline	0	4,608	0	4,739	3,115	1,687
David M. Reese	0	4,608	13,303	1,066	4,274	386
Jonathan P. Graham	9,232	3,226	0	3,316	2,226	1,109

(a)	Scheduled to vest at a rate of approximately 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively.
(b)

For Mr. Gordon, scheduled to vest at a rate of approximately 54% and 46% on the second and third anniversaries of the grant date, respectively; and for Dr. Reese, scheduled to vest at a rate of approximately 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively.

(c)	Scheduled to vest in approximately equal installments on each of the third and fourth anniversaries of the grant date.
(d)	Scheduled to vest on the fourth anniversary of the grant date.
(3)

The market values of RSUs and performance units (and related dividend equivalents) were calculated by multiplying the number of RSUs outstanding or the number of performance units as determined in accordance with Securities and Exchange Commission, or SEC, rules and footnotes 4 through 6 below, as applicable, by the closing price of our Common Stock on December 31, 2019 ($241.07).

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(4)

Reflects the sum of the number of performance units granted for the 2019–2021 performance period (January 1, 2019 to December 31, 2021) and the related dividend equivalents accrued through December 31, 2019, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2019 exceeds the target payout of 100% of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2019 grant date to December 31, 2019). The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 1,604 units for Mr. Bradway; 458 units for Messrs. Gordon and Meline and Dr. Reese; and 320 units for Mr. Graham. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(5)

Reflects the sum of the number of performance units granted for the 2018–2020 performance period (January 1, 2018 to December 31, 2020) and the related dividend equivalents accrued through December 31, 2019, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2019 is greater than the target payout of 100% of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the April 27, 2018 grant date (or the November 2, 2018 grant date with respect to Mr. Gordon) to December 31, 2019). The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 3,399 units for Mr. Bradway; 1,305 units for Mr. Gordon; 1,087 units for Mr. Meline; 244 units for Dr. Reese; and 761 units for Mr. Graham. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(6)

Reflects the number of performance units granted for the 2017-2019 performance period (January 1, 2017 to December 31, 2019) and related dividend equivalents accrued through December 31, 2019, multiplied by the payout percentage of 153.7%, which is based on our actual performance under our operating measures of 103.7% plus the relative TSR percentage modifier of +50 percentage points based on our actual TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 1, 2017 grant date to December 31, 2019. The number of dividend equivalents multiplied by the 153.7% payout percentage noted above (rounded down to the nearest whole number of units) included in the table above are as follows: 4,127 units for Mr. Bradway; 1,203 units for Mr. Meline; 275 units for Dr. Reese; and 859 units for Mr. Graham. Since these performance units were paid in 2020, they will be reflected in the “Option Exercises and Stock Vested” table as vested shares in next year’s proxy statement.

The estimated payouts of the performance units described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Option Exercises and Stock Vested

The following table summarizes the exercise of options, the vesting of RSUs, and the payment of performance units earned for the 2016-2018 performance period (and related dividend equivalents, as applicable) for each of our NEOs during the year ended December 31, 2019. The RSUs and performance units vested and converted to one share of our Common Stock for each vested RSU and performance unit. The 2016-2018 performance units had a performance period from January 1, 2016 through December 31, 2018 and became payable as shares upon certification by our Compensation Committee in March 2019.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert A. Bradway	0	0	66,183	12,559,278
Murdo Gordon	0	0	12,322	2,685,656
David W. Meline	0	0	20,799	3,948,170
David M. Reese	0	0	6,475	1,211,364
Jonathan P. Graham	0	0	26,460	4,984,294

(1)	No stock options were exercised by NEOs in 2019.
(2)

The value shown is the closing price of a share of our Common Stock on the business days immediately prior to the vesting dates of RSUs and to the payment date for the performance units, as applicable, multiplied by the number of units vested/paid, including cash received in lieu of fractional dividend equivalents.

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Nonqualified Deferred Compensation

The following table sets forth summary information regarding aggregate contributions to and account balances under our SRP and NDCP for, and as of, the year ended December 31, 2019. There were no withdrawals by any of the NEOs in 2019.

Name	2019 Employee Contributions ($)(1)	2019 Company Contributions ($)(2)	2019 Earnings ($)(3)	Balance as of 12/31/19 ($)(4)
Robert A. Bradway	584,700	521,185	2,079,103	16,086,924
Murdo Gordon	98,269	125,415	195,032	1,358,945
David W. Meline	0	233,765	508,944	6,485,612
David M. Reese	0	160,314	218,901	1,221,722
Jonathan P. Graham	291,892	207,688	720,472	4,107,089

(1)

Reflects the portions of the annual cash incentive awards deferred and contributed to the NDCP in the amount of $584,700 and $200,000 by Messrs. Bradway, and Graham, respectively, that were included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in 2018, the year they were earned. Also reflects a portion of salaries deferred and contributed to the NDCP in the amount of $98,269 and $91,892 by Messrs. Gordon and Graham, that were included in the “Salary” column of the “Summary Compensation Table” in 2019, the year they were earned.

(2)	Reflects credits to the SRP. With respect to Mr. Gordon, the SRP vests on the third anniversary of his hire date.
(3)	Reflects earnings in the NDCP and SRP for 2019.
(4)

Reflects balances in the NDCP and SRP on December 31, 2019. All amounts are vested, except amounts with respect to: $747,606, $708,954, and $562,280 for Messrs. Gordon, Meline, and Graham, respectively, related to Company contributions in their NDCP accounts and related earnings and losses and $128,221 for Mr. Gordon related to Company contributions and related gains and losses to his SRP account. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” in 2019, 2018, and 2017: $2,398,673 for Mr. Bradway; $1,226,954 for Mr. Gordon; $840,573 for Mr. Meline; $236,333 for Dr. Reese; and $924,008 for Mr. Graham.

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General Provisions of the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

The SRP is designed to provide a “make-whole” benefit to 401(k) Plan participants who have eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The Company credits to the SRP a 10% contribution on such compensation to represent the equivalent percentage of Company contributions that would have been made to the 401(k) Plan if the compensation had been eligible for deferral into the 401(k) Plan. For the same reason, the Company also credits to the SRP a 10% contribution on amounts deferred into the NDCP. No “above market” crediting rates are offered under the SRP and employee contributions are not permitted.

The SRP and the NDCP are unfunded plans for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts are our general unsecured obligations and are subject to our on-going financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to assist us in satisfying our obligations under the NDCP. Earnings on amounts contributed to our SRP and NDCP, like our 401(k) Plan, are based on participant selections among the investment options selected by a committee of our executives. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. Unlike our 401(k) Plan, we do not offer the opportunity to invest through a brokerage window or in our Common Stock under our NDCP or SRP. The investment options in the NDCP and the SRP also differ in that they include six portfolios based on different target retirement dates, referred to as “Target Retirement Portfolios,” that have been created for use as default investment options. The investment options during 2019 are described in the subsection “Investment Options Under the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan” below. Invested credits can be transferred among available plan investment options on any business day and effective at the close of business on that day (subject to the time of the request and the market being open).

Retirement and Savings Plan and Supplemental Retirement Plan

Our 401(k) Plan is a qualified plan that is available to regular U.S.-based staff members of the Company and participating subsidiaries. All 401(k) Plan participants, including our NEOs, are eligible to receive the same proportionate level of matching and nonelective or “core” contributions from us. Company contributions on eligible compensation earned above the Internal Revenue Code qualified plan compensation limit and on amounts that were deferred to the NDCP are credited to our SRP, a nonqualified plan that is available to all 401(k) Plan-eligible staff members.

Contributions. We make a core contribution of 5% of eligible compensation to all regular U.S.-based staff members under the 401(k) Plan, regardless of whether the staff members elect to defer any of their compensation to the 401(k) Plan. In addition, under the 401(k) Plan, participants are eligible to receive matching contributions of up to 5% of their eligible compensation that they contribute to the 401(k) Plan. Under our SRP, we credit 10% of each participant’s eligible compensation in excess of the maximum recognizable compensation limit for qualified plans, which equals the combined percentage of our core contributions and maximum matching contributions under our 401(k) Plan. We also credit 10% of each participant’s compensation that is not eligible for deferral into our 401(k) Plan because the participant deferred it to the NDCP.

Distributions. Participants receive distributions from the SRP following their termination of employment. Distributions for most participants are made in a lump sum payment in the first or second year following termination of employment, or, for balances in excess of $100,000, in installments that commence in the year following termination. For our NEOs, Section 409A of the Internal Revenue Code generally requires that their distributions may not occur earlier than six months following our NEO’s termination of employment.

Participants in the 401(k) Plan are immediately vested in participant and matching contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired before January 1, 2020 are also immediately vested in core contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired on or after January 1, 2020 will only become 100% vested in core contributions and related earnings and losses on such amounts after three years of service. Participants in the SRP are immediately vested in contributions that are made with respect to amounts the participants deferred under the NDCP and related earnings and losses on such amounts, and are fully vested in the remainder of their accounts upon the earlier of: (i) three continuous years of their service to us; (ii) termination of their employment on or after their normal retirement date (as defined in the 401(k) Plan); (iii) their disability (as defined in the 401(k) Plan); (iv) their death; or (v) a change of control and termination of their employment as described below in “Potential Payments Upon Termination or Change of Control—Change of Control Severance Plan.”

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Nonqualified Deferred Compensation Plan

Our NDCP allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. Members of our Board of Directors, or Board, and our U.S.- and Puerto Rico-based staff members at the director level or above, who include our NEOs, are eligible to participate in this plan. Our NEOs may participate in this plan on the same basis as the other participants in the plan.

Contributions. Participants who are staff members may elect to defer up to a maximum of 50% of their eligible base salary, up to a maximum of 80% of their annual cash incentive award, and up to 80% of sales commissions. Non-employee members of our Board may defer all or a portion of their fees, including retainers and meeting fees. In addition, we may, in our sole discretion, contribute additional amounts to any participant’s account at any time, such as contributing sign-on bonuses to the accounts of newly-hired staff members or for retention purposes.

Distributions. Participants may elect to receive distributions as a lump sum or, for balances in excess of $100,000, in annual installments for up to ten years. For most participants, distributions commence in the first or second year following the participant’s termination of employment. For our NEOs, Section 409A of the Internal Revenue Code generally requires that distributions may not occur earlier than six months following our NEO’s termination of employment. Participants may also elect to receive an in-service distribution of an elective deferral (called a short-term deferral) that is paid no earlier than three full years after the end of the plan year in which the deferral was made. Participants may also petition for a distribution due to an unforeseeable financial hardship.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer and related earnings and losses on such amounts. As part of his initial hire package, and to replace the forfeiture of certain pension benefits at his former employer, we contributed $1 million to Mr. Gordon’s NDCP account upon his hiring in 2018. This contribution and related earnings and losses thereon vest at the rate of 33%, 33%, and 34% per year on the anniversary of his hire date in 2019, 2020, and 2021, respectively, as long as Mr. Gordon remains continuously employed by us, which vesting accelerates upon a change of control consistent with the terms of the NDCP. As part of his initial hire package, and to replace the forfeiture of certain pension benefits at his former employer, we contributed $1.6 million to Mr. Meline’s NDCP account upon his hiring in 2014. This contribution and related earnings and losses thereon vest at the rate of 12.5% per year from 2015 through 2022 as long as Mr. Meline remains continuously employed by us, which vesting accelerates upon a change of control consistent with the terms of the NDCP. As part of his initial hire package and to replace forfeiture of certain benefits at his former employer and to induce Mr. Graham to accept the Company’s offer of employment, Mr. Graham was provided with a contribution to his NDCP account of $2 million upon his hiring in 2015. This contribution and related earnings and losses thereon vest at the rate of 20% per year from 2016 through 2020 as long as Mr. Graham remains actively and continuously employed by us, which vesting accelerates upon death, disability, termination of employment not for cause, or a change of control consistent with the terms of the NDCP.

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Investment Options Under the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

The investment options under the SRP and the NDCP and their annual rates of return for 2019 are contained in the tables below. The 401(k) Plan offers the same investment options as the SRP and the NDCP except: (i) the 401(k) Plan also allows investments in our Common Stock (no more than 20%) and offers a brokerage window; and (ii) the 401(k) Plan does not offer the six portfolios based on different target retirement dates, referred to as “Target Retirement Portfolios” below.

The Target Retirement Portfolios are designed to provide an all-in-one investment option for creating a diversified portfolio. Each portfolio is an asset allocation strategy built around a combination of investments from the plan’s investment options (provided below) and is adjusted over time to gradually become more conservative as the target maturity date of the portfolio approaches. We retain the right to change, at our discretion, the available investment options.

Name of Investment Option	Rate of Return for 2019	Name of Investment Option	Rate of Return for 2019
Amgen Target Retirement Portfolio Income	17.28%	Large Cap Value	33.95%
Amgen Target Retirement Portfolio 2020	18.29%	Large Cap Index	31.49%
Amgen Target Retirement Portfolio 2030	20.92%	Large Cap Growth	32.52%
Amgen Target Retirement Portfolio 2040	25.36%	Small-Mid Cap Value	21.53%
Amgen Target Retirement Portfolio 2050	26.88%	Small-Mid Cap Index	27.86%
Amgen Target Retirement Portfolio 2060	26.62%	Small-Mid Cap Growth	33.35%
Capital Preservation	2.57%	International Value	21.95%
Fixed Income Index	8.69%	International Index	21.66%
Fixed Income	8.96%	International Growth	27.70%
High Yield	14.46%	Emerging Markets	20.38%
Inflation-Protection	8.42%	Real Estate Index	28.55%

Potential Payments Upon Termination or Change of Control

Change of Control Severance Plan

Our Amended and Restated Change of Control Severance Plan, or Change of Control Severance Plan, provides a lump sum payment and certain other benefits for each participant in the plan who separates from employment with us in connection with a change of control. Our Compensation Committee periodically reviews the terms of the Change of Control Severance Plan, which was originally adopted in 1998, to ensure it is aligned with current governance best practices. No tax gross-up payments are provided under the Change of Control Severance Plan.

If a change of control occurs and a participant’s employment is terminated by us other than for cause or disability or by the participant for good reason within two years after the change of control, a participant under the Change of Control Severance Plan would be entitled to:

•	a lump sum cash payment in an amount equal to:

-	the product of:

•	a benefits multiple of one or two based on the participant’s position (each of our NEOs has a benefits multiple of two); and

•	the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs;

•

if, as a result of the participant’s termination of employment, the participant becomes entitled to, and timely elects to continue, healthcare (including any applicable vision benefits) and/or dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, Company-paid group health and dental insurance continuation coverage for the participant and his or her dependents under COBRA until the earlier of (i) the expiration of a participant’s eligibility for coverage under COBRA, or (ii) the expiration of the 18-month period immediately following the participant’s termination (whichever occurs earlier);

•	fully-vested benefits accrued under our 401(k) Plan and our SRP;

•

either a lump-sum cash payment or a contribution to our SRP, as determined by us in our sole discretion, in an amount equal to the sum of (1) the product of $2,500 and the participant’s benefits multiple, and (2) the product of (x) 10%, (y) the sum of (i) the participant’s annual base salary as in effect immediately prior to the participant’s termination or, if higher, as in effect immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs

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(which equals the participant’s annual base salary multiplied by the participant’s target annual cash incentive award percentage, each as in effect immediately prior to the termination or, if higher, as in effect immediately prior to the change of control), and (z) the benefits multiple; and

•

indemnification and, if applicable, directors’ and officers’ liability insurance provided by us for four years following the participant’s termination (each of our NEOs would receive such liability insurance benefits, which would result in no additional cost to us).

If all payments or benefits received under the Change of Control Severance Plan or any other plan, arrangement, or agreement would cause the participant to be subject to excise tax, then the payments will be reduced to the extent necessary to avoid the excise tax, provided that the reduced payments, net of federal, state, and local income taxes, are greater than the payments without such reduction, net of federal, state, and local income taxes, and excise tax.

The plan provides that the benefits described above would be provided in lieu of any other severance benefits that may be payable by us (other than accrued vacation and similar benefits otherwise payable to all staff members upon a termination). The plan also provides that the benefits described above may be forfeited if the participant discloses our confidential information or solicits or offers employment to any of our staff members during a period of years equal to the participant’s benefits multiple following the participant’s termination.

The plan is subject to automatic one-year extensions unless we notify participants no later than November 30 that the term will not be extended. If a change of control occurs during the term of the plan, the plan will continue in effect for at least 24 months following the change of control. Prior to a change of control, we can amend the plan at any time. After a change of control, the plan may not be terminated or amended in any way that adversely affects a participant’s interests under the plan, unless the participant consents in writing.

“Change of Control” is defined in the plan as the occurrence of any of the following:

•

any person, entity, or group has acquired beneficial ownership of 50% or more of (i) our then outstanding common shares, or (ii) the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	individuals making up the incumbent Board (as defined in the plan) cease for any reason to constitute at least a majority of our Board;

•

immediately prior to our consummation of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the then outstanding shares of the reorganized, merged, or consolidated company entitled to vote generally in the election of directors;

•	a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

•	any other event which the incumbent Board (as defined in the plan), in its sole discretion, determines is a change of control.

“Cause” is defined in the plan as (i) conviction of a felony or (ii) engaging in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the participant’s duties, resulting in material economic harm to us, unless the participant believed in good faith that the conduct was in, or not contrary to, our best interests.

“Disability” under the plan is determined based on our long-term disability plan as is in effect immediately prior to a change of control.

“Good reason” is defined in the plan as (i) an adverse and material diminution of a participant’s authority, duties, or responsibilities, (ii) a material reduction in a participant’s base salary, (iii) an increase in a participant’s daily commute by more than 100 miles roundtrip, or (iv) any other action or inaction by the Company that constitutes a material breach of the agreement under which the participant provides services. In order to terminate with “good reason,” a participant must provide written notice to the Company of the existence of the condition within the required period, the Company must fail to remedy the condition within the required time period and the participant must then terminate employment within the required time period.

Long-Term Incentive Equity Awards

Stock Options and Restricted Stock Units

Our stock plans (or the related grant agreements approved for use under such stock plans) provide for accelerated vesting or continued vesting of unvested stock options and RSUs in the circumstances described below.

Double-Trigger Qualifying Termination in Connection with a Change of Control. Unvested stock options and RSUs will vest in full in connection with a Change of Control (as defined in the stock plans or related grant agreements approved for use under such stock plans) only if and when, within 24 months following the Change of Control, the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” and, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason” (as each is defined in the grant agreements).

Death or Disability. In general, unvested stock options and RSUs granted in calendar years prior to the year death or disability occurs vest in full upon the occurrence of such event. For unvested stock options and RSUs granted in the calendar year death or disability occurs, a pro-rata amount of these stock options and RSUs immediately vests based on the number of completed months of employment during the calendar year such event occurs. Under our stock plans, a disability has the same meaning as under Section 22(e)(3) of the Internal Revenue Code and occurs where the disability has been certified by either the Social Security Administration, the comparable government authority in another country with respect to non-U.S. staff members, or an independent medical advisor appointed by us.

Retirement. In general, unvested stock options and RSUs granted in calendar years prior to the year in which an employee retires continue to vest on their original vesting schedule following the retirement of the holder if the holder has been continuously employed for at least ten

  ï 2020 Proxy Statement    77

Executive Compensation Tables

years and is age 55 or older or is age 65 or older, regardless of service (a retirement-eligible participant), provided that, beginning with RSUs granted in 2018, any unvested RSUs will vest in full in the event of death following such holders’ retirement from the Company. If a retirement-eligible participant receives a grant of stock options or RSUs in the calendar year such retirement occurs, generally, the participant will vest in a pro-rata amount of the award he or she would be otherwise entitled based upon the number of complete months of employment during the calendar year such retirement occurs. Holders have the lesser of five years from the date of retirement or the remaining period before expiration to exercise any vested stock options. Mr. Bradway and Dr. Reese are eligible to receive this benefit because each has met the above-mentioned retirement requirements.

In March 2019 and 2020, the Compensation Committee approved retirement provisions for Mr. Meline’s LTI equity awards for 2019 and 2020 (composed of his annual performance unit, RSU, and stock option awards) by providing that, contingent upon Mr. Meline’s continued employment with the Company for at least five calendar years, retirement eligibility would be met for the 2019 and 2020 awards at age 62. Mr. Meline’s 2020 awards will be pro-rated based upon the number of complete months of employment in 2020. In making these determinations, the Compensation Committee took into consideration Mr. Meline’s lengthy tenure as a Chief Financial Officer of large public companies, the importance of retaining his expertise and experience, and his assistance in transitioning the Chief Financial Officer role. Accordingly, Mr. Meline is eligible to receive the benefits described above as to the stock options and RSUs granted to him in 2019 and 2020.

Performance Units

Performance units are generally forfeited unless a participant is continuously employed through the last business day of the performance period. The underlying principle is that the participant needs to have been an active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. Exceptions to this treatment are a termination of employment in connection with a change of control or the death, disability, or retirement of a participant.

Change of Control. Generally, with respect to grants of outstanding performance units, the performance period terminates as of the last business day of the last completed fiscal quarter preceding the change of control. The TSR market condition performance is based on: (A) our TSR performance for which our ending Common Stock price is computed on the greater of (i) the average daily closing price of our Common Stock for the last twenty (20) trading days of such shortened period, or (ii) the value of consideration paid for a share of our Common Stock in the change of control (whether such consideration is paid in cash, stock or other property, or any combination thereof); and (B) the TSR performance of the companies in the applicable reference group based on such companies’ average daily closing stock price for the last twenty (20) trading days of such shortened performance period. With respect to the operating performance measures, if the change of control occurs: (i) during the first fiscal year of the performance period, target levels of performance shall be used to calculate the payment; and (ii) subsequent to the first fiscal year of the performance period, actual levels of performance for completed fiscal year(s) shall be used to calculate the payment. In the event of a change of control during the first six months of the performance period, however, the participant is entitled to a payment equal to an amount calculated in the manner described above, but pro-rated for the number of complete months elapsed during the shortened performance period. Change of control provisions for performance units granted to Mr. Gordon are the same as described above, except for design modifications to address Mr. Gordon’s hire date of September 3, 2018. If the change of control had occurred in 2019, Mr. Gordon would have received an amount based on target levels of performance (as reflected in the change of control table below). If the change of control occurs in 2020, he would receive an amount based on actual levels of performance for the first fully completed fiscal year.

Death or Disability. For all performance unit grants made in calendar years prior to the year death or disability occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. For a performance unit grant made in the calendar year in which death or disability occurs, a participant will be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment in the calendar year such event occurs.

Retirement. In the event of retirement of a participant who is a retirement-eligible participant, for performance unit grants made in calendar years prior to the year in which retirement occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If a retirement-eligible participant receives a performance unit grant in the calendar year such retirement occurs, the participant will be paid a pro-rata amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment during the calendar year such retirement occurs. Mr. Bradway and Dr. Reese are eligible to receive this benefit because each has met the above-mentioned retirement requirements.

In March 2019 and 2020, the Compensation Committee approved retirement provisions for Mr. Meline’s LTI equity awards for 2019 and 2020 (composed of annual performance unit, RSU, and stock option awards) by providing that, contingent upon Mr. Meline’s continued employment with the Company for at least five calendar years, retirement eligibility would be met for the 2019 and 2020 awards at age 62. Mr. Meline’s 2020 awards will be pro-rated based upon the number of complete months of employment in 2020. In making these determinations, the Compensation Committee took into consideration Mr. Meline’s lengthy tenure as a Chief Financial Officer of large public companies, the importance of retaining his expertise and experience, and his assistance in transitioning the Chief Financial Officer role. Accordingly, Mr. Meline is eligible to receive the benefits described above as to the 2019-2021 and 2020-2022 performance units.

78       ï 2020 Proxy Statement

Executive Compensation Tables

Severance Terms in Mr. Gordon’s Offer Letter

We entered into an offer letter with Mr. Gordon in connection with his initial hiring as Executive Vice President, Global Commercial Operations, effective September 3, 2018, which provides for limited severance benefits in the event of termination of employment by us, other than for “cause.” As discussed previously, we generally provide these terms in our offer letters with newly hired executive officers. Specifically, the offer letter provides for cash severance protection for three years following his employment date equal to two year’s annual base salary and target annual cash incentive award, plus up to 18 months of COBRA medical and dental coverage paid for by us. Benefits of this type are provided to officer-level candidates to provide an incentive to them to join our Company by reducing the risk of making such a job change. These severance benefits expire on September 3, 2021, and are payable only if Mr. Gordon is terminated other than for “cause.” For purposes of the offer letter, “cause” is defined as: (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of the Company; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical, or immoral conduct; or (vi) breach of our Proprietary Information and Inventions Agreement.

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits: (i) to each of our NEOs upon a change of control, upon a qualifying termination within two years following a change of control, or upon death or disability; (ii) to Messrs. Bradway and Meline and Dr. Reese upon retirement; and (iii) to Mr. Gordon, upon termination without “cause.” All amounts shown in the tables below assume that the triggering events occurred on December 31, 2019 and do not include: (i) the 2017-2019 performance unit awards and the 2019 EIP payouts, which were earned as of December 31, 2019; (ii) other benefits earned during the term of our NEO’s employment that are available to all salaried staff members, such as accrued vacation; (iii) benefits paid by insurance providers under life and disability policies; and (iv) benefits previously accrued and vested under the SRP and the NDCP. For information on the accrued amounts payable under these plans, see the “Nonqualified Deferred Compensation” table above. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from the Company. In accordance with SEC rules, the value of accelerated equity awards shown in the tables below was calculated using the closing price of our Common Stock on December 31, 2019 ($241.07). The amounts shown for accelerated stock options is the difference between the closing price at December 31, 2019 ($241.07), and the exercise price of unvested stock options, multiplied by the number of unvested stock options. The value per unit of accelerated RSUs and performance units, including the related accrued dividend equivalents (rounded down to the nearest whole number of units), equals the applicable closing price multiplied by the number of units and dividend equivalents vested or earned, as applicable, as a result of such event.

Estimated Payments to Robert A. Bradway

	Triggering Event

Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		8,000,000		0		0

Intrinsic value of accelerated unvested stock options	0		26,009,668		26,009,668		26,009,668

Intrinsic value of accelerated unvested RSUs	0		11,312,210		11,312,210		11,312,210

Value of 2019-2021 performance units	11,895,117	(1)	11,895,117	(1)	11,629,699	(2)	11,629,699	(2)

Value of 2018-2020 performance units	8,684,306	(1)	8,684,306	(1)	10,068,771	(2)	10,068,771	(2)

Continuing health care benefits for 18 months(3)	0		37,801		0		0

Continuing retirement plan contributions for two years(4)	0		805,000		0		0

Total	20,579,423		66,744,102		59,020,348		59,020,348

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Executive Compensation Tables

Estimated Payments to Murdo Gordon

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Termination Without Cause($)(5)	Death or Disability($)

Lump sum cash severance payment	0		2,617,383	(6)	4,100,000	0

Intrinsic value of accelerated unvested stock options	0		2,510,996		0	2,510,996

Intrinsic value of accelerated unvested RSUs	0		6,673,782		0	6,673,782

Value of 2019-2021 performance units	3,398,364	(1)	3,398,364	(1)	0	3,322,668	(2)

Value of 2018-2020 performance units	3,800,227	(1)	3,800,227	(1)	0	5,007,988	(2)

Continuing health care benefits for 18 months(3)	0		37,801		37,801	0

Continuing retirement plan contributions for two years(4)	0		415,000		0	0

Acceleration of unvested balance of SRP account	0		128,221		0	128,221

Acceleration of unvested balance of DCP account	747,606		747,606		747,606	747,606

Total	7,946,197		20,329,380		4,885,407	18,391,261

Estimated Payments to David W. Meline

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)(7)	Death or Disability($)

Lump sum cash severance payment	0		3,993,600		0	0

Intrinsic value of accelerated unvested stock options	0		7,820,793		2,510,996	7,820,793

Intrinsic value of accelerated unvested RSUs	0		3,410,899		1,110,953	3,410,899

Value of 2019-2021 performance units	3,398,364	(1)	3,398,364	(1)	3,322,668	3,322,668	(2)

Value of 2018-2020 performance units	2,778,814	(1)	2,778,814	(1)	0	3,221,901	(2)

Continuing health care benefits for 18 months(3)	0		37,801		0	0

Continuing retirement plan contributions for two years(4)	0		404,360		0	0

Acceleration of unvested balance of DCP account	708,954	(5)	708,954	(5)	0	0

Total	6,886,132		22,553,585		6,944,617	17,776,261

Estimated Payments to David M. Reese

	Triggering Event

Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		1,849,912	(6)	0		0

Intrinsic value of accelerated unvested stock options	0		3,716,727		3,716,727		3,716,727

Intrinsic value of accelerated unvested RSUs	0		5,698,172		1,632,940	(8)	5,698,172

Value of 2019-2021 performance units	3,398,364	(1)	3,398,364	(1)	3,322,668	(2)	3,322,668	(2)

Value of 2018-2021 performance units	625,095	(1)	625,095	(1)	724,656	(2)	724,656	(2)

Continuing health care benefits for 18 months(3)	0		37,801		0		0

Continuing retirement plan contributions for two years(4)	0		394,520		0		0

Total	4,023,459		15,720,591		9,396,991		13,462,223

80       ï 2020 Proxy Statement

Executive Compensation Tables

Estimated Payments to Jonathan P. Graham

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Death or Disability($)

Lump sum cash severance payment	0		3,834,000		0

Intrinsic value of accelerated unvested stock options	0		5,456,204		5,456,204

Intrinsic value of accelerated unvested RSUs	0		4,606,607		4,606,607

Value of 2019-2021 performance units	2,378,638	(1)	2,378,638	(1)	2,325,602	(2)

Value of 2018-2020 performance units	1,945,194	(1)	1,945,194	(1)	2,255,451	(2)

Continuing health care benefits for 18 months(3)	0		37,801		0

Continuing retirement plan contributions for two years(4)	0		388,400		0

Acceleration of unvested balance of DCP account	562,280		562,280		562,280

Total	4,886,112		19,209,124		15,206,144

(1)

In the event of a change of control occurring after the first six months of the 2019-2021 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2019, multiplied by a payout percentage of 130%, which employs the plan dictated target level of performance for the operating performance measures of 100% modified up by 30 percentage points by the TSR modifier which is based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2019 grant date through September 30, 2019, the last business day of the last fiscal quarter before the change in control.

In the event of a change of control occurring during the second year of the 2018-2020 performance period, the number of performance units that would have been earned, except for Mr. Gordon, is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2019, multiplied by a payout percentage of 103.5%, which is the percentage based on the estimated outcomes of our operating performance measures achieved during the first year of the performance period of 89.4%, increased by the TSR modifier by 14.1 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the April 27, 2018 grant date to September 30, 2019, the last business day of the last fiscal quarter before the change in control. With respect to Mr. Gordon, because of his late start date in 2018, the number of performance units that would have been earned for the first full fiscal year of the 2018-2020 performance period of 85.9% is based on a target level of performance for the operating measures of 100%, decreased by the TSR modifier by 14.1% percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the November 2, 2018 grant date to September 30, 2019, the last business day of the last fiscal quarter before the change in control.

Our TSRs for purposes of determining the payout percentages of these awards would be based on the higher of: (i) the average closing price of our Common Stock for the last 20 trading days of the shortened performance period ended on September 30, 2019; and (ii) the value of consideration the acquirer paid for a share of our Common Stock in the change of control. For purposes of the payout values shown in the tables, the TSRs for our Common Stock were based on the respective actual TSRs over the respective averaging periods ending September 30, 2019, the last business day of the last fiscal quarter before the change in control. The resulting number of units that would have been so earned was multiplied by $241.07, the closing price of our Common Stock on December 31, 2019.

For information on the actual number of units to be earned for these performance unit grants, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(2)

In the event death or disability occurs, the participant is entitled to the number of performance units that would have been earned by the NEO if he had remained employed for the entire performance period. For purposes of the payout values shown in the tables, the number of units that would have been earned was multiplied by $241.07, the closing price of our Common Stock on December 31, 2019.

For the 2019-2021 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2019, multiplied by the payout percentage of 127.1%. The payout percentage is based on the estimated outcomes as of December 31, 2019, of our operating performance measures to be achieved during the performance period of 97.1%, which was increased by the TSR modifier by 30 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 3, 2019 grant date to December 31, 2019.

For the 2018-2020 performance period, the number of performance units that would have been earned, except for Mr. Gordon, is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2019, multiplied by the payout percentage of 120.0%. The payout percentage is based on the estimated outcomes as of December 31, 2019, of our operating performance measures to be achieved during the performance period of 90.0%, which was increased by the TSR modifier by 30 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the April 27, 2018 grant date to December 31, 2019. With respect to Mr. Gordon’s grant of performance units for the 2018-2020 performance period, the number of performance units that would have been earned in the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2019, multiplied by the payout percentage of 113.2%. The payout percentage is based on estimated outcomes as of December 31, 2019, of our operating measures to be achieved during the performance period of 90.3% which was increased by the TSR modifier by 22.9 percentage points from the November 2, 2018 grate date to December 31, 2019.

In the event of actual death or disability, payout of shares in satisfaction of amounts earned for grants for the 2019-2021 and 2018-2020 performance periods would not occur until after the end of the performance periods. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

As Mr. Bradway and Dr. Reese were retirement-eligible as of December 31, 2019, the retirement payout amounts for performance units for the 2019-2021 and 2018-2020 performance periods were calculated in the same manner as the respective death and disability amounts.

  ï 2020 Proxy Statement    81

Executive Compensation Tables

(3)

Reflects the estimated cost of medical, dental, and vision insurance coverage based on rates charged to our staff members for post-employment coverage provided in accordance with COBRA for the first 18 months following termination adjusted for the last six months of this period by an 5% inflation factor for medical coverage and a 6% inflation factor for dental coverage.

(4)

Reflects the value of retirement plan contributions for two years calculated as two times the sum of: (i) $2,500; and (ii) the product of: (a) 10%; and (b) the sum of the NEO’s annual base salary as of December 31, 2019, and the NEO’s targeted annual cash incentive award for 2019 (which equals the NEO’s annual base salary as of December 31, 2019, multiplied by the NEO’s target annual cash incentive award percentage for 2019).

(5)

Reflects amounts that would be paid to Mr. Gordon pursuant to his offer letter in the event Mr. Gordon was terminated without “cause,” including two years of annual salary and annual target incentive bonus, as defined, and the cost of providing continuing medical and dental insurance coverage for 18 months in accordance with COBRA calculated in the same manner as described in footnote 3 above. The terms of Mr. Gordon’s offer letter relating to these benefits expire at the end of the third year of his employment on September 3, 2021.

(6)

Reflects the cash severance payment pursuant to our Change of Control Severance Plan described above. The payment to Mr. Gordon and Dr. Reese were reduced by $1,482,617 and $2,045,288, respectively, from the amounts otherwise due to them to avoid excise tax they would be liable for if all benefits pursuant to the Change of Control Severance Plan were paid to Mr. Gordon and Dr. Reese. For purposes of determining whether the cash severance payment reduction should be made, we applied the highest applicable federal and state income tax rates to the benefits subject to income taxes that would be payable to Mr. Gordon and Dr. Reese pursuant to the Change of Control Severance Plan in the tables above.

(7)

Reflects the value of stock options, RSUs and performance units for the 2019-2021 performance period granted to Mr. Meline in 2019 in which retirement eligibility was met at age 62. The retirement payout amount for performance units for the 2019-2021 performance period was calculated in the same manner as the death and disability amount.

(8)

Excludes the value of unvested RSUs (including related accrued dividend equivalents rounded down to the nearest whole number of units) granted to Dr. Reese on May 1, 2017 and November 2, 2018, totaling 16,864 units which do not provide for continued vesting after retirement.

82       ï 2020 Proxy Statement

Director Compensation

Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract the best talent to our Board of Directors, or Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to cash compensation, we provide equity grants and have stock ownership guidelines to align the directors’ interests with all of our stockholders’ interests and to motivate our directors to focus on our long-term growth and success. Directors who are our employees are not paid any fees for serving on our Board or for attending Board meetings. In October 2017, the Governance and Nominating

Committee, or Governance Committee, reviewed our director compensation. The Governance Committee hired Frederic W. Cook & Co., Inc., or FW Cook, as an independent consultant to the Governance Committee to advise on director compensation. FW Cook provided detailed competitive comparisons against our peer group and recommended no changes to our director compensation levels. Based on this review and recommendation by FW Cook, the Governance Committee recommended to the Board that no changes be made to the compensation levels for directors.

2019 Director Compensation

Cash Compensation. Each non-employee director receives an annual cash retainer of $100,000. In addition, chairs of the four key standing committees receive an additional $20,000 annual retainer as follows: (i) Audit Committee; (ii) Compensation and Management Development Committee; (iii) Corporate Responsibility and Compliance Committee; and (iv) Governance and Nominating Committee. The lead independent director receives an additional $35,000 annual retainer. Directors are not additionally compensated for Board meeting attendance. Directors are compensated $2,000 for each committee meeting they attend ($1,000 for telephonic attendance). Directors also may be compensated for attending meetings of committees of which they are not members or special meetings if they are invited to attend by the Chairman of the Board or the committee chair. Directors are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management. We make tax gross-up payments to our directors to reimburse them for additional income taxes imposed when we are required to impute income on perquisites that we provide.

Equity Incentives. Under the provisions of our revised Director Equity Incentive Program, each non-employee director receives an automatic annual grant of restricted stock units, or RSUs, on the third business day after the release of our first fiscal quarter earnings, with a grant date fair market value of $200,000, based on the closing price of our Common Stock on the grant date (rounded down to the nearest whole number). The RSUs vest immediately, and the director may choose to defer receipt of the shares. Directors that elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. A director may also elect to receive deferred fully vested RSUs in lieu of up to 100% of his or her cash compensation.

Deferred Compensation and Other Benefits. Non-employee directors are eligible to participate in the Nonqualified Deferred Compensation Plan, or NDCP, that we maintain for our staff members (see “Nonqualified Deferred Compensation” in our Executive Compensation Tables above for more information). Earnings under this plan are market-based—there are no “above market” or guaranteed rates of returns.

Through The Amgen Foundation, Inc., the Company maintains a charitable contributions matching gift program for all eligible staff members and non-employee directors. Our directors participate in the program on the same terms as our staff members. The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, qualifying donations made by directors and staff members to eligible organizations, up to $20,000 per person, per year. Separate and in addition to this ongoing annual program, The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, donations to specified disaster relief organizations, up to $20,000 per deployment per person.

Guests of our Board members are occasionally invited to Board events, and we may pay or reimburse travel expenses and may provide transportation on our aircraft for both the director and his or her guest.

Director Stock Ownership Guidelines. All non-employee directors are expected to hold the equivalent of five times the Board annual cash retainer (currently $500,000) in our Common Stock while serving as a non-employee director.

All non-employee directors are expected to comply with the stock ownership guidelines on or before December 31st of the calendar year in which the fifth anniversary of their first date of election by stockholders or the Board falls. For purposes of the Board stock ownership guidelines, issued and outstanding shares of our Common Stock held beneficially or of record by the non-employee director, issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines), and vested RSUs that are deferred will count towards satisfying the stock ownership guidelines. All directors with compliance dates that were on or prior to December 31, 2019, met the stock ownership guidelines as of that date.

Board members are subject to our insider trading policy that prohibits them from engaging in short sales with respect to the Company’s securities, purchasing or pledging the Company’s stock on margin, or entering into any hedging, derivative or similar transactions with respect to the Company’s securities.

  ï 2020 Proxy Statement    83

Director Compensation

Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2019. Robert A. Bradway, our Chairman of the Board, Chief Executive Officer and President is not included in the table as he is an employee and thus receives no compensation for his service as a director.

Non-Employee Director	Fees Earned or Paid in Cash($)(4)	Stock Awards($)(5)(6)	All Other Compensation($)(7)	Total($)

Wanda M. Austin	127,000	199,828	20,702	347,350

Brian J. Druker	125,000	199,828	20,327	345,155

Robert A. Eckert	176,000	199,828	20,702	396,530

Greg C. Garland	141,000	199,828	20,286	361,114

Fred Hassan	126,000	199,828	17,786	343,614

Rebecca M. Henderson	118,000	199,828	32,135	349,963

Frank C. Herringer(1)(2)	61,000	199,828	98,095	358,923

Charles M. Holley, Jr.(3)	72,691	271,377	12,753	356,821

Tyler Jacks	119,000	199,828	20,286	339,114

Ellen J. Kullman(3)	700	317,520	20,299	338,519

Ronald D. Sugar	138,000	199,828	20,286	358,114

R. Sanders Williams	118,000	199,828	21,888	339,716

(1)

Mr. Herringer retired from our Board in May 2019. Accordingly, fees earned by Mr. Herringer in 2019 consist of a pro-rata amount of the annual retainer fee (pro-rated on a monthly basis) and fees for committee meetings attended in 2019.

(2)	All cash fees for Mr. Herringer were deferred under our NDCP.
(3)

Mr. Holley and Ms. Kullman elected to receive 50% and 100%, respectively, of their annual retainer and committee meeting fees in the form of deferred vested RSUs, the value of which are reflected in the stock awards column in accordance with Accounting Standards Codification Topic 718.

(4)

Reflects all fees earned by members of our Board for participation in regular, telephonic, and special meetings of Board committees and annual retainers, as applicable. This column includes cash paid in lieu of issuing fractional shares of deferred RSUs.

(5)

Reflects the grant date fair values of RSUs determined in accordance with Accounting Standards Codification Topic 718 consisting of 1,127 RSUs granted on May 3, 2019, to each director named above. The grant date fair values of all of the annual awards are based on the closing price of our Common Stock on the grant date of $177.31, multiplied by the number of RSUs granted. Such grants occur on the third business day after release of our annual or quarterly earnings, as applicable. Directors that elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. All of the RSUs granted to directors were fully vested upon grant.

In addition to the annual grants discussed above, Mr. Holley and Ms. Kullman were granted RSUs in lieu of cash fees for 50% and 100%, respectively, of their annual retainer and committee meeting fees as follows:

	Granted on

Non-Employee Director	May 3, 2019	August 2, 2019	November 1, 2019	February 4, 2020

Charles M. Holley, Jr.	101	93	153	13

Ellen J. Kullman	174	160	261	N/A

The grant date fair values per unit for these awards were $177.31, $187.22, $217.95 and $221.81 for May 3, 2019, August 2, 2019, November 1, 2019, and February 4, 2020, respectively.

84       ï 2020 Proxy Statement

Director Compensation

(6)

The table below shows the aggregate number of deferred stock awards (deferred RSUs and dividend equivalents) and stock option awards outstanding for each non-employee director as of December 31, 2019. Deferred stock awards consist of vested RSUs for which receipt of the underlying shares of our Common Stock has been deferred (vested/deferred RSUs) and dividends on vested/deferred RSUs deemed automatically reinvested to acquire additional vested/deferred RSUs (rounded down to the nearest whole number of units). Directors may elect to defer issuance of shares until a later date, which would result in a deferral of taxable income to the director until the stock issuance date. Upon the passage of any applicable deferral period, the vested/deferred RSUs are paid in shares of our Common Stock on a one-for-one basis. Stock option awards consist of fully exercisable stock options.

Non-Employee Director	Deferred Restricted Stock Units and Dividend Equivalents as of December 31, 2019(a)	Stock Option Awards Outstanding as of December 31, 2019(b)

Wanda M. Austin	0	0

Brian J. Druker	1,859	0

Robert A. Eckert	10,669	20,000

Greg C. Garland	0	0

Fred Hassan	0	0

Rebecca M. Henderson	13,750	5,000

Frank C. Herringer	25,491	10,000

Charles M. Holley, Jr.	3,092	0

Tyler Jacks	8,501	0

Ellen J. Kullman	4,955	0

Ronald D. Sugar	14,526	10,000

R. Sanders Williams	0	0

(a)	Restricted stock units and related dividend equivalents are all vested, but receipt has been deferred.
(b)	All stock options are vested.

  ï 2020 Proxy Statement    85

Director Compensation

(7)	The table below provides a summary of amounts paid by the Company for perquisites and other special benefits.

Non-Employee Director	Matching of Charitable Contributions ($)(a)	Personal Use of Company Aircraft(b)		Expenses in Connection with Directors on Business Travel(c)		Other(d)		Dividends Accrued on Vested/ Deferred RSUs($)(e)	Total($)
		Aggregate Incremental Amounts($)	Tax Gross- Up($)	Aggregate Incremental Amounts($)	Tax Gross- Up($)	Aggregate Incremental Amounts($)	Tax Gross- Up($)

Wanda M. Austin	20,000	0	0	297	119	286	0	0	20,702

Brian J. Druker	20,000	0	41	0	0	286	0	0	20,327

Robert A. Eckert	20,000	0	0	297	119	286	0	0	20,702

Greg C. Garland	20,000	0	0	0	0	286	0	0	20,286

Fred Hassan	17,500	0	0	0	0	286	0	0	17,786

Rebecca M. Henderson	20,000	0	0	0	0	286	0	11,849	32,135

Frank C. Herringer	20,000	217	129	1,122	449	10,069	3,803	62,306	98,095

Charles M. Holley, Jr.	10,000	345	604	1,184	334	286	0	0	12,753

Tyler Jacks	20,000	0	0	0	0	286	0	0	20,286

Ellen J. Kullman	20,000	0	13	0	0	286	0	0	20,299

Ronald D. Sugar	20,000	0	0	0	0	286	0	0	20,286

R. Sanders Williams	20,000	1,031	0	242	329	286	0	0	21,888

(a)	These are charitable contributions of The Amgen Foundation, Inc. that matched the directors’ charitable contributions made in 2019.
(b)

Where we have guests accompany directors on our aircraft or where the director, for non-business purposes, accompanies executives using our aircraft for business purposes, we typically incur de minimis incremental cost for transporting that person, but we are required to impute income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances. The aggregate incremental cost of use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied an estimate derived from our average costs. We believe that the use of this methodology is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(c)

These amounts reflect the incremental costs of personal expenses of directors incurred while on business travel and related imputed income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances. With respect to Messrs. Herringer and Holley, amounts also reflect incremental costs incurred in connection with guests accompanying directors on business travel and related imputed income to the director for their income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances.

(d)	Amounts reflect the costs of gifts given to the directors, including, with respect to Mr. Herringer, costs and related tax gross-up for gifts given to him related to his retirement from our Board.
(e)

Amounts reflect dividends accrued on vested/deferred RSUs granted prior to 2011 as the impact of dividends was not considered in determining the grant date fair values of these awards for purposes of reporting compensation in the “Stock Awards” column in the “Director Compensation Table” in the Company’s proxy statements in prior years because we did not pay dividends at the time of grant.

86       ï 2020 Proxy Statement

Security Ownership of Directors and Executive Officers

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 20, 2020 by: (i) each current director and nominee; (ii) our Named Executive Officers, or NEOs (as specified on page 38); and (iii) all of our current directors and executive officers as a group. There were 587,762,539 shares of our Common Stock outstanding as of March 20, 2020. None of our directors, nominees, NEOs, or executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of Common Stock.

	Amgen Inc. Common Stock(1)(2)
Beneficial Owner	Total Common Stock Beneficially Owned	Shares Acquirable Within 60 Days	Percent of Total

Non-Employee Directors and Nominees

Wanda M. Austin	2,348	0	*

Brian J. Druker	0	0	*

Robert A. Eckert	20,435	20,000	*

Greg C. Garland	8,178	0	*

Fred Hassan	8,345	0	*

Rebecca M. Henderson	8,150	5,000	*

Charles M. Holley, Jr.(3)	1,260	0	*

Tyler Jacks	1,890	0	*

Ellen J. Kullman	410	0	*

Ronald D. Sugar	20,000	20,000	*

R. Sanders Williams	4,988	0	*

Named Executive Officers

Robert A. Bradway	907,651	457,906	*

Murdo Gordon	6,510	0	*

David W. Meline	116,977	79,547	*

David M. Reese	37,721	22,200	*

Jonathan P. Graham	84,109	54,357	*

All current directors, NEOs and executive officers as a group (21 individuals)(4)	1,400,434	725,193	*

*	Less than 1%.
(1)

Information in this table is based on our records and information provided by directors, NEOs, executive officers, and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws, where applicable, each of the directors and nominees, NEOs, and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

  ï 2020 Proxy Statement    87

Security Ownership of Directors and Executive Officers

(2)

Includes shares which the individuals shown have the right to acquire (a) upon vesting of restricted stock units, or RSUs, and related dividend equivalents (excluding fractional shares), where the shares are issuable as of March 20, 2020, or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of March 20, 2020, or within 60 days thereafter, as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person. Excludes vested RSUs, and related dividend equivalents, for which receipt has been deferred by certain of the non-employee directors to a date later than 60 days after March 20, 2020. Dividend equivalents credited on RSUs are deemed reinvested and are paid out with the vested RSUs in shares of our Common Stock.

Name	RSUs and Dividend Equivalents Included	Stock Options Included	RSUs and Dividend Equivalents Excluded Because of Deferrals(5)

Wanda M. Austin	0	0	0

Brian J. Druker	0	0	1,873

Robert A. Eckert	0	20,000	10,750

Greg C. Garland	0	0	0

Fred Hassan	0	0	0

Rebecca M. Henderson	0	5,000	13,855

Charles M. Holley, Jr.	0	0	3,128

Tyler Jacks	0	0	8,566

Ellen J. Kullman	0	0	4,993

Ronald D. Sugar	0	20,000	14,636

R. Sanders Williams	0	0	0

Robert A. Bradway	15,565	442,341	0

Murdo Gordon	0	0	0

David W. Meline	4,821	74,726	0

David M. Reese	2,862	19,338	0

Jonathan P. Graham	3,323	51,034	0

(3)	Shares held through the Holley Family Trust.
(4)

Includes 181,462 shares (excluding fractional shares) held by the five executive officers who are not NEOs and who have a right to acquire such shares upon the vesting of RSUs that have not been deferred to a date later than 60 days after March 20, 2020, or upon exercise of vested stock options as of March 20, 2020, or within 60 days thereafter. All current directors, NEOs, and executive officers as a group have the right to acquire a total of 32,843 shares upon vesting of RSUs, and related dividend equivalents, where the shares are issuable as of March 20, 2020, or within 60 days thereafter and 692,350 shares upon exercise of stock options that are vested as of March 20, 2020, or within 60 days thereafter.

(5)	Excludes fractional shares which are paid out in cash on the applicable payout date.

88       ï 2020 Proxy Statement

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our Common Stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our Common Stock as of March 20, 2020, based on a review of publicly available statements of beneficial ownership filed with the Securities and Exchange Commission, or SEC, on Schedules 13D and 13G through March 20, 2020.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	48,471,525	8.2%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	46,256,497	7.9%

Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	35,337,639	6.0%

(1)

The “Percent of Total” reported in this column has been calculated based upon the numbers of shares of Common Stock outstanding as of March 20, 2020, and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)

The amounts shown and the following information was provided by The Vanguard Group pursuant to a Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group reports that it has sole voting power over 919,963 of these shares and sole dispositive power over 47,432,941 shares.

(3)

The amounts shown and the following information was provided by BlackRock, Inc. pursuant to a Schedule 13G/A filed with the SEC on February 5, 2020. BlackRock, Inc. reports that it has sole voting power over 40,231,168 of these shares and sole dispositive power over 46,256,497 shares.

(4)

The amounts shown and the following information was provided by Capital Research Global Investors pursuant to a Schedule 13G/A filed with the SEC on February 14, 2020. Capital Research Global Investors reports that it has sole voting power over 35,337,206 of these shares , and sole dispositive power over all 35,337,639 shares.

  ï 2020 Proxy Statement    89

Item 3 — Ratification of Selection of Independent Registered Public Accountants

Item 3

Ratification of Selection of Independent Registered Public Accountants

The Audit Committee of the Board of Directors, or Board, has selected Ernst & Young LLP, or EY, as our independent registered public accountants for the fiscal year ending December 31, 2020, and the Board has directed that management submit this selection for ratification by the stockholders at our 2020 Annual Meeting of Stockholders, or Annual Meeting. EY has served as our independent registered public accounting firm and has audited our financial statements since the Company’s inception in 1980. The Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accountants, their technical expertise, and knowledge of our operations and industry. Based on this evaluation, the members of the Audit Committee believe that the continued retention of EY as our independent registered public accountants is in the best interests of the Company and its stockholders. In conjunction with the mandated rotation of EY’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of EY’s new lead engagement partner. The process for selection of EY’s lead engagement partner involves a meeting between the Audit Committee’s chairperson and the candidate, as well as an assessment by the full Audit Committee and management. A representative of EY is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Stockholder ratification of the selection of EY as our independent registered public accountants is not required by the Amgen Inc. Restated Certificate of Incorporation, the Amended and Restated Bylaws of Amgen Inc., or otherwise. However, the Board is submitting the selection of EY to our stockholders for ratification because we believe it is a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

90       ï 2020 Proxy Statement

Audit Matters

Audit Matters

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019.

The Audit Committee has also discussed with Ernst & Young LLP, or EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the

PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with EY their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Charles M. Holley, Jr., Chairman

Wanda M. Austin

Fred Hassan

Ellen J. Kullman

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by EY for audits of the years ended December 31, 2019 and December 31, 2018, and fees for other services rendered by EY during these periods.

	2019	2018

Audit	$8,049,000	$7,995,000

Audit-Related	410,000	765,000

Tax	50,000	0

All Other Fees	0	0

Total Fees	$8,509,000	$8,760,000

Included in Audit fees above are professional services associated with the integrated audit of our consolidated financial statements and our internal control over financial reporting and the statutory audits of various subsidiaries of the Company. Audit-Related fees are attributable to assurance and related services that are also performed by our independent registered public accountants, including attest related services, accounting consultations, and audits of employee benefit plan information. The Audit Committee has considered whether the Audit-Related services provided by EY are compatible with maintaining that firm’s independence. Tax fees include assistance with various corporate tax compliance and tax-related matters.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by EY. The Audit Committee, or the Chairman of the Audit Committee who has been granted authority by the Audit Committee, approves each audit or non-audit service prior to the engagement of EY for such service. Each such service approved by the Chairman of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

  ï 2020 Proxy Statement    91

Annual Report on Form 10-K

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for fiscal 2019, which contains the consolidated financial statements of the Company for fiscal 2019, accompanies this proxy statement, but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2019, filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Senior Manager, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, or contact Investor Relations by telephone at (805) 447-1060 or email at investor.relations@amgen.com. The Company’s Annual Report on Form 10-K is also available online on the Company’s website at www.amgen.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon payment to the Company of the cost of furnishing them.

92       ï 2020 Proxy Statement

Item 4 — Stockholder Proposal to Require an Independent Board Chair

Item 4

Stockholder Proposal to Require an Independent Board Chair

A stockholder has informed the Company that it intends to present the proposal set forth below at our 2020 Annual Meeting of Stockholders, or Annual Meeting. If the stockholder (or its “qualified representative” as determined under applicable law and our Amended and Restated Bylaws of Amgen Inc., or Bylaws) are in attendance at the Annual Meeting and properly submit the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting.

The stockholder proposal was submitted by United Church Funds, a member of the Investors for Opioid and Pharmaceutical Accountability (IOPA), an investor coalition. IOPA did not co-file the proposal. United Church Funds is the owner of 3,611 shares of our Common Stock as of December 3, 2019, with an address of 475 Riverside Drive, Suite 1020, New York, NY 10115.

In accordance with the Federal securities laws, the stockholder proposal and supporting statement is presented below as submitted by the stockholder, quoted verbatim and is in italics. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

FOR THE REASONS STATED IN THE BOARD OF DIRECTOR’S, OR BOARD, RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL

Stockholder Proposal:

Amgen—Independent Chair & CEO

RESOLVED: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy would be phased in for the next CEO transition.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:

We believe:

•	The role of the CEO and management is to run the company.
•	The role of the Board of Directors is to provide independent oversight of management and the CEO.

•	There is a potential conflict of interest for a CEO to have a past CEO an inside director act as Chair.

As Andrew Grove, Intel’s former chair, stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”

In our view, shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A CEO serving as Chair can result in excessive management influence on the Board and weaker oversight of management. We urge Amgen’s Board to take the opportunity to appoint a new independent Board Chair in the next round of succession.

Amgen’s financial involvement with industry groups that advocate against biosimilars1 may run counter to the company’s endorsement of balanced and accurate policy information on biosimilars and its own interests as a developer of biosimilar treatments. These types of inconsistencies and the reputational damage that may ensue indicate the need for governance best practices. An independent Board Chair can demonstrate our company’s concern for proper oversight and governance.

Numerous institutional investors recommend independence for these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place. In addition investor interest in this governance practice is growing.

According to ISS “2017 Board Practices”, (March 2017), 58% of S&P 1,500 firms separate these two positions and the number of companies separating these roles is growing.

To simplify the transition, this policy would be phased in and implemented when the next CEO is chosen.

[1]	https://www.washingtonpost.com/business/economy/drugmakers-alleged-scare-tactics-may-hold-back-competition/2019/01/09/612ac994-046d-IIe9-9I22- 82e98f9Iee6f_story.html

  ï 2020 Proxy Statement    93

Item 4 — Stockholder Proposal to Require an Independent Board Chair

Board Response to Item 4: Stockholder Proposal to Require an Independent Board Chair

The Board of Directors recommends a vote “AGAINST” the Stockholder Proposal.

Our Board of Directors has considered this proposal and has concluded that it is not in the best interests of the Company or its stockholders to prohibit the Chief Executive Officer, or CEO, of the Company from serving as the Chairman and mandate that the Chairman be an independent director, as broadly defined by the proponent.

The Board’s recommendation to vote “AGAINST” the Stockholder Proposal is based on the following reasons:

The Company’s governance documents give the Board discretion in determining whether to separate or combine the roles of the Chairman and CEO. This flexibility permits the Board to choose a leadership structure that can be tailored to the strengths of the Company’s officers and directors and to best address the Company’s evolving and highly complex business. The Board conducts annual evaluations of the Company’s leadership structure and determined that the Company and its stockholders are best served at this time by having Robert A. Bradway serve as both Chairman and CEO, coupled by a separate active lead independent director (currently served by Robert A. Eckert) for the following reasons:

•

Mr. Bradway is most familiar with our business and the unique challenges we face. Mr. Bradway’s day-to-day insight into our challenges facilitates a timely deliberation by the Board of important matters.

•

Mr. Bradway has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Bradway’s knowledge and extensive experience regarding our operations and the highly-regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in comprehensive Board oversight of the issues, plans, and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Annual Assessment. The Board reviews the Company’s leadership structure on an annual basis and reserves the right to separate the role of the Chairman and CEO at any time.

Mechanisms to Ensure Independent Oversight. This proposal is premised on the incorrect assumption that having a current or former executive serving as Chairman limits our Board’s oversight and evaluation of the CEO and other senior management. This is not the case at Amgen. We have numerous mechanisms that ensure independent oversight of the Company’s affairs and that facilitate communication with, and independent evaluation of, senior management, including:

•

We have an active “lead independent director” elected annually by and from the independent directors and strong Board and committee involvement to provide sound and robust oversight of management. Mr. Eckert currently serves as the lead independent director. His robust set of duties and authority are described in detail under “Corporate Governance—Leadership Structure.” This leadership structure provides a means for regular dialogue among our independent directors, ensures an effective bridge between independent directors and Mr. Bradway and provides a channel through which independent directors may raise and elevate significant concerns to management. Key responsibilities of our lead independent director include:

•	Approving meeting agendas for the Board;

•	Assuring that there is sufficient time for discussion of all meeting agenda items;

•	Previewing the information to be provided to the Board;

•	Having the authority to call meetings of the independent directors;

•	Organizing and leading the Board’s evaluation of the CEO;

•	Serving as a liaison between the Chairman and the independent directors;

•	Leading the Board’s annual self-assessment;

•	Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

•	In addition to the responsibilities outlined above, the lead independent director:

•	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;

•	With the Chairman, determines presenters for attendance at Board meetings;

94       ï 2020 Proxy Statement

Item 4 — Stockholder Proposal to Require an Independent Board Chair

•	Has one-on-one discussions with each independent director, including as part of the Board’s annual evaluation process;

•	Attends all committee meetings, including those committees for which he is not a member (at his discretion) and is provided with access to all committee materials;

•	Has the authority to engage independent consultants;

•	Is regularly apprised of inquiries from stockholders;

•	Interviews Board candidates; and

•	Has an increased role in crisis management, as appropriate.

•

Regular Communications. The lead independent director engages in regular communication between the independent directors and Mr. Bradway, keeping Mr. Bradway apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board.

•

Independent Board. We have diverse, experienced, and skilled directors. Ten of our eleven director nominees (91%) are independent as defined by The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, with Mr. Bradway, our CEO, representing the sole exception.

•

Independent Committee Leadership. All members of the Board’s key committees (Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating) are independent. In addition:

•	Each committee chair meets with management to review and refine agenda, add topics of interest, and review and comment on materials to be delivered to the committee;

•	Every independent director has access to all committee materials;

•	Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board;

•	Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee); and

•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chairman and members of management.

•

Independent Directors Sessions. A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session without Mr. Bradway to review Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director and our lead independent director provides direct feedback to Mr. Bradway after these executive sessions.

•

Stockholder Engagement. Each year, we reach out to stockholders representing approximately 50% of our outstanding shares so that we are fully informed and able to carefully weigh the views of our stockholders. During our stockholder engagement discussions, many of our stockholders expressed support and confidence in our current governance structure. We have a long history of proactively responding to stockholder concerns and have strong stockholder rights, including proxy access, a majority voting policy for director elections, and providing stockholders the right to call special meetings of stockholders and act by written consent. Stockholders may also communicate with our Board directly as described on page 21.

Given the Company’s independent Board structure, the comprehensive role of the lead independent director and other strong corporate governance practices, the Board believes that separating the positions of Chairman and CEO would weaken the Company’s current leadership structure. The proposal would also deprive the Board of the valuable flexibility to exercise its business judgment in selecting the individual best suited to serve as Chairman in the future. Therefore, the Board does not believe that implementing the proposal would be in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO REQUIRE AN INDEPENDENT BOARD CHAIR.

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Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Under our written Approval of Related Party Transactions policy, a Securities and Exchange Commission, or SEC, related party transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors, or Board, one of our executive officers or a nominee to become a member of our Board; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

All potential related party transactions are presented to the Audit Committee for its consideration and, if the Audit Committee deems it appropriate, approval. The Audit Committee considers all relevant facts and circumstances available to it, including the recommendation of management. No member of the Audit Committee participates in any review, consideration, or approval of any related party transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related party transaction to the Audit Committee.

Related party transactions may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each scheduled meeting of the Audit Committee, management is required to update the Audit Committee as to any material changes to any approved or ratified related party transaction. A “SEC Related Party Transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including but not limited to any indebtedness or guarantee of indebtedness) between us and any of the persons listed in the first paragraph of this section. A related party transaction also includes any material amendment or modification to an existing related party transaction.

The Audit Committee has excluded each of the following related party transactions under the terms of our Approval of Related Party Transactions policy:

1.	Any matters related to compensation or benefits to the extent such compensation or benefits would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

2.

Transactions involving less than $120,000 (or such different amount as may require disclosure or approval under any future amendment to the rules and regulations of the SEC, including Item 404 of Regulation S-K, or the listing requirements of The NASDAQ Stock Market LLC, including Rule 5630) when aggregated with all similar transactions; or

3.	Transactions approved by another independent committee of the Board.

In deciding whether to approve or ratify a related party transaction, the Audit Committee will consider the following factors:

•	Whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Separately, to avoid even the appearance of a conflict of interest related to service on our Board, we require appropriate reporting of such service in scientific publications and presentations.

We are not aware of any related party transactions since the beginning of fiscal year 2019 that require disclosure under the SEC’s rules.

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Information Concerning Voting and Solicitation

Information Concerning Voting and Solicitation

General

The enclosed proxy is solicited on behalf of the Board of Directors, or Board, of Amgen Inc., a Delaware corporation, for use at our 2020 Annual Meeting of Stockholders, or Annual Meeting, to be held on Tuesday, May 19, 2020, at 11:00 A.M., Pacific Time, or any continuation, postponement, or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. After careful consideration, in light of the on-going developments related to the COVID-19 pandemic and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, Board of Directors, and employees, our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2020. You will not be able to attend the Annual Meeting in person.

Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AMGN2020 and using your control number.

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 7, 2020, to all stockholders entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Stockholder Meeting to Be Held on May 19, 2020.

This proxy statement, our 2019 annual report and our other proxy materials are available at: www.proxyvote.com. At this website, you will find a complete set of the following proxy materials: notice of 2020 Annual Meeting of Stockholders; proxy statement; 2019 annual report; and form proxy card. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.

What Are You Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•	The election of the 11 director nominees named herein to serve on our Board for a term of office expiring at the 2021 annual meeting of stockholders;

•	The advisory vote to approve our executive compensation;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2020;

•	One stockholder proposal, if properly presented at the Annual Meeting; and

•	Any other business as may properly come before the Annual Meeting.

Who Can Vote

The Board has set March 20, 2020, as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a stockholder of record of our Common Stock, $.0001 par value per share, or Common Stock, as of the close of business on March 20, 2020. You are entitled to one vote on each nominee’s election and on each other proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are in attendance or your shares are represented by a valid proxy.

Difference Between a Stockholder of Record and a “Street Name” Holder

If your shares are registered directly in your name in the records of the Company’s transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust, or other nominee, then the broker, bank, trust, or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust, or other nominee how to vote their shares using the methods described below under “Voting Your Shares.”

Shares Outstanding and Quorum

At the close of business on March 20, 2020, there were 587,762,539 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of the holders of a majority of

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Information Concerning Voting and Solicitation

the outstanding shares of our Common Stock entitled to vote constitutes a quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

•	You are in attendance at the Annual Meeting; or

•	Your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone, or over the Internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust, or other nominee submits a proxy covering your shares. Your broker, bank, trust, or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust, or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the chairman of the meeting or by the vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.

Voting Your Shares

You may vote by attending the Annual Meeting and voting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Shares Held as a Record Holder. If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the Internet, you may submit a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may submit a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

Shares Held in Street Name. If you hold your shares of Common Stock in street name, you will receive a Notice from your broker, bank, trust, or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust, or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker, bank, trust, or other nominee.

The Internet(1) and telephone voting facilities will close at 11:59 P.M., Eastern Time, on May 18, 2020. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust, or other holder of record by mail.

YOUR VOTE IS VERY IMPORTANT.

You should submit your proxy even if you plan to

attend the Annual Meeting.

Voting at the Annual Meeting

As discussed previously, after careful consideration, in light of the on-going developments related to the COVID-19 pandemic and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, Board of Directors, and employees, our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2020. You will not be able to attend the Annual Meeting in person.

To participate, vote, and examine our list of stockholders at the Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/AMGN2020 using the control number on the Notice, proxy card, or voting instruction form. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote while in attendance at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting. Please see the important instructions and requirements below regarding “Attendance at the Annual Meeting.”

To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2020. For shares held as a record holder or in street name, you will need the control number that appears on your Notice, proxy card, or voting instruction form.

Changing Your Vote

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) duly submitting a later-dated proxy over the Internet, by mail, or by telephone, (ii) delivering a written notice of revocation to the attention of the Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, or (iii) attending the Annual Meeting and voting at the Annual Meeting. Attendance at the Annual Meeting will not, by

(1)

Stockholders who submit a proxy through the Internet or telephone should be aware that they may incur costs to access the Internet or telephone, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder.

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itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust, or other nominee.

If You Receive More Than One Proxy Card or Notice

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Notice you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on March 20, 2020, are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS VERY IMPORTANT.

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of the 11 nominees listed in this proxy statement to serve on our Board for a term of office expiring at the 2021 annual meeting of stockholders;

•	FOR the advisory vote to approve our executive compensation;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2020; and

•	AGAINST the stockholder proposal to require an independent board chair, if properly presented.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question and therefore will have no effect on the outcome of the vote. Brokers generally have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. Brokers, however, do not have discretionary authority to vote on the election of directors to serve on our Board, on the advisory vote to approve our executive compensation, or on the stockholder proposal.

In their discretion, the proxy holders named in the proxy solicited by the Company are authorized to vote the proxies in their discretion on any other matters that may properly come before the Annual Meeting and any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no nomination was received on a timely basis, so no such matter may be brought to a vote at the Annual Meeting.

Inspector of Election and Counting of Votes

All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals, and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors. We have a majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against,” or “abstain” for each nominee. Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares in attendance at the Annual Meeting or represented by proxy. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. For these purposes, abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote on this proposal.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation contingent upon acceptance by the Board to the Board promptly after certification of the election results of the stockholder vote. The Governance and Nominating Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the

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election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

Management Proposals (Advisory Vote to Approve Our Executive Compensation and Ratification of Ernst & Young LLP) and Stockholder Proposal. The approval of the advisory vote to approve our executive compensation, the ratification of the selection of Ernst & Young LLP, and the stockholder proposal requires the affirmative votes of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” each proposal.

Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification. Brokers do not have discretionary authority to vote on the advisory vote to approve our executive compensation or the stockholder proposal. Broker non-votes, therefore, will have no effect on the advisory votes to approve our executive compensation or the stockholder proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly, and mailing of this proxy statement, the proxy, the Notice, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members. No additional compensation will be paid to our directors, officers, or staff members for such services. In addition, we have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of approximately $100,000 plus distribution costs and other costs and expenses. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting for the ten days prior to the Annual Meeting and also at the Annual Meeting.

Attendance at the Annual Meeting

Our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2020. You will be able to attend the Annual Meeting virtually, but not in person. The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the Internet at www.virtualshareholdermeeting.com/AMGN2020 and using your control number. We encourage our stockholders to access the meeting approximately 15 minutes in advance of the designated start time to test their devices’ audio systems.

Submitting Questions at the Annual Meeting

Once online access to the Annual Meeting is open, stockholders may submit questions, if any, on www.virtualshareholdermeeting.com/AMGN2020. To demonstrate proof of stock ownership, you will need to enter the control number provided with your Notice, proxy card, or voting instruction form to submit questions and vote at our Annual Meeting. Questions pertinent to meeting matters and that are submitted in accordance with our Rules of Conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Technical Assistance

Beginning immediately prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting, please call our support team at 800-586-1548 (U.S.) or 303-562-9288 (International).

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Other Matters

Stockholder Proposals for the 2021 Annual Meeting

Stockholder Proposals and Director Nominees for Inclusion in our 2021 Proxy Statement

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2021 annual meeting of stockholders. To be eligible for inclusion in our 2021 proxy statement, your proposal must be received by our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, no later than December 8, 2020, and must otherwise comply with Rule 14a-8 under the Exchange Act. While our Board of Directors, or Board, will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Director Nominations Pursuant to Our Bylaws. Our Amended and Restated Bylaws of Amgen Inc., or Bylaws, permit an eligible stockholder, or group of up to 20 eligible stockholders, owning Amgen stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in Amgen’s proxy materials director nominees constituting up to the greater of 20% of the Board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the Bylaws (“Proxy Access”). To nominate a director pursuant to Proxy Access at the 2021 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. A fully compliant nomination notice must be received by us no earlier than November 8, 2020, and no later than December 8, 2020, assuming the date of the 2021 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2020 Annual Meeting of Stockholders, or Annual Meeting, and such nomination notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799.

Stockholder Proposals and Nominees Brought at the 2021 Annual Meeting Without Inclusion in our 2021 Proxy Statement

Business Proposals and Nominations Pursuant to our Bylaws. To nominate a director or bring any other business before the stockholders at the 2021 annual meeting of stockholders that will not be included in our 2021 proxy statement pursuant to Rule 14a-8 or the Proxy Access provisions of our Bylaws, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. In addition, assuming the date of the 2021 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the Annual Meeting, you must notify us in writing and such notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 no earlier than January 19, 2021, and no later than February 18, 2021.

You may write to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our Bylaws. Also, our Bylaws are filed with the SEC as an exhibit to our Exchange Act reports and can be accessed through the SEC’s EDGAR system.

The chairman of the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2021 annual meeting of stockholders, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2021 annual meeting of stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers and banks with account holders who are our stockholders will be householding our proxy materials. A single Notice of Annual Meeting of Stockholders or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or bank that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.

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No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the SEC will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Disclaimer

This proxy statement contains statements regarding future individual and Company performance targets and Company performance goals. These targets and Company performance goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations with any other company, including BeiGene, Ltd., or the Otezla® (apremilast) acquisition, including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of March 26, 2020 and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be

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guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Other Matters

The Board knows of no matters other than those listed in the attached Notice of Annual Meeting of Stockholders that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

April 7, 2020

  ï 2020 Proxy Statement    103

Appendix A

Appendix A

Amgen Inc. Board of Directors

Guidelines for Director Qualifications and Evaluations

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1. Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

2. Candidate Identification and Evaluation Process

(a) For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b) In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

  ï 2020 Proxy Statement    A-1

Appendix B

Appendix B

Reconciliations of GAAP to Non-GAAP Measures

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Years ended December 31,

	2019	2018	2017
GAAP cost of sales	$4,356	$4,101	$4,069
Adjustments to cost of sales:
Acquisition-related expenses (a)	(1,291)	$(1,099)	$(1,126)
Certain net charges pursuant to our restructuring initiatives	—	$(1)	$—

Total adjustments to cost of sales	(1,291)	(1,100)	(1,126)

Non-GAAP cost of sales	$3,065	$3,001	$2,943

GAAP cost of sales as a percentage of product sales	19.6%	18.2%	18.7%
Acquisition-related expenses (a)	-5.8	-4.9	-5.2
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0

Non-GAAP cost of sales as a percentage of product sales	13.8%	13.3%	13.5%

GAAP research and development expenses	$4,116	$3,737	$3,562
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(87)	(78)	(77)
Certain net charges pursuant to our restructuring initiatives	(2)	(2)	(3)

Total adjustments to research and development expenses	(89)	(80)	(80)

Non-GAAP research and development expenses	$4,027	$3,657	$3,482

GAAP research and development expenses as a percentage of product sales	18.5%	16.6%	16.3%
Acquisition-related expenses (a)	-0.4	-0.4	-0.3
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	18.1%	16.2%	16.0%

GAAP selling, general and administrative expenses	$5,150	$5,332	$4,870
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(38)	(84)	(99)
Certain net charges pursuant to our restructuring initiatives	1	(16)	(2)
Other	—	—	(3)

Total adjustments to selling, general and administrative expenses	(37)	(100)	(104)

Non-GAAP selling, general and administrative expenses	$5,113	$5,232	$4,766

GAAP selling, general and administrative expenses as a percentage of product sales	23.2%	23.7%	22.3%
Acquisition-related expenses (a)	-0.2	-0.4	-0.4
Certain net charges pursuant to our restructuring initiatives	0.0	-0.1	0.0
Other	0.0	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	23.0%	23.2%	21.9%

See footnotes on page B-3.

  ï 2020 Proxy Statement    B-1

Appendix B

	Years ended December 31,

	2019	2018	2017
GAAP operating expenses	$13,688	$13,484	$12,876
Adjustments to operating expenses:
Adjustments to cost of sales	(1,291)	(1,100)	(1,126)
Adjustments to research and development expenses	(89)	(80)	(80)
Adjustments to selling, general and administrative expenses	(37)	(100)	(104)
Certain net charges pursuant to our restructuring initiatives (b)	(44)	7	(83)
Certain other expenses	—	(25)	—
Acquisition-related adjustments (c)	(22)	(296)	(292)

Total adjustments to operating expenses	(1,483)	(1,594)	(1,685)

Non-GAAP operating expenses	$12,205	$11,890	$11,191

GAAP operating income	$9,674	$10,263	$9,973
Adjustments to operating expenses	1,483	1,594	1,685

Non-GAAP operating income	$11,157	$11,857	$11,658

GAAP operating income as a percentage of product sales	43.6%	45.5%	45.8%
Adjustments to cost of sales	5.8	4.9	5.2
Adjustments to research and development expenses	0.4	0.4	0.3
Adjustments to selling, general and administrative expenses	0.2	0.5	0.4
Certain net charges pursuant to our restructuring initiatives	0.2	0.0	0.4
Certain other expenses	0.0	0.0	0.0
Acquisition-related adjustments (c)	0.0	1.3	1.4

Non-GAAP operating income as a percentage of product sales	50.2%	52.6%	53.5%

GAAP interest and other income, net	$753	$674	$928
Adjustments to other income (d)	—	(68)	—

Non-GAAP interest and other income, net	$753	$606	$928

GAAP income before income taxes	$9,138	$9,545	$9,597
Adjustments to operating expenses	1,483	1,594	1,685
Adjustments to other income (d)	—	(68)	—

Non-GAAP income before income taxes	$10,621	$11,071	$11,282

GAAP provision for income taxes	$1,296	$1,151	$7,618
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	329	362	538
Other income tax adjustments (f)	(32)	(15)	(6,120)

Total adjustments to provision for income taxes	297	347	(5,582)

Non-GAAP provision for income taxes	$1,593	$1,498	$2,036

GAAP tax as a percentage of income before taxes	14.2%	12.1%	79.4%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	1.1	1.6	-7.1
Other income tax adjustments (f)	-0.3	-0.2	-54.3

Total adjustments to provision for income taxes	0.8	1.4	-61.4

Non-GAAP tax as a percentage of income before taxes	15.0%	13.5%	18.0%

GAAP net income	$7,842	$8,394	$1,979
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,154	1,164	1,147
Other income tax adjustments (f)	32	15	6,120

Total adjustments to net income	1,186	1,179	7,267

Non-GAAP net income	$9,028	$9,573	$9,246

See footnotes on page B-3.

B-2       ï 2020 Proxy Statement

Appendix B

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per-share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share.

	Years ended December 31,
	2019		2018		2017
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$7,842	$9,028	$8,394	$9,573	$1,979	$9,246
Shares
Weighted-average shares for basic EPS	605	605	661	661	731	731
Effect of dilutive securities	4	4	4	4	4	4

Weighted-average shares for diluted EPS	609	609	665	665	735	735

Diluted earnings per share	$12.88	$14.82	$12.62	$14.40	$2.69	$12.58

The following table presents the computations Invested capital and Return on Invested capital.

	At December 31,
	2019	2018	2019 Average
Total assets	$59,707	$66,416	$63,062
less Cash, cash equivalents and marketable securities	(8,911)	(29,304)	(19,108)
less Total current liabilities	(12,835)	(13,488)	(13,162)

Invested capital	$37,961	$23,624	$30,792.5

2019 Non-GAAP Operating Income (per above)			$11,157
2019 After-tax factor (100% less Non-GAAP tax rate per above)			85.0%

2019 Non-GAAP Net Operating income after tax			$9,483

2019 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)			30.8%

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations.
(b)	For the years ended December 31, 2019 and 2017, the adjustments related primarily to severance expenses associated with our restructuring activities.
(c)	For the years ended December 31, 2018 and 2017, the adjustments related primarily to impairment of intangible assets acquired in business combinations.
(d)	For the year ended December 31, 2018, the adjustment related to the net gain associated with the Kirin-Amgen, Inc. acquisition.
(e)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for year ended December 31, 2019, was 22.2% compared 23.7% and 31.9% for 2018 and 2017, respectively.

(f)

For the year ended December 31, 2017, the adjustment related primarily to the impact of U.S. Corporate tax reform, including the repatriation tax on accumulated foreign earnings and the remeasurement of certain net deferred and other tax liabilities.

  ï 2020 Proxy Statement    B-3

SAMPLE

AMGEN INC. ONE AMGEN CENTER DRIVE THOUSAND OAKS, CA 91320-1799 ATTN: SECRETARY

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AMGN2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D08475-Z76923	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMGEN INC.

The Board of Directors recommends you vote “FOR” each listed nominee in item #1.

1.	To elect eleven directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2021 annual meeting of stockholders. The nominees for election to the Board of Directors are:		For	Against	Abstain

	1a.	Dr. Wanda M. Austin	☐	☐	☐			For	Against	Abstain

	1b.	Mr. Robert A. Bradway	☐	☐	☐		1j. Dr. Ronald D. Sugar	☐	☐	☐

	1c.	Dr. Brian J. Druker	☐	☐	☐		1k. Dr. R. Sanders Williams	☐	☐	☐

	1d.	Mr. Robert A. Eckert	☐	☐	☐	The Board of Directors recommends you vote “FOR” each of items #2 and #3.
	1e.	Mr. Greg C. Garland	☐	☐	☐
						2.	Advisory vote to approve our executive compensation.	☐	☐	☐
	1f.	Mr. Fred Hassan	☐	☐	☐

	1g.	Mr. Charles M. Holley, Jr.	☐	☐	☐	3.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2020.	☐	☐	☐

	1h.	Dr. Tyler Jacks	☐	☐	☐

	1i.	Ms. Ellen J. Kullman	☐	☐	☐
The Board of Directors recommends you vote “AGAINST” the Stockholder Proposal in item #4.

						4.	Stockholder proposal to require an independent board chair.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any continuation, postponement, or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SAMPLE

ANNUAL MEETING OF STOCKHOLDERS OF

AMGEN INC.

May 19, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.proxyvote.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2020:

The Notice of 2020 Annual Meeting of Stockholders, Proxy Statement, Form Proxy Card and 2019 Annual Report are available at www.proxyvote.com.

In light of the ongoing developments related to the COVID-19 pandemic, the Amgen Inc. 2020 Annual Meeting of Stockholders will be held solely by remote communication via the Internet at www.virtualshareholdermeeting.com/AMGN2020.

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named director nominees, FOR the advisory vote to approve our executive compensation, FOR ratification of the selection of Ernst & Young LLP as our independent registered public accountant, and AGAINST the Stockholder Proposal.

As of the date hereof, the undersigned hereby acknowledges receipt of the 2020 Proxy Statement and accompanying Notice of 2020 Annual Meeting of Stockholders to be held on May 19, 2020, Form Proxy Card, and the 2019 Annual Report.

In their discretion, the Proxy Holders (as defined below) are authorized to vote upon such other matters as may properly come before the 2020 Annual Meeting of Stockholders and at any continuation, postponement, or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2020 Annual Meeting of Stockholders.

By signing this proxy you revoke all prior proxies. This proxy will be governed by the laws of the State of Delaware and federal securities laws.

D08476-Z76923

AMGEN INC.

ONE AMGEN CENTER DRIVE, THOUSAND OAKS, CA 91320-1799
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2020

Robert A. Bradway, Peter H. Griffith and Jonathan P. Graham (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2020 Annual Meeting of Stockholders of Amgen Inc., to be held on Tuesday, May 19, 2020, at 11:00 A.M., Pacific Time, by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2020, and at any continuation, postponement, or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

SAMPLE

THIS IS A VOTING INSTRUCTION FORM.

You are receiving this voting instruction form because you hold shares in the above Security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on

VOTING INSTRUCTIONS

X

D10017-P36263
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION.

						Please check this box if you plan to attend the Meeting online and vote these shares	☐
The Board of Directors recommends you vote “FOR” each listed nominee in item #1.

1.	To elect eleven directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2021 annual meeting of stockholders. The nominees for election to the Board of Directors are:	For	Against	Abstain	The Board of Directors recommends you vote “FOR” each of items #2 and #3.		For	Against	Abstain

1a.	Dr. Wanda M. Austin	☐	☐	☐	2.	Advisory vote to approve our executive compensation.	☐	☐	☐
1b.	Mr. Robert A. Bradway	☐	☐	☐
					3.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2020.	☐	☐	☐
1c.	Dr. Brian J. Druker	☐	☐	☐

1d.	Mr. Robert A. Eckert	☐	☐	☐

1e.	Mr. Greg C. Garland	☐	☐	☐	The Board of Directors recommends you vote “AGAINST” the Stockholder Proposal in item #4.		For	Against	Abstain

1f.	Mr. Fred Hassan	☐	☐	☐

1g.	Mr. Charles M. Holley, Jr.	☐	☐	☐	4.	Stockholder proposal to require an independent board chair.	☐	☐	☐

1h.	Dr. Tyler Jacks	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any continuation, postponement, or adjournment thereof.
1i.	Ms. Ellen J. Kullman	☐	☐	☐

1j.	Dr. Ronald D. Sugar	☐	☐	☐

1k.	Dr. R. Sanders Williams	☐	☐	☐

		Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date